Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

Among

NANO DIMENSION LTD.

NANOFABRICA LTD.

PERRYLLION LTD., AS HOLDER REPRESENTATIVE

and

THE SELLING SHAREHOLDERS

Dated as of April 26, 2021

i

Section 12.07	Severability.	80

Section 12.08	Counterparts.	80

Section 12.09	Rules of Construction.	81

Section 12.10	Specific Performance.	81

Section 12.11	Amendments and Waivers.	81

Section 12.12	Binding Effect; Benefit; Assignment.	81

Section 12.13	No Right of Setoff.	81

Exhibits and Schedules

Exhibit A – Escrow Agreement

Exhibit B – Written Declaration of Loss or Destruction

Exhibit C – Share Transfer Deeds

Exhibit D – Director Resignation Letters

Exhibit E – Company Closing Certificate

Exhibit F – Form of Lock-Up Agreement

Exhibit G – Employment Agreement

Exhibit H – Holdback Agreement

Exhibit I – Legal Opinion

Schedule 1 – Selling Shareholders

Schedule 2 – Knowledge Group

v

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of April 26, 2021 (the “Effective Date”), is entered into by and among Nano Dimension Ltd., (the “Purchaser”), Nanofabrica Ltd., an Israeli company (the “Company”), Perryllion Ltd., solely in its capacity as the representative of the Contributing Securityholders (the “Holder Representative”), and each of the Founders and holders of Company Shares identified on Schedule 1 (the “Selling Shareholders”).

WHEREAS each Selling Shareholder is the record owner of the number of Company Shares (as defined below) set forth opposite such Selling Shareholder’s name on Section 3.03(a) of the Company Disclosure Schedule;

WHEREAS the Selling Shareholders are the record owners of, in the aggregate, 100% (one hundred percent) of the issued and outstanding Company Shares;

WHEREAS the Parties intend, subject to the terms and conditions herein, to effect an acquisition by the Purchaser, of all of the issued and outstanding share capital of the Company, by way of a share purchase of all of the issued and outstanding share capital of the Company;

WHEREAS as further provided in this Agreement, Purchaser shall have certain indemnification rights against the Indemnifying Persons (as defined below), and will deposit with the Escrow Agent the Escrow Fund otherwise payable by Purchaser to the Indemnifying Persons as security for indemnification obligations, which shall be held in accordance with the provisions of an escrow agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”); and

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) and the Selling Shareholders have carefully considered the terms of this Agreement and have determined that the terms and conditions of the transactions contemplated hereby, including the Transactions, are fair to and in the best interests of, and are advisable to, the Company and the Equityholders (as defined below), and the Company Board of Directors unanimously recommended that the Selling Shareholders vote for the approval of this Agreement and the transactions contemplated hereby and the Selling Shareholders have duly approved and adopted the execution and delivery of this Agreement and the performance of the transaction contemplated hereby in accordance with the Articles and the Companies Law (the “Shareholders Resolution”).

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Founders shall be executing and delivering to Purchaser (i) an employment agreement addendum in the form attached hereto as Exhibit B (the “Founders’ Employment Agreement”), (ii) a Holdback Agreement, solely with respect to the Holdback Stock Consideration (as defined below), in the form attached hereto as Exhibit C (the “Holdback Agreement”), and (iii) a Lock-Up Agreement, solely with respect to the Independent Stock Consideration, in the form attached hereto as Exhibit D (the “Lock-Up Agreement”), in each case to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties hereto, intending to be legally bound, agree as follows:

Article I
Definitions

Section 1.01 Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

“102 Trust Period” shall mean the minimum trust period required by the capital gains track of Section 102(b)(2) of the Ordinance.

“104H Interim Ruling” shall mean an interim approval confirming, among other matters, that Purchaser and anyone acting on its behalf shall be exempt from Israeli withholding Tax in relation to any payments made with respect to an Electing Holder and in relation with any issuance of Purchaser Common Stock.

“104H Tax Ruling” shall have the meaning ascribed to such term in Section 2.09(c).

“102 Trustee” shall mean I.B.I Trust Management Ltd., solely in its capacity as to act as a trustee for the purposes of Section 102 as it pertains to the Assumed Options which are Section 102 Options, the Section 102 Shares and the Section 102 Options.

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Company, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company; and (b) all other accounts or notes receivable of the Company.

“Acquisition Proposal” means, other than the Transactions pursuant to this Agreement, any of the Documents or any inquiry, offer, proposal or indication of interest or alternative transaction proposed by Purchaser or any of its Affiliates, any transaction or series of transactions involving: (i) the sale, exclusive license, disposition or acquisition of all or substantially all of the business of the Company and/or its Subsidiary, (ii) the issuance, disposition or acquisition of (a) any shares or other equity security of the Company and/or its Subsidiary (other than the exercise or conversion of any Company Shares, Vested Company Options, Company Warrant or any other convertible securities of the Company in connection with the Transactions ), (b) any subscription, option, call, warrant, preemptive right, right of first refusal or any other right (whether or not exercisable) to acquire any shares or other equity security of the Company in connection with the Transactions, (c) any security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other equity security of any the Company in connection with the Transactions, or (d) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

“ADS” means stage 3 American Depositary Shares.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by or under common Control with, such Person; provided that with respect to any venture capital fund the term “Affiliate” shall not include any portfolio company that may otherwise fall under the definition of “Affiliate”.

“Agreed Amount” shall have the meaning ascribed to such term in Section 10.03(j).

“Aggregate Consideration” means (i) the Base Closing Consideration, less (ii) the Company Debt, plus (iii) any Net Working Capital Excess, less (iv) any Net Working Capital Deficit, less (v) the Transaction Expenses, less (vi) the Rep Expense Amount, plus (vi) the aggregate Vested Options Exercise Price remaining unpaid at Closing (up to a cap of US$29,000).

“Annual Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Articles” means the Amended and Restated Articles of Association of the Company in effect as of the Closing.

“Audit” means any audit, assessment, or other inquiry or examination relating to Taxes by any Tax Authority (or any third party to whom a Tax is required to be paid) or any administrative or judicial proceeding relating to Taxes.

“Base Closing Consideration” means an amount equal to US$ 60,000,000.

“Business” means the business of the Company as currently conducted or as currently contemplated to be conducted, in the absence of the Transactions and implication thereon on the Company's proposed business following the Closing (if any).

“Business Day” means any day that is not a Friday, Saturday, Sunday or other day on which banks are required to be closed in the State of New York or in the State of Israel.

“Business Relationship” means service to the Company or its successor in the capacity of an employee, officer, director or consultant.

“Change of Control Payments” means any amount payable by the Company pursuant to an obligation by the Company under a plan or agreement of the Company in effect prior to the Closing to any Person (including any Company Employee or former employees of the Company) as a result of or in connection with the Transactions, including to the extent attributed to the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions (other than acceleration of Company Options in effect on the Closing and as disclosed in the Company Disclosure Schedule); but excluding in all cases: (a) any Transaction Expenses; and (b) any payments made pursuant to obligations of the Company in this Agreement.

“Claimed Amount” shall have the meaning ascribed to such term in Section 10.03(j).

“Closing” shall have the meaning ascribed to such term in Section 2.12.

“Closing Date” shall have the meaning ascribed to such term in Section 2.12.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the balance sheet included in the Interim Financial Statements.

“Company Board of Directors” shall have the meaning ascribed to such term in the Recitals.

“Company Cash” shall mean, as of the Closing Date, without duplication, the aggregate of all the Company's cash and cash equivalents in hand and, to the extent not already reflected in cash and cash equivalents, all cash deposits (including cash deposit with any financial, banking, lending or other similar institution as recorded in banking statements), in each case as determined in accordance with GAAP.

“Company Closing Certificate” shall have the meaning ascribed to such term in Section 8.02.

“Company Debt” shall mean as of the Closing Date, without duplication, the Indebtedness of the Company, whether or not recognized as such in accordance with GAAP (but excluding any grants received or royalty payments due to any of the IIA Grants (as such term is defined in the Disclosure Schedule), and including those resulting from (or otherwise becoming due pursuant to) the transactions contemplated hereunder.

“Company Disclosure Schedule” means the disclosure schedules of the Company regarding this Agreement that has been delivered by the Company to Purchaser concurrently herewith.

“Company Employee” means any current employee of the Company.

“Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or is required to be contributed to, by the Company for the benefit of any Company Employee or former employee, or with respect to which the Company has or may have any liability or obligation.

“Company Intellectual Property” means all Intellectual Property used, licensed to use, or held for use in the Business by the Company as of the Closing.

“Company Intellectual Property Registrations” means all of the Intellectual Property Registrations owned by, under obligation of assignment to, or filed in the name of, of all ownership rights exclusively to the Company.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned by the Company.

“Companies Law” means the Companies Law 5759-1999 of the State of Israel.

“Company Option” shall have the meaning ascribed to such term in Section 3.03.

“Company Optionholder” means a holder of a Company Option.

“Company Option Plan” means the Company’s 2018 Share Incentive Plan.

“Company Ordinary Shares” means the ordinary shares of the Company, nominal value NIS 0.01 each.

“Company Patents” means the Patents included in the Company Registered Intellectual Property.

“Company Preferred Shares” means the Company’s Seed Shares, Company’s Seed-1 Shares, Company’s Preferred A Shares and Company’s Preferred A-1 Shares.

“Company Preferred A Shares” means Company’s Preferred A Shares, par-value NIS 0.01 each.

“Company Preferred A-1 Shares” means Company’s Preferred A-1 Shares, par-value NIS 0.01 each.

“Company Products” means all products, devices, controllers, architecture, technology, software, firmware or service offerings developed by and/or in favor of the Company (but excluding off-the-shelf software) that have been marketed, sold, or distributed prior to the Effective Date by or on behalf of the Company, including any such products, devices, controllers, architecture, technology, software, firmware or service offerings which are under development, and including any such products, devices, controllers, architecture, technology, software, firmware or service offerings that form the basis, in whole or in part, of any revenue or business projection.

“Company Registered Intellectual Property” means all of the Intellectual Property covered by the Company Intellectual Property Registrations.

“Company Securities” means collectively, the Company Shares and the Vested Company Options.

“Company Shares” means collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Seed Shares” means Company’s Seed Shares, par-value NIS 0.01 each.

“Company Seed-1 Shares” means Company’s Seed-1 Shares, par-value NIS 0.01 each.

“Company Warrantholder” means a holder of a Company Warrant.

“Company Warrants” means the Tmura Warrant and any other warrant to purchase Company Shares, outstanding prior to Closing.

“Confidentiality Agreement” shall have the meaning ascribed to such term in Section 12.04.

“Confidential Information” means all non-public information constituting or relating to Intellectual Property relating to the Company, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and Contractor contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and its customers and vendors and all such similar information of Purchaser received by the Company or any Selling Shareholder and their respective Representatives in connection with this Agreement; provided, however, “Confidential Information” shall not include information which (i) is or becomes generally available to the public or general industry knowledge other than as a result of a breach of this Agreement or the Confidentiality Agreement by any Party; and (ii) is or becomes available to any Party on a non-confidential basis from a source other than the Company, provided, that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information.

“Consent” means any approval, consent, ratification or permission.

“Contested Amount” shall have the meaning ascribed to such term in Section 10.03(j).

“Consideration Allocation Certificate” means a spreadsheet delivered by the Company to the Purchaser at or any time prior to the Closing Date, setting forth, as of the Closing Date, the following factual information: (A) with respect to each holder of Company Securities: (i) the name of such holder of Company Securities, his/her/its addresses, and e-mail address, telephone number, and Israeli / foreign identification numbers, plus filled out “accredited investors” questionnaire in a form provided by Purchaser, to the extent applicable; (ii) the number (and class) of Company Shares held by such holder of Company Securities (including any Company Shares issued pursuant to the exercise of Company Warrants or Vested Company Options held by each such holder of Company Securities(; (iii) the portion of the Total Consideration payable to each holder of Company Securities, based on the terms herein; (iv) the portion contributed by such holder of Company Securities to the Escrow Fund (based on the applicable Indemnity Escrow Pro Rata Share); and (v) the portion contributed by such holder of Company Securities to the Rep Expense Amount; and (B) with respect to each holder of Unvested Company Options: (i) the name of such holder of Unvested Company Options, his/her addresses, and e-mail address, and telephone number; and (ii) the number of Unvested Company Options held by such holder of Unvested Company Options.

“Consideration Shares” mean Purchaser’s Common Stock.

“Contractor” shall have the meaning ascribed to such term in Section 3.16(d).

“Contracts” means any and all legally binding written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto) of any nature to which the Company is a party to as of the Closing, including loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, instruments, commitments, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Contributing Securityholder” shall mean, each (i) Selling Shareholder; (ii) holder of Vested Company Options; and (iii) holder of Company Warrant.

“Control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or Intellectual Property, or other software or other Intellectual Property subject to such license incorporated into, derived from, used, or distributed with such software or Intellectual Property: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Current Assets” means Company Cash, accounts receivable, and prepaid expenses; provided, however, that Current Assets shall specifically exclude any income tax asset (current or deferred), all, in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued expenses and deferred revenue; provided, however, that Current Liabilities shall specifically exclude Indebtedness and any income tax liabilities (current or deferred). For the avoidance of doubt, any credit card payables (or accrued but unpaid liabilities due with respect to any credit card) will be treated as Current Liabilities rather than Indebtedness, all, in accordance with GAAP.

“Documents” means this Agreement (including the Company Disclosure Schedule), the Escrow Agreement, the Payment Agent Agreement, the Holdback Agreement, and any other certificates or agreements delivered pursuant hereto or thereto.

“Domain Names” means registered Internet domain names.

“Effective Purchaser Stock Price” means the volume weighted average of the closing sale prices for one share of Purchaser Common Stock as quoted on the NASDAQ Global Select Market over the thirty (30) Trading Days immediately prior to the Closing Date.

“Environmental Laws” means all applicable foreign, federal, state, district and local Laws currently in effect relating to pollution or protection of the environment, including (a) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, industrial materials, wastes or other substances into the environment; (b) the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Materials, (c) the health and safety of persons (including employees) or property; and (d) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide, Rodenticide Act, the Atomic Energy Act, the Emergency Planning and Community Right-to-Know Act or any similar applicable Israeli or foreign Law.

“Equityholder” means holder of (i) Company Shares, (ii) Vested Company Options or (iii) Company Warrants.

“Equityholder Claim” shall have the meaning ascribed to such term in Section 2.06.

“Escrow Fund” means, at the Closing, an amount in cash of US$ 6,300,000 in cash contributed solely by the Financial Shareholders at the Closing, in accordance with the Pro Rata Escrow Amount, and thereafter increased by way of contribution of Holdback Stock Consideration, as prescribed under the Holdback Agreements.

“Escrow Agreement” shall have the meaning ascribed to such term in the Recitals.

“Escrow Agent” shall have the meaning ascribed to such term in the Recitals.

“Escrow Period” means, the period commencing on the Closing Date and ending on the lapse of thirty (30) months thereafter, at 9:00 p.m. Pacific Time.

“Exchange Act” means the US federal Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Financial Shareholders” means, the Equityholders, other than the Founders.

“Financial Statements” means, collectively, the Annual Financial Statements and the Interim Financial Statements.

“Founder(s)” means each of Mr. Jon Donner and Mr. Eyal Shelef.

“Fundamental Documents” means articles of association or certificate of incorporation and bylaws, including all amendments thereto, as existing on the Effective Date.

“GAAP” means U.S. generally accepted accounting principles.

“General Enforceability Exceptions” shall have the meaning ascribed to such term in Section 3.02.

“Governmental Authority” means any government, legislative, executive, judicial, quasi-governmental or regulatory body thereof, and any court, administrative agency, tax authority, agency, department, board, commission tribunal or arbitrator(s) of competent jurisdiction (anywhere in the world), and any governmental or non-governmental self-regulatory organization, agency or authority.

“Gross Margin” means, for the respective period, a quotient of (1) Company’s Revenues, minus the cost of goods sold in accordance with IFRS, divided by (2) Company’s Revenues (as properly adjusted in accordance with standard practices in case of reorganization of Company).

“Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, and any other infectious, carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation or remediation under applicable Environmental Laws. The term “Hazardous Materials” includes petroleum and/or petroleum by-products, urea formaldehyde, flammable, explosive and radioactive materials, radon gas, PCBs, pesticides, herbicides, asbestos, silica, acids, metals and solvents.

“Holder Representative” shall have the meaning ascribed to such term in the Recitals.

“IFRS” means International Financial Reporting Standards.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments for the payment of which such Person is responsible or liable; (c) all reimbursement obligations of such Person with respect to letters of credit and similar instruments; (d) all obligations of such Person under conditional sale; (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which shall be deferred beyond the date on which the purchase is actually consummated); (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all obligations of such Person under forward sales, futures, options, swaps, collars, caps and other similar hedging arrangements (including interest rate hedging or protection agreements); (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that the entire payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered; (i) all guaranties by such Person of obligations of others; and (j) all liabilities of such Person under leases required to be accounted for as capital leases under GAAP.

“Indemnifying Persons” shall have the meaning ascribed to such term in Section 10.02.

“Indemnity Escrow Pro Rata Share” shall mean, with respect to each Indemnifying Person, a percentage at the time upon which the Indemnifying Persons are required to indemnify any Purchaser Indemnified Party in accordance with the provisions of Article X, equal to the quotient obtained by dividing: (w) the aggregate value of any consideration placed by such Indemnifying Person (or Paying Agent) in escrow with the Escrow Agent as part of the Escrow Fund; by (x) the total Escrow Fund actually held at such time by the Escrow Agent.

“Indemnity Pro Rata Share” shall, subject to the provisions of Section Section 10.03(c), mean with respect to each Indemnifying Person, a percentage equal, at the time upon which the Indemnifying Persons are required to indemnify any Purchaser Indemnified Party in accordance with the provisions of Article X, to the quotient obtained by dividing: (w) the portion of the Total Consideration actually paid or distributed up until such time to such Indemnifying Person hereunder; by (x) the Total Consideration actually paid or distributed up until such time (in each case giving no effect to any withholdings pursuant to Section 2.09 or to any indemnification obligation pursuant to Article X).

“Insurance Policies” shall have the meaning ascribed to such term in Section 3.20.

“Intellectual Property” means all (a) technology, including without limitation technology, processes for manufacturing, testing and validation, proprietary information and materials, and inventions (whether or not patentable or reduced to practice) and invention disclosures; (b) trade secrets and other Confidential and proprietary know-how, methodologies, processes, technical data, customer lists, customer contact information, and customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps; (c) databases and data collections, computer programs, software (including all source code and object code), models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, product user manuals, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, product designs, reference designs and product specifications and documentation, mask works, integrated circuit topographies, works of authorship of any kind (whether or not published); (d) trademarks, service marks, product names, product packaging, trade dress, designations of origin, trade names and logos relating to any of the foregoing; and (e) improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

“Intellectual Property Contracts” shall have the meaning ascribed to such term in Section 3.13.

“Intellectual Property Registrations” means all: (i) registered Patents, including applications therefor; (ii) registered Trademarks and applications therefor, including intent-to-use applications; (iii) Copyright registrations and applications therefor; (iv) Domain Name registrations; (v) mask works and integrated circuit topography registrations and applications therefor; (vi) industrial design registrations and applications therefor; and (vii) other applications, certificates, filings, registrations or other documents issued by, filed with, or recorded by, any Governmental Authority in connection with any Intellectual Property Rights.

“Intellectual Property Rights” means all worldwide common law and statutory intellectual property rights in Intellectual Property arising from and/or associated with the Company Product, including the following: (i) United States and foreign patents and utility models and applications therefor and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) trade secrets, confidential information, know-how and proprietary information arising from or relating to Intellectual Property (“Trade Secrets”); (iii) copyrights, copyrights registrations and all applications therefor and renewals thereof (“Copyrights”); (iv)  Domain Names; (v) industrial design rights; (vi) trade names, logos, slogans, trade dress, common law trademarks and service marks and goodwill associated with any of the foregoing (“Trademarks”); (vii) mask work and integrated circuit topography and registrations and applications therefor; (viii) moral and economic rights of authors and inventors, however denominated, and, (ix) registrations and applications of industrial designs and any registrations and applications therefor;.

“Interim Financial Statements” shall have the meaning ascribed to such term in Section 3.06.

“Interim Option Ruling” shall have the meaning ascribed to such term in Section 2.11.

“Invention Assignment Agreements” shall have the meaning ascribed to such term in Section 3.13.

“Investors’ Rights Agreement” shall mean that certain Amended and Restated Investors’ Rights Agreement dated as of March 26, 2020, by and among the Company, the Founders and the Investors listed therein.

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto, including its agents, representatives, and attorneys.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended, and the rules and regulations promulgated thereunder.

“Israeli Option Tax Ruling” shall have the meaning ascribed to such term in Section 2.11.

“ITA” means the Israel Tax Authority.

“Knowledge” means, (a) with respect to the Company, (i) the actual knowledge of the individuals listed on Schedule 2 (the “Knowledge Group”), and (ii) the facts or circumstances that would be known after reasonable inquiry that would have been conducted by the individuals listed on Schedule 2, in each case which is reasonable in the course of preforming such individual’s duties; and (b) with respect to any other Person, the actual knowledge of such Person.

“Latest Balance Sheet Date” shall have the meaning ascribed to such term in Section 3.06.

“Law” means each provision of any currently existing applicable Israeli, federal, provincial, state, local or foreign law, statute, bylaw, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the principles of common law of any applicable jurisdiction.

“Lease(s)” means all leases, subleases, or other agreements pursuant to which the Company use or occupy, or have the right to use or occupy, any of the Leased Real Property, and all rights associated therewith.

“Leased Real Property” means the real property leased in the name of the Company or used or held for use primarily in connection with the conduct of the Business, as now conducted together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Liability” or “Liabilities” means any and all debts, liabilities, payables, commitments, obligations, and the costs or expenses related thereto, whether absolute or contingent, liquidated or unliquidated, secured or unsecured, matured or unmatured, determined or undeterminable, and whether or not accrued or reflected on a balance sheet, including those arising under any Law, Contract or Proceeding (regardless of whether such liabilities arising under such Law, Contract or Proceeding are required to be reflected on a balance sheet in accordance with GAAP), and in order to remove any doubt, including outstanding obligations vis-a-vis the IIA (whether or not contingent).

“Lien” shall mean any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever (other than general restrictions under applicable Laws).

“Losses” means without duplication, all actual losses, damages, Liabilities, dues, penalties, fines, costs, obligations, Taxes, settlements, compromises judgments, assessments, expenses and reasonable fees incurred directly in connection therewith, including court costs and reasonable attorneys’, contractors, accountants’, and other professional fees and expenses actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree, or ruling or enforcement of rights hereunder and whether or not deriving out of a third party claim.

“Material Adverse Effect” means any event, change or effect that (x) is, either individually or in the aggregate, materially adverse effect to the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company, or (y) either individually or in the aggregate, prevent the Selling Shareholders’ ability to consummate the Transaction; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any of the following, if directly resulting or arising from (i) any effects resulting from conditions generally affecting the industry or industries in which the Company participates or the Israeli, U.S. or global economy or capital markets as a whole to the extent that such conditions do not have a disproportionate impact on the Company when compared to other companies in the industries in which the Company participates; (ii) effects resulting from the execution of this Agreement or announcement or pendency of the Transactions including the impact thereof on (1) relationships, contractual or otherwise, with customers, suppliers, distributors, employees or partners, (2) any resulting actions of competitors of the Company, and (3) any resulting shortfalls or declines in revenue, margins or profitability; (iii) general economic, business, financial markets or political conditions (to the extent that such conditions do not have a materially disproportionate impact on the Company when compared to other companies in the industries or geographies in which the Company participates); (iv) with respect to the Company, failure to meet any projections or forecasts, in and of itself; (v) acts of God or other calamities, natural disaster, national or regional political or social conditions, including acts of god, stoppages or shutdowns of any Governmental Authority, any declaration of war, hostilities, act of terrorism, military actions, pandemics, epidemics (including the Covid-19) or disease outbreaks or any escalation or material worsening of any such stoppages or shutdowns, in each case, existing or underway as of the date hereof; (vi) changes in applicable Laws or in generally accepted accounting rules or principles or accounting standards, or changes in general legal, regulatory or political conditions; (vii) any action taken by the Company that is required under or otherwise consummate the Transactions (including this Agreement; (viii) any Law or any directive, pronouncement or guideline issued by a Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, the COVID-19 pandemic; or (ix) any action taken or omitted to be taken at the prior written request or with the written consent of Purchaser.

“Material Contract” means any Contract identified or required to be identified in Section 3.12(a) of the Company Disclosure Schedule.

“Net Working Capital” means, as of 11:59 p.m. Israel time on the day immediately prior to the Closing Date, the amount equal to (i) the Current Assets of the Company, minus (iii) the Current Liabilities of the Company, in each case calculated as of the close of business on the Closing and in accordance with GAAP, as illustrated under the Consideration Allocation Certificate.

“Net Working Capital Deficit” shall mean the amount, if any, by which the Target Net Working Capital exceeds the Net Working Capital.

“Net Working Capital Excess” shall mean the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital.

“Officer’s Claim Notice” shall have the meaning ascribed to such term in Section 10.05.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Order” means any judgment, writ, decree, injunction, order, compliance agreement or settlement agreement of or with any Governmental Authority or arbitrator.

“Ordinance” means the Israel Income Tax Ordinance [New Version] 5721-1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time, including, and publications and clarifications issued by the ITA.

“Ordinary Course” means the ordinary and usual course of operations of the Business of the Company, consistent with its past custom and/or practice.

“Party”, “Parties” or “parties hereto” means, prior to Closing, the Selling Shareholders and the Company, on the one hand, and Purchaser, on the other and, after the Closing, the Selling Shareholders, Equityholders, on the one hand, and Purchaser and the Company, on the other.

“Paying Agent” shall have the meaning ascribed to such term in the Recitals.

“Paying Agent Agreement” means the Paying Agent Agreement to be entered between the Purchaser, the Company, the Paying Agent and the Holder Representative.

“Per Share Amount” means such amount set forth under the Consideration Allocation Certificate.

“Permits” means any permit, license, authorization, registration, certificate, variance or similar right issued or granted by any Governmental Authority (but excluding registrations of Intellectual Property Rights).

“Permitted Liens” means (a) statutory liens for Taxes accrued but not yet due and payable nor delinquent or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (b) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law, (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (e) liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods in the ordinary course of business consistent with past practice, (f) the items set forth in Section 3.18(b) Company Disclosure Schedule.

“Person” means any individual, corporation (including any nonprofit corporation), company, partnership (limited or general), limited liability company, joint venture, association, estate, trust or unincorporated organization, labor union, Governmental Authority or other entity.

“Personal Information” means data in the control of the Company that relates to an identified or identifiable individual, including name, address, telephone number, electronic mail address or other online contact information, unique government-issued identifier, bank account number or credit card number, or unique identifier, including unique mobile device identifier, I.P. address, screen name or cookie identifier.

“Privacy Rights” mean rights respecting (i) privacy generally, (ii) the obtaining, storing, using or transmitting of Personal Information of any type, whether via electronic means or otherwise, and (iii) use of spyware and adware, to the extent applicable to the Company.

“Proceeding” means any civil, criminal or administrative action, lawsuit, arbitration, proceeding, hearing, charge, complaint, citation, assessment, Audit, examination or other legal, governmental, administrative or arbitral proceeding, investigation or inquiry, conducted or heard by or before, or otherwise involving any court or other Governmental Authority or any arbitrator or arbitration panel.

“Purchaser Indemnified Parties” shall have the meaning ascribed to such term in Section 10.02.

“Purchaser Common Stock” means the ADS representing Ordinary Shares of Purchaser, par value NIS 5.00, each issued hereunder pursuant to the terms hereof.

“Related Parties” shall have the meaning ascribed to such term in Section 3.31.

“Released Parties” shall have the meaning ascribed to such term in Section 2.05.

“Rep Expenses” shall have the meaning ascribed to such term in Section 11.02.

“Rep Expense Amount” shall mean an amount of US$ 60,000.

“Representative” of a Person means such Person’s directors, officers, employees, agents and advisors (including attorneys, accountants, Contractors, bankers or financial advisors), as applicable.

“Response Notice” shall have the meaning ascribed to such term in Section 10.03(j).

“Revenues” means gross recognized revenues of the Company during a specified period as determined using IFRS method of accounting.

“Rules” shall have the meaning ascribed to such term in Section 12.07.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and shall include such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person's capital stock, membership interests, partnership interests or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“SEC Reports” means the reports, schedules, forms, statements and other documents required to be filed by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Purchaser was required by law or regulation to file such material).

“Section 3(i) Options” shall mean any Company Option granted and subject to Taxes pursuant to Section 3(i) of the Ordinance.

“Section 102” means Section 102 of the Ordinance.

“Section 102 Options” shall mean Company Options granted and subject to Taxes pursuant to Section 102(b)(2) of the Ordinance.

“Section 102 Securities” shall mean Section 102 Shares and Section 102 Options.

“Section 102 Shares” shall mean Company Shares issued upon exercise of Section 102 Options.

“Selling Shareholders” shall have the meaning ascribed to such term in the Recitals.

“Stipulated Amount” shall have the meaning ascribed to such term in Section 10.03(j).

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations controlled directly or indirectly by such Person; provided that with respect to any venture capital fund the term “Subsidiary” shall not include any portfolio company that may otherwise fall under the definition of “Subsidiary”.

“Target Net Working Capital” means US$$2,303,672.

“Tax” means any and all taxes, including any net income, gross income, gross receipts, branch profits, sales, use, value added, transfer, franchise, profits, license, registration, documentary, conveyancing, gains, withholding, national insurance (‘bituach leumi’), national health insurance (‘bituach briyut’) and other payroll taxes, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit, custom duty, escheat, or other related taxes, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, inflation linkage (‘hefreshei hatzmada’), penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (Israeli, United States (federal, state or local) or foreign).

“Tax Authority” means the IRS, ITA and any state, local, or foreign Governmental Authority responsible for the assessment, collection, imposition or administration of any Taxes.

“Tax Return” means any income and other material returns, reports, information returns, declarations, statements, certificates, bills, schedules, documents, claims for refund, or other written information of or with respect to any Tax which is supplied to or required to be supplied to any Tax Authority (or to any third party to whom a Tax is required to be paid), including any and all attachments, amendments and supplements thereto.

“Tmura Warrant” shall mean the Warrant to Purchase Ordinary Shares by and between the Company and Tmura R.A, dated as of June 28, 2020.

“Total Consideration” means the sum of the Aggregate Financial Shareholders Consideration and the Founders Aggregate Consideration.

“Trading Day(s)” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the markets or exchanges on which the Purchaser Common Stock are listed or quoted for trading on the date in question.

“Transaction Expenses” means, without duplication, all costs, fees and expenses of third parties incurred or due and payable by the Company related directly to the Transactions and the efforts to consummate the Transactions, whether incurred in connection with this Agreement or otherwise (except for fees and expenses of the Paying Agent and Escrow Agent, pursuant to the terms of the Escrow Agreement and the Paying Agent Agreement), including, all legal fees, accounting, tax, investment banking fees or other expenses (excluding, in connection with any expense, recoverable VAT, to the extent there are any).

“Transactions” means the transactions contemplated by this Agreement and any ancillary agreement thereto.

“Unvested Company Options” shall have the meaning ascribed to such term in Section 2.10(a).

“Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in form and substance reasonably satisfactory to Purchaser and/or the Paying Agent (which for the avoidance of doubt includes, upon the Purchaser's written request, the Purchaser’s opportunity to review the application to the ITA with respect to the Founders only), that is applicable to the payments to be made to any Person pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such payment or providing other instructions regarding such payment or withholding. For the sake of clarity, the 104H Tax Ruling, 104H Interim Ruling, the Interim Option Ruling and the Israeli Option Tax Ruling are Valid Tax Certificates.

“Vested Company Options” shall have the meaning ascribed to such term in Section 2.10(a).

“Vested Options Exercise Price” means the exercise price of each Vested Company Option.

“Warrant Shares” shall mean the shares that are issuable pursuant to the provisions of the Tmura Warrant.

“Warranty Obligations” shall have the meaning ascribed to such term in Section 3.24.

Section 1.02 Definitional and Interpretative Provisions.

(a) The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.

(c) All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

(e) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.

(f) All references to time shall refer to Israel time.

(g) Any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.

(h) The term “foreign” when used with respect to applicable Law or a Governmental Authority shall refer to all jurisdictions other than Israel or the United States.

(i) The term “Dollar”, “$”, or USD shall refer to the currency of the United States of America. When such reference is made and the actual liability or payment is set in Israeli New Shekels, for purpose of this Agreement, the representative rate of exchange published by the Bank of Israel on the day prior to the day on which the calculation is made, unless otherwise specified herein.

Article II
Description of the Transaction

Section 2.01 The Transaction.

(a) Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing: (i) the Selling Shareholders, severally and not jointly, shall sell, assign, transfer and deliver in the aggregate all of the Company Shares to Purchaser, and Purchaser will acquire good and valid title of all of the Company Shares from the Selling Shareholders; (ii) Company Warrants and Vested Company Options outstanding as of the Closing Date will be exercised (by virtue of cashless mechanism) and sold to Purchaser by their respective holders (as Selling Shareholders) or cancelled and automatically converted into the right to receive the payments set forth in this Agreement; and (iii) Purchaser shall assume the Unvested Company Options in exchange for Purchaser Common Stock, in each case in accordance with the terms of this Agreement, and subject to adjustments and withholdings (if applicable) as set forth in this Agreement.

Section 2.02 Consideration for Company Shares.

(a) Financial Shareholders Consideration.

(i) At the Closing, subject to applicable subsequent adjustments to the Aggregate Consideration (on a “dollar to “dollar basis), in consideration for the sale and transfer of their Company Securities, the Purchaser, as the case may be, shall deposit with the Paying Agent (and with respect to Financial Shareholders which are holders of either (i) Section 102 Shares or; (ii) Vested Company Options which are Section 102 Options, for further deposit with the 102 Trustee) for the benefit of the Financial Shareholders:

(A) 50% of the portion of the Aggregate Consideration payable to the Financial Shareholders, in cash of United States Dollars (the “Financial Shareholders Cash Consideration”); and

(B) 50% of the portion of the Aggregate Consideration payable to the Financial Shareholders, by form of issuance of Purchaser Common Stock to be issued to the Financial Shareholders, which number equals a quotient, the numerator of which is the Financial Shareholders Cash Consideration and the denominator of which is the Effective Purchaser Stock Price (the “Financial Shareholders Stock Consideration” and together with the Financial Shareholders Cash Consideration, the “Aggregate Financial Shareholders Consideration”).

(ii) The Financial Shareholders Cash Consideration and the Financial Shareholders Stock Consideration shall be allocated between the Financial Shareholders in accordance with the Consideration Allocation Certificate.

(b) Founders Consideration.

(i) At the Closing, subject to applicable subsequent adjustments to the Aggregate Consideration (on a “dollar to “dollar basis), in consideration for the sale and transfer by each Founder of his respective number of Company Shares, the Purchaser shall deposit with the Paying Agent (with respect to (A)-(D) below) and with respect to (E) below for further deposit with the 104H Trustee, the following:

(A) A total amount in cash equal to 16.67% of the portion of the Aggregate Consideration payable to the Founders (the “Founders Closing Cash Consideration” and together with the Financial Shareholders Cash Consideration, the “Closing Cash Consideration”);

(B) A total amount equal to 11.11% of the portion of the Aggregate Consideration payable to the Founders (the “Independent Stock Consideration Value”), which shall be: (i) by issuance of such number of Purchaser Common Stock, equal to a quotient, the numerator of which shall be the Independent Stock Consideration Value and the denominator of which is the Effective Purchaser Stock Price (the “Independent Stock Consideration”); and (ii) further subject to the Lock-Up Agreement(s);

(C) A total amount in cash equal to 5.61% of the portion of the Aggregate Consideration payable to the Founders (the “Founders Deferred Cash Payment”), to be released by Paying Agent (subject to applicable withholdings) upon the lapse of six (6) months following the Closing (for the avoidance of doubt, whether or not the Founder(s) was engaged by the Company during all or in any part of such six (6)-months period);

(D) A total amount in cash equal to 16.67% of the portion of the Aggregate Consideration payable to the Founders, which shall be payable to the subject to and in accordance with the provisions of Section 2.02(c) below (the “Earn-Out Cash Consideration”); and

(E) A total amount equal to 49.94% of the portion of the Aggregate Consideration payable to the Founders (the “Holdback Stock Consideration Value”) which shall be: (i) by issuance of such number of Purchaser Common Stock equal to a quotient, the numerator of which is the Holdback Stock Consideration Value and the denominator of which is the Effective Purchaser Stock Price (the “Holdback Stock Consideration”); (ii) further subject to the Holdback Agreement(s); and (iii) further subject to the Share Price Protection set forth in Section 2.02(f) below.

(ii) The considerations set forth in Section 2.02(b)(i)(A) through Section 2.02(b)(i)(E) shall be referred hereto, collectively, as the “Founders Aggregate Consideration”.

(iii) Unless otherwise expressly stated herein, the allocation of the Founders Aggregate Consideration between the Founders shall be in accordance with the information set forth under the Consideration Allocation Certificate.

(c) Earn-Out Cash Consideration.

The distribution of the Earn-Out Cash Consideration by the Paying Agent to the Founders shall be subject to the following conditions and provisions:

(i) In the event that the Company generates, during the period commencing on June 1, 2021, 00:00 a.m. Pacific Time and ending on May 31, 2022, 11:59 p.m. Pacific Time (the “Earn-Out Period”) an amount of at least US$ 2,800,000 or more in Revenues (the “Revenues Target”), then the Paying Agent shall pay to the Founders an amount equal to 50% of the Earn-Out Cash Consideration (the “Revenue Based Earn-Out Consideration”).

(ii) In the event that the Company did not generate the Revenues Target in full during the Earn-Out Period, then:

(A) If the actual amount of Revenues that was achieved by the Company during the Earn-Out Period is equal to or lower than 75.00% of the Revenues Target, then the Founders shall not be entitled receive any portion of the Revenue Based Earn-Out Consideration.

(B) If the actual amount of Revenues that was achieved by the Company during the Earn-Out Period is higher than 75.00% of the Revenues Target, then the Founders shall be entitled to a portion of the Revenue Based Earn-Out, which shall be calculated as follows: (x) the Revenue Based Earn-Out Consideration minus (y) a number equal to (a) the Revenue Based Earn-Out Consideration; multiplied by (b) (A) 1; minus (B) a fraction, the nominator of which is (N) the actual Revenue that was achieved by the Company during the Earn-Out Period, and the denominator of which is (D) the Revenues Target; multiplied by (B) 4.

For demonstration purposes only, if the Revenue actually achieved by the Company during the Earn-Out Period is US$ 2,520,000 (i.e. 90% of the Target Revenue), then the portion of the Revenue Based Earn-Out to which the Founders shall be entitled shall be US$ 900,000 (assuming the Revenue Based Earn-Out Consideration is US$ 1,5000,000), which equals (x) US$ 1,500,000 (the Revenue Based Earn-Out Consideration) minus (y) 600,000, which represents (a) US$ 1,500,000 (the Revenue Based Earn-Out Consideration) multiplied by (b)(A) ((1-(2,520,000/2,800,000))*4)).

(iii) In the event that the Company generates during the Earn-Out Period an amount that represents at least US$ 1,740,000 or more in Gross Margin (the “GM Target”), then the Paying Agent shall pay to the Founders an amount equal to 50% of the Earn-Out Cash Consideration (the “GM Based Earn-Out Consideration”).

(iv) In the event that the Company did not generate the GM Target in full during the Earn-Out Period, then:

(A) If the Gross Margin that was achieved by the Company during the Earn-Out Period is equal to or lower than 41.33% of the GM Target, then the Founders shall not be entitled to receive any portion of the GM Based Earn-Out.

(B) If the Gross Margin that was achieved by the Company during the Earn-Out Period is higher than 41.33% of the GM Target, then the Founders shall be entitled to a portion of the GM Based Earn-Out, which shall be calculated as follows (x) the GM Based Earn-Out Consideration minus (y) a number equal to (a) the GM Based Earn-Out Consideration; multiplied by (b) (A) 1; minus (B) a fraction, the nominator of which is (N) percentage of GM Margin that was achieved by the Company during the Earn-Out Period, and the denominator of which is (D) 62.00%; multiplied by (B) 3.

For demonstration purposes only, if the Gross Margin actually achieved by the Company during the Earn-Out Period is US$ 1,044,000 (i.e. 60% of the GM Target), then the portion of the GM Based Earn-Out Consideration to which the Founders shall be entitled shall be US$ 1,354,839 (assuming the GM Based Earn-Out Consideration is US$ 1,5000,000), which equals (x) US$ 1,500,000 (the GM Based Earn-Out Consideration) minus (y) US$ 145,161, which represents (a) US$ 1,500,000 (the GM Based Earn-Out Consideration) multiplied by (b)(A) ((1-(60%/62%))*3).

(v) By no later than ninety (90) calendar days following the end of the Earn-Out Period, the Purchaser shall deliver to the Holder Representative the financial records of Company (the “Earn-Out Calculation Statement”), illustrating in reasonable details, and setting forth in reasonable detail its calculation and determination of the Revenues and Gross Margin (the “Earn-Out Calculation”). Following delivery of the Earn-Out Calculation Statement and the Earn-Out Calculation, the Purchaser shall provide the Holder Representative with reasonable supporting documentation.

(vi) Within thirty (30) days after receipt by the Founders of the Earn-Out Statement and the Earn-Out Calculation, the Holder Representative may deliver to the Purchaser a written statement specifying any objections thereto, if any, in reasonable detail (an “Earn-Out Objections Statement”). If the Holder Representative does not deliver an Earn-Out Objections Statement within such 30-day period, then the Earn-Out Materials and the Earn-Out Calculation shall become final and binding upon Purchaser and the Founders upon the lapse of such 30-day period or earlier if and when the Holder Representative submits a notice in writing to the Purchaser confirming its agreement to the Earn-Out Calculation. If the Holder Representative delivers an Earn-Out Objection Statement within such 30-day period, the Holder Representative and the Purchaser shall negotiate in good faith for a maximum period of thirty (30) days following the Purchaser’s receipt of such Earn-Out Objections Statement to resolve such objections (any unresolved objection, an “Earn-Out Dispute”). Any item or matter set forth in the Earn-Out Statement and the Earn-Out Calculation that is not objected by the Holder Representative in its Earn-Out Objections Statement shall become final and binding upon the Parties. If the Purchaser and the Holder Representative manage to resolve all Earn-Out Disputes, such resolutions will be set in writing and they will become final and binding upon Purchaser and Founders.

(vii) If the Purchaser and the Holder Representative are unable to resolve any objections during such 30-day period, then any remaining Earn-Out Disputes, and only such remaining Earn-Out Disputes, shall be resolved by a “Big 4” accounting firm (which has not provided audit services to either Purchaser or Holder Representative during the 6 months ending immediately prior to such appointment), the identity of whom shall be reasonably agreed by the Purchaser and the Holder Representative (the “Accounting Arbitrator”), and if the Purchaser and the Holder Representative are unable to agree on the identity of the Accounting Arbitrator within seven (7) days from the date on which any of them asked to appoint the Accounting Arbitrator, the Accounting Arbitrator will be determined by PWC Israel provided that it shall not have provided audit services to either Purchaser or Holder Representative during the 6 months ending immediately prior to such appointment.

(viii) The fees, costs and expenses of the Accounting Arbitrator shall borne by the Founders, provided that in case that the Accounting Arbitrator’s final judgement determined a shortfall of more than 5% of the Earn-Out Consideration (other than due to inaccuracy in the data provided by Company), the cost of the Accounting Arbitrator shall be borne by the Purchaser.

(ix) The Accounting Arbitrator shall be instructed to resolve any such remaining Disputes (and render its written resolution regarding the same within 20 days from the submission of information by Purchaser) in accordance with the terms of this Agreement within thirty (30) days after its appointment. The resolution of such Disputes by the Accounting Arbitrator (i) shall be set forth in writing, and (ii) shall be only within the range of Dispute between Purchaser and the Holder Representative (i.e., in resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the maximum value for such item claimed by either party or less than the minimum value for such item claimed by either party). The Accounting Arbitrator’s determination shall be conclusive, final and binding upon Purchaser and the Founders, save in the event of a manifest mathematical error (where the relevant part of the determination shall be void and the matter shall be remitted to the Accounting Arbitrator for correction) or fraud. Upon delivery of such resolution, the Revenues or Gross Margin (as the case may be) and the Earn-Out Calculation as modified in accordance with such resolution, shall become final and binding upon all Parties.

(x) Notwithstanding the foregoing, commencing as of the Closing Date and until the end of the Earn-Out Period, the Purchaser shall act in good faith and shall not take, or cause the Company to take, or refrain from taking, any action with the intention of, or that will result in avoiding the achievement of the Revenues Target and/or the GM Target, as applicable, or otherwise reducing the Earn-Out Cash Consideration or restricting or prohibiting the payment thereof; provided however, that the foregoing shall not prevent the Purchaser from taking reasonable action(s) which is required to be taken considering the Purchaser's reasonable interests, and if necessary, the Purchaser shall adopt the necessary adjustments to preserve the Parties' mutual intent with respect to the Earn-Out Consideration.

(xi) The distribution of the Earn-Out Cash Consideration to the Founders pursuant to the provisions of this Agreement shall be made whether or not the Founder(s) was engaged by the Company during all or in any part of the Earn-Out Period, and without, for the avoidance of doubt, any contingencies.

(d) Any unpaid portion of the Earn-Out Consideration (which is not disputed in any way as set forth in Section 2.02(c)(v) through Section 2.02(c)(ix)), shall be returned by the Paying Agent to the Purchaser, at the earlier of: (i) ninety (90) days as of the conclusion of the Earn-Out Period; or (ii) distribution of the Earn-Out Cash Consideration.

(e) The parties hereto acknowledge and agree that the Holdback Stock Consideration shall not be construed so as to change the character of the payments under this Agreement as consideration for the purchase of the Company Shares. Consequently, any and all payments for the Holdback Stock Consideration (i) is part of the entire consideration payable to the Selling Shareholders (including the Founders), in connection with and solely for the sale of the shares of the Company, (ii) shall not be considered wages or compensatory income for Founders’ past, present or future services for the Company following the date of this Agreement or considered as part of the Founders’ salary for any purposes of calculating disbursements to social benefits, pension fund and/or managers insurance and/or education fund, paid leave, or for calculating of severance pay or other payments derived from salary during the Founders’ Business Relationship with the Company and upon termination of the Founders’ Business Relationship, for which the Founders will be fully compensated in accordance with the terms of the Founders’ Business Relationship agreements, and (iii) shall be treated as consideration for the shares of the Company for all Tax purposes. For income and other applicable Tax purposes, the parties hereto agree to report payments of the Founders Holdback Stock Consideration consistently with the foregoing intended Tax treatment and none of the Company or any of its affiliates shall deduct any portion of the Founders Holdback Stock Consideration as compensation for services rendered for Israeli or U.S. federal or state Tax purposes or as an ordinary expense for Tax purposes, or take any position contrary to the forgoing Tax treatment on any Tax Return or in any Tax proceeding, unless otherwise required by a change in applicable law or raised by a Tax authority after the Closing Date.

(f) Share Price Protection.

(i) Each of the Founders shall have a price protection based on the Per Share Protection Price (defined below) with respect to (i) each portion of the Holdback Stock Consideration which is released to him and/or accelerated pursuant to the provisions of the Holdback Agreement (and which is not then deposited into the Escrow Fund pursuant to the terms hereof), or, (ii) each portion of the Holdback Stock Consideration which is released from the Escrow Fund in favor of Founders (collectively, the “Protected Holdback Shares”), in both cases, solely with respect to Protected Holdback Shares released at least twelve (12) months after the Closing Date, in the event that on the date of either (i) release from the Escrow Fund to the applicable Founder of any Protected Holdback Shares (with respect to any Protected Holdback Shares placed by the Founders at any time in the Escrow Fund); or (ii) release and/or acceleration to the applicable Founder pursuant to the Holdback Agreement of any Protected Holdback Shares (with respect to all other Protected Holdback Shares), the Dilutive Equity Value (as defined below) is positive, as further detailed below (a “Release Event”).

(ii) For avoidance of doubt, it is clarified that there shall be no duplication of price protection and that the price protection provided herein shall only apply with respect to Protected Holdback Shares when they are released from the Holdback in the Holdback Agreement or from the Escrow Fund for payment or transfer, as applicable, to each Founder and not at the time they are released for further deposit into the Escrow Fund pursuant to the terms hereof or of the Holdback Agreement.

(iii) If at any applicable Release Event, the Founder’s Dilutive Equity Value is positive, then the Purchaser, at its absolute and sole discretion, shall elect by delivery of a written notice to the applicable Founder, to either to (i) issue to such Founder, for no additional cost, the respective number of Adjusted Consideration Shares (as defined below), or (ii) pay to such Founder an amount in cash equal to the Dilutive Equity Value, in both cases, within fourteen (14) Trading Days from the applicable Release Event. For avoidance of doubt, all payments and transfers pursuant to this Section 2.02(f)(1), when due, shall be made by the Purchaser to the Paying Agent and in accordance with the provisions of the Paying Agent Agreement or the Escrow Agreement, as applicable.

(iv) For the purpose of this Agreement:

“Dilutive Equity Price” means, the volume weighted average of the closing sale prices for one share of Purchaser Common Stock as quoted on the NASDAQ Global Select Market over the last thirty (30) Trading Days period of the respective Release Event.

“Dilutive Equity Value” means, the difference between: (A) the multiplier of (i) the amount of Protected Holdback Shares eligible for release at the Release Event; by (ii) the Per Share Protection Price; and (B) the multiplier of (i) the amount of Protected Holdback Shares eligible for release at the Release Event; by (ii) Dilutive Equity Price. For avoidance of any doubt, if the Dilutive Equity Value based on the foregoing formula is a negative number then it shall be deemed to be 0, and no price protection payments shall be due at such Release Event.

“Per Share Protection Price” means the Effective Purchaser Stock Price multiplied by 0.75.

“Adjusted Consideration Shares” shall mean the number of Purchaser Common Stock equal to the quotient, the nominator of which is the Dilutive Equity Value, and the denominator of which is the Dilutive Equity Price.

(g) Notwithstanding anything to the contrary in no event shall Purchaser, save for under the events specified in Section 2.02(f) (Share Price Protection), be required to pay any consideration exceeding the Base Closing Consideration plus the aggregate Vested Options Exercise Price remaining unpaid at Closing (up to a cap of US$29,000).

Section 2.03 Company Warrants.

(a) At the Closing, any Company Warrants outstanding at the Closing and all rights to acquire Company Shares pursuant thereto will be cancelled and represent the right to receive, subject to Section 2.02(a) and Section 2.04, an amount in cash and Purchaser Common Stock, as appearing on the Consideration Allocation Certificate (the “Warrant Payments”).

(b) For the avoidance of doubt, the payment to any Company Warrantholder shall be made such that such a Company Warrantholder shall be deemed as a Financial Shareholder.

Section 2.04 Clarifications; Mechanics.

Anything to the contrary notwithstanding but subject to Section 2.02(g):

(a) At the Closing, Purchaser shall deposit or cause the deposit by the Paying Agent, of:

(i) An amount equal to the Closing Cash Consideration less (i) the aggregate cash portion of the Escrow Fund; (ii) any cash portion made to holder of Vested Company Options which are Section 102 Options (the “Section 102 Vested Options Cash Consideration”); (iii) any cash portion made to holders of Section 102 Shares (the “Section 102 Shares Cash Consideration”); and (iv) the Rep Expense Amount;

(ii) The Section 102 Vested Options Cash Consideration and the Section 102 Shares Cash Consideration, with the 102 Trustee.

(iii) The Financial Shareholders Stock Consideration, less (i) any portion of the Financial Shareholders Stock Consideration made to holder of Vested Company Options which are Section 102 Options (the “Section 102 Vested Options Stock Consideration”), and (ii) any portion of the Financial Shareholders Stock Consideration made to holders of Section 102 Shares (the “Section 102 Shares Stock Consideration”) with the Paying Agent;

(iv) The Section 102 Vested Options Stock Consideration and the Section 102 Shares Stock Consideration, with the 102 Trustee.

(v) The Independent Stock Consideration, with the Paying Agent for further deposit with the 104H Trustee;

(vi) The Holdback Stock Consideration, Paying Agent for further deposit with the 104H Trustee;

(vii) The Founders Deferred Cash Payment, with the Paying Agent.

(viii) The Earn-Out Cash Consideration, with the Paying Agent;

(ix) The Escrow Fund, with the Paying Agent for further deposit with the Escrow Agent; and

(x) The Rep Expense Amount, with the Paying Agent.

(b) The Closing Cash Consideration (and any subsequent cash payments) shall be released by the Paying Agent, only upon receipt of a duly executed and completed letter of transmittal (which will include appropriate tax forms related to withholding of Israeli taxes and appropriate Form W-8/W-9 (or other appropriate United States tax form)), as shall be annexed as an annex to the Paying Agent Agreement, to each Selling Shareholder, or the 104H Trustee, as the case may be, in accordance with the Consideration Allocation Certificate and the terms hereof.

Section 2.05 WAIVER AND RELEASE OF CLAIMS.

(a) Effective for all purposes, and contingent upon, the Closing, each (i) Selling Shareholder, by executing this Agreement, (ii) holder of Company Options, by executing an Optionholder Joinder Letter, and (ii) holder of Company Warrants, by executing Notice of Irrevocable Conditional Exercise of Warrant), hereby acknowledges and agrees on behalf of itself and each of its agents (other than the Holder Representative, solely in its capacity as such), trustees, beneficiaries, directors, officers, Affiliates, estate, successors and assigns (each, a “Releasing Party”) that each hereby releases and forever discharges the Company, each Equityholder, and the Purchaser (each a “Beneficiary”) and each of such Beneficiary’s respective Affiliates, directors, officers, employees, representatives, agents, members, stockholders, successors, predecessors and assigns (each, a “Released Party” and collectively, the “Released Parties”) from any and all Equityholder Claims such Releasing Party may have or assert it has against any of the Released Parties, from the beginning of time through the time of the Closing and following the Closing, in each case whether known or unknown, or whether or not the facts that could give rise to or support a Claim are known or should have been known, in each case, solely to the extent involving such Selling Shareholder’s capacity as a shareholders, and/or as an officer and/or director, if applicable, of the Company and/or its Subsidiary. In this Agreement an “Equityholder Claim” shall mean: (i) any claim or right to receive any number of Company Shares other than the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate (subject to any changes contemplated in this Agreement, so as to create the Consideration Allocation Certificate); (ii) any claim or right to receive any portion of the Aggregate Consideration or any other form, amount or value of consideration, payable or issuable to any Equityholder pursuant to the terms of this Agreement, other than as specifically set forth in the Consideration Allocation Certificate and applicable to such Selling Shareholder; or (iii) any claim with respect to the authority to enter into the Transactions and the enforceability of the Transactions.

(b) Effective as of the Closing, each Equityholder hereby confirms, acknowledges, represents and warrants for himself, herself or itself that he, she or it: (A) (i) is the holder of the number of Company Shares set forth opposite his, her or its name in the Consideration Allocation Certificate; (ii) other than the number and class of Company Shares, Company Options and/or Company Warrants set forth opposite his, her or its name in the Consideration Allocation Certificate, is not entitled to any additional Company Shares or any other form of equity securities including, shares, options, warrants or any other convertible security, or right to acquire shares, options or warrants of or any other convertible security into share capital of the Company; and (iii) waives any right to receive any additional Company Shares (as a result of any anti-dilution rights, preemptive rights, conversion rights (of any of the Company Shares which are outstanding as of the date of this Agreement or any Company Shares he, she or it may have been entitled to receive as a result of the conversion of any convertible loan agreement or any other convertible instrument that was issued by the Company prior to Closing), rights of first offer, co-sale and no-sale rights, any other participation, first refusal or similar rights, any adjustment of the conversion price of any preferred share whatsoever or otherwise); and (B) (i) examined the Consideration Allocation Certificate and is entitled only to the distribution set forth in such a chart (subject to any changes and adjustments contemplated in this Agreement); (ii) waives any right to receive consideration other than as set forth in the Consideration Allocation Certificate (including, without limitation, for any interest payments, the method of calculation of any of the values set forth in this Agreement or the method of determination of the Selling Shareholder's Indemnity Pro Rata Share, any preferential amount, any amount resulting from the conversion of shares any other rights of any nature under the Articles, or any shareholders agreement, which the Selling Shareholders and/or its successors and assignees ever had, now have or hereafter can, shall or may have, at any time, due to actions or events that occurred prior to Closing which do not conform or are not consistent with the terms of this Agreement and the consideration attributed to such Selling Shareholders in the Consideration Allocation Certificate); and (C) hereby terminates and waives any rights, powers and privileges such Selling Shareholder has or may have pursuant to any investors rights agreement, registration rights agreement or any other shareholders agreement entered into by such Selling Shareholders (in his capacity as a shareholder) with respect to the Company, including any right to make a claim or demand for any discrepancy between any such investors rights agreement, shareholders agreement, share purchase agreement or convertible loan agreement such Selling Shareholder and the provisions of this Agreement and his, her or its entitlement pursuant to such agreements for as long as this Agreement is in force and the Closing has not been consummated agrees not to sell, transfer, assign or convert any of its Company Shares, or subject such Company Shares to any Liens, except pursuant to this Agreement; and (D) has not heretofore assigned or transferred, or purported to have assigned or transferred, to any corporation (or any other legal entity) or person whatsoever, any claim, debt, liability, demand, obligation, cost, expense, action or cause of action herein released.

(c) Each Selling Shareholder, on behalf of each of its Releasing Parties, further covenants and agrees that such Releasing Party has not heretofore sold, transferred, hypothecated, conveyed or assigned, and shall not hereafter sue any Released Party upon, any Equityholder Claim released under this Section 2.04(b).

(d) Notwithstanding anything in this Section 2.05, the foregoing releases and covenants shall not apply to any claims (a) relating to any right of such Selling Shareholder under this Agreement or any Document, including the Purchaser’s breach of this Agreement or any Document, either by failure to pay any portion of the Total Consideration or any other payments in accordance with this Agreement (including the Escrow Fund, if applicable); (b) relating to Purchaser’s failure to perform any of its obligations, undertakings or covenants set forth in this Agreement (including, without limitation the filing of the Registration Statement on Form S-8) or any of the Documents (including any exhibit thereto); (c) relating to any entitlement relating to employment or consulting payment, including salary, bonuses, accrued vacation, any other employee compensation and/or benefits, and unreimbursed expenses, or (d) relating to or arising from any commercial relationship such Releasing Party may have with any of the Released Parties.

(e) Anything to the contrary notwithstanding: (i) the foregoing release shall enter into effect and is conditioned upon the consummation of the Closing; and (ii) should any provision of this release be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release.

(f) Nothing contained in this Section 2.05 shall derogate from, or shall be deemed to constitute a release or waiver by the Releasing Party, and the foregoing releases and covenants shall not apply to any claims relating to the right to indemnification of former and current directors and officers of the Company in their capacity as such pursuant to any applicable policy of directors’ and officers’ insurance maintained by the Company at any time prior to or following the Closing.

Section 2.06 Escrow Fund.

(a) Escrow Deposit. At the Closing, Purchaser shall deliver or cause to be delivered by Paying Agent to the Escrow Agent which will also serve, if required, as a trustee for the purposes of Section 104H of the Ordinance (the “104H Trustee”), as the escrow agent under the Escrow Agreement, the amount constituting the Escrow Fund, to be held by the Escrow Agent in accordance with the terms of the Escrow Agreement and released from the Escrow Fund pursuant to the terms of this Agreement and the Escrow Agreement. The Escrow Fund will be deducted from the portion of the Aggregate Consideration attributed to the Indemnifying Persons based on the respective Indemnity Escrow Pro Rata Share of each Indemnifying Person.

(b) The Founders shall contribute Consideration Shares (for the avoidance of doubt, solely on account of the Holdback Stock Consideration) into the Escrow Fund, immediately upon, and subject to, their release and/or acceleration pursuant to the mechanism set forth in the Holdback Agreement, to be held by the Escrow Agent until the expiration of the Escrow Period, as prescribed in the Holdback Agreement.

(c) The contribution of any portion of the Holdback Stock Consideration to the Escrow Fund shall be made by transfer of the applicable portion of the Holdback Stock Consideration from the 104H Trustee to the Escrow Agent, and the Founders shall not be responsible and/or liable in any way with respect to such contribution and Purchaser shall have no claim(s) towards any of the Founders with respect to any delay and/or failure to so contribute to the Escrow Fund, provided however, that Founders shall reasonably cooperate with the 104H Trustee and/or the Escrow Agent, in case any assistance to carry out the foregoing is required and the Founders shall be exclusively responsible for any taxes, costs or expenses on account of such transfer, if any are triggered in connection therewith, excluding costs that relate to the actual transaction by the Escrow Agent to any of the Founders, of any portion of the Holdback Stock Consideration, which costs shall be borne in accordance with the Escrow Agreement.

(d) Upon the expiration of the Escrow Period, the remaining cash and Purchaser Common Stock (including for the avoidance of doubt, any portion of the Holdback Stock Consideration then held in the Escrow Fund), if any, then held in the Escrow Fund that is not subject to a claim at such time, if any, shall be automatically released and distributed by the Escrow Agent to the Contributing Securityholders, as applicable, per the mechanism, mutatis mutandis, described under Section 2.04, to each Indemnifying Person according to such Contributing Securityholder’s Indemnity Escrow Pro Rata Share in accordance with the terms of the Escrow Agreement. The Escrow Agent shall continue to hold the remaining cash and Purchaser Common Stock, if any, then held in the Escrow Fund that is subject to a claim at such time, if any (the “Pending Claims Consideration”) until such time as the claims for such Losses have been resolved or satisfied (in which case the balance of the Pending Claims Consideration, if any, shall be released and distributed by the Escrow Agent to the relevant party, and if to the Contributing Securityholders, per the mechanism, mutatis mutandis, described under Section 2.04, according to each Contributing Securityholder Indemnity Escrow Pro Rata Share in accordance with and subject to the provisions of the Escrow Agreement.

Section 2.07 Consideration Charts.

(a) Estimated Closing Balance Sheet. At or prior to the Closing Date, the Company shall deliver to Purchaser a statement (the “Estimated Closing Balance Sheet”), certified by the Chief Financial Officer of the Company, setting out its good faith estimate of the following amounts, in each case as at the anticipated Closing Date:

(i) the Company Debt;

(ii) Net Working Capital;

(iii) the amount of the Transaction Expenses that remain (or will remain) outstanding as at the Closing Date;

(iv) the Net Working Capital Excess (if any), the Net Working Capital Deficit (if any), and the Aggregate Consideration, in each case derived from this Section 2.07 (b).

(b) Consideration Allocation Certificate. At or prior to the Closing Date, the Company shall deliver to Purchaser the Consideration Allocation Certificate, executed by the Chief Financial Officer of the Company. In no event shall Purchaser be required to make any payments pursuant to this Agreement unless and until the Consideration Allocation Certificate has been duly executed and delivered by the Company. Purchaser shall be entitled to rely entirely upon the Consideration Allocation Certificate in connection with making the payments pursuant to this Agreement and neither the Holder Representative nor any Equityholder shall be entitled to make any claim in respect of the allocation of the payments made by Purchaser to or for the benefit of any Equityholders to the extent that the payments are made in a manner consistent with the Consideration Allocation Certificate.

Section 2.08 Closing of the Company’s Share Registry.

At the Closing Date, holders of certificates representing Company Shares that were outstanding immediately prior to the Closing Date shall cease to have any rights as shareholders of the Company, and the share registry of the Company shall be closed with respect to all shares outstanding immediately prior to the Closing Date.

Section 2.09 Withholding Rights; 104H Tax Ruling.

(a) Right to Withhold. Each of Purchaser, the Paying Agent, the Escrow Agent, the 102 Trustee, the 104H Trustee and the Company, including its Subsidiaries (each a “Payer”) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as Purchaser, or applicable Payer, as the case may be, are required to deduct or withhold therefrom under the Israeli Option Tax Ruling, Interim Option Ruling, 104H Interim Ruling, the 104H Tax Ruling, the Code, or, except with respect to the Shares Consideration, the Israeli Income Tax Regulations (withholding from payments for services or assets) 5737-1977, with respect to the making of such payment. To the extent that such amounts are so withheld by Purchaser or applicable Payer, as the case may be, and timely remitted to the applicable Governmental Authority (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid, and (ii) Purchaser, the Escrow Agent or the Company, as applicable, shall promptly provide to the Person from which such amounts were withheld written confirmation of the amount so withheld. Notwithstanding anything to the contrary, a Payer shall not deduct or withhold any amount from the Holdback Stock Consideration, the Escrow Fund and the Rep Expense Amount, which amount or any portion thereof, if and when released, shall be released to the Paying Agent, the 104H Trustee, or the 102 Trustee, as applicable, for further disbursement to the Contributing Securityholders and any taxes, if any, shall be withheld by the Paying Agent or the 102 Trustee upon actual payment to the Contributing Securityholders.

(b) Notwithstanding the foregoing in Section 2.09(a) above, the Paying Agent shall provide Purchaser prior to the Closing Date with an undertaking as required under Section 6.2.4.3(c) of the Income Tax Circular 19/2018 (Transaction for Sale of Rights in a Corporation), with respect to Israeli Tax, any consideration payable or otherwise deliverable pursuant to this Agreement (other than Section 102 Securities) shall be paid to and retained by the Paying Agent for the benefit of each Selling Shareholder for a period of 180 days from Closing or an earlier date required in writing by such Shareholder or by the ITA (the “Withholding Drop Date”) (during which time the Paying Agent shall not withhold any Israeli Tax on such consideration, except if otherwise required by applicable Law or pursuant to a demand from the ITA), and during which time each Shareholder may obtain a Valid Tax Certificate. In the event that no later than three (3) Business Days before the Withholding Drop Date, a Selling Shareholder submits to the Purchaser and the Payer a Valid Tax Certificate reasonably satisfactory to Payer, then the deduction and withholding of any Israeli Taxes shall be made only in accordance with the provisions of such Valid Tax Certificate (if the cash consideration attributed to the Selling Shareholder is not sufficient, such amount will be deducted in Consideration Shares equal to such tax withholding amount and remitted to the ITA by the Payer after such Payer sold the portion of such Consideration Shares otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with such applicable deduction or withholding requirements based upon the value per share of such Consideration Shares as of the time of such sale) and the balance of the payment or Consideration Shares that is not withheld shall be promptly paid to such Selling Shareholder (subject to withholding on account of any non-Israeli taxes, if applicable). Until such Selling Shareholder, or anyone on its behalf, presents to the Payer, a Valid Tax Certificate, or evidence reasonably satisfactory to Purchaser and the Payer that the full applicable Tax amount with respect to such Selling Shareholder is paid or withheld, the certificates of Consideration Shares shall be issued in the name of the Paying Agent, the Escrow Agent or the 104H trustee, as applicable, to be held in trust for the relevant Selling Shareholder and delivered to such Selling Shareholder in compliance with the withholding requirements under this Section (during which time the Payer shall not withhold any Israeli Tax from such consideration). If any Selling Shareholder (A) does not provide the Payer with a Valid Tax Certificate no later than three Business Days before the Withholding Drop Date (unless the Selling Shareholder submits a written request to extend the period ending on the Withholding Drop Date by 10 days, which request shall not be unreasonably withheld, conditioned or delayed) , or (B) submits a written request with the Payer to release such Selling Shareholder’s portion of the Shareholders Consideration prior to the Withholding Drop Date and fails to submit a Valid Tax Certificate to the Payer at or before such time, then any amount required to be withheld with respect to the Consideration Shares shall be funded, first through the cash consideration attributed to the Selling Shareholders, and if not sufficient, through the forfeiture or sale of the portion of the Consideration Shares, otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with applicable deduction or withholding requirements. To the extent that any Selling Shareholder is unable, for whatever reason, to sell the applicable portion of the Consideration Shares, then the Payer shall be entitled to hold all of the Consideration Shares, otherwise deliverable to the applicable Selling Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate; or (ii) such time when the Payer is practically able to sell the portion of such Consideration Shares otherwise deliverable to such Selling Shareholder that is required to enable the Payer to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by the relevant Payer in connection with such sale shall be borne by, and deducted from the payment to, the applicable Selling Shareholder. The amount in cash to be withheld from such payments shall be calculated according to the applicable withholding rate which amount shall be calculated in NIS based on a US$:NIS exchange rate at the time of release of the applicable Consideration Shares by the Paying Agent which amount shall be delivered to the ITA by the Paying Agent (any applicable currency conversion commissions will be borne by the applicable Selling Shareholder and deducted from payments to be made to such Selling Shareholder). The applicable Payer shall furnish the Selling Shareholder with documents evidencing such Tax withholding and remittance to the ITA. In the event that the Paying Agent receives a demand from the ITA to withhold any amount out of the Shareholders Consideration payable to any of the Selling Shareholders and transfer it to the ITA prior to the Withholding Drop Date, the Paying Agent (1) shall notify such Selling Shareholder of such matter promptly after receipt of such demand, and provide such Selling Shareholder with reasonable time (but in no event less than 30 days, unless otherwise explicitly required by the ITA or under any applicable Law) to attempt to delay such requirement or extend the period for complying with such requirement as evidenced by a written certificate, ruling or confirmation from the ITA, and (2) to the extent that any such certificate, ruling or confirmation is not timely provided by such Selling Shareholder to the Purchaser or the Paying Agent, transfer to the ITA any amount so demanded, and such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such Selling Shareholder.

(c) As soon as practical following the date hereof, the Company and the Selling Shareholders may prepare and file with the ITA an application for a ruling permitting any Shareholders, who elect to become a party to such a tax ruling (each, an “Electing Holder”), to defer any applicable Israeli Tax with respect to any Consideration Shares that such Electing Holder will receive pursuant to this Agreement until the date set forth in Section 104H of the Ordinance (the “104H Tax Ruling”). Purchaser shall cooperate with the Company, the Electing Holders and their Israeli counsel with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the 104H Tax Ruling or the 104H Interim Tax Ruling; provided that (i) the final wordings of such rulings shall be reasonably approved in advance by Purchaser; and (ii) any costs associated with the application for the 104H Interim Ruling or the 104H Tax Ruling shall be paid by the Company or reduced from the Aggregate Consideration as Transaction Expenses. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain the 104H Tax Ruling, as promptly as practicable. For the avoidance of doubt, the Company and the Electing Holders shall not make any application to the ITA with respect to any matter relating to 104H Interim Ruling or the 104H Tax Ruling without first consulting with the Purchaser’s Israeli legal counsel and granting Purchaser’s legal counsel the opportunity to review and comment on the draft application, and the Company and the Electing Holders shall inform Purchaser’s counsel of the content of any discussions and meetings relating thereto in advance and allow Purchaser's Israeli legal counsel to participate in any such discussions or meetings

(d) Notwithstanding anything to the contrary in this Agreement, if the 104H Interim Ruling or the Interim 104H Interim Ruling shall be received and delivered to Purchaser prior to the applicable withholding date in form and substance reasonably acceptable to Purchaser, then the provisions of the 104H Interim Ruling or the Interim 104H Interim Ruling, as the case may be, shall apply and all applicable withholding procedures with respect to any Electing Holders shall be made in accordance with Section 104H of the Ordinance, the provisions of the 104H Tax Ruling or 104H Interim Ruling, as the case may be.

(e) Notwithstanding anything else to the contrary in this Agreement, the Paying Agent and the 102 Trustee shall be entitled to withhold Israeli Taxes with respect to the consideration payable for Section 102 Securities, on the 16th calendar day of the calendar month following the month during which the Closing occurs, unless the Israeli Option Tax Ruling or Interim Option Ruling are provided prior to such time, and in such case, the Paying Agent and the 102 Trustee shall act in accordance with the Israeli Option Tax Ruling or Interim Option Ruling, as applicable.

(f) Notwithstanding anything else to the contrary in this Agreement, any payments made to holders of Company Options who are not Israeli residents for Israeli Tax purposes and who were granted such awards in consideration solely for work or services performed entirely outside of Israel shall not be subject to any withholding or deduction of Israeli Tax, provided that such holders of Company Options deliver to the Paying Agent at least three Business Days prior to the date that any consideration is due a validly executed declaration in the form attached hereto as Exhibit 2.09(f) (a “Optionholder Tax Declaration”).

Section 2.10 Treatment of Company Options; Israeli Option Tax Ruling.

(a) Vested Company Options. At the Closing and subject to the provisions of the Israeli Option Tax Ruling and the Interim Option Ruling, each outstanding Company Option that is unexpired, unexercised and outstanding immediately before the Closing, vested and exercisable as of immediately before the Closing (each, a “Vested Company Option”) shall be cancelled and automatically converted into the right to receive an amount of cash (without interest) and Purchaser Common Stock calculated in accordance with the provisions of this Agreement and as set forth in Section 2.02(a), and based on a price per share, calculated based on a price per Company Share underlying each Vested Company Option equal to the product of (A) the Per Share Amount less the exercise price per share of Company Shares subject to such Vested Company Option; and (B) the number of the then vested shares of Company Shares subject to such Company Option as set forth opposite the name of such Company Optionholder on the Consideration Allocation Certificate (the “Vested Company Options Amount”). No Vested Company Option shall be assumed by Purchaser hereunder, and upon the Closing, each such Vested Company Option will be cancelled, terminated and extinguished, and upon the cancellation thereof each such holder of an outstanding Vested Company Option shall cease to have any rights with respect thereto, except the right to receive the Vested Company Option Amount therefor as payable in accordance with this Agreement. For the avoidance of doubt, the payment to any such Optionholder which is a holder of Vested Company Option shall be made such that such said Optionholder shall be deemed as a Financial Shareholder.

(b) Unvested Company Options. Each outstanding Company Option that is unvested, unexpired, unexercised and outstanding immediately before the Closing (each, an “Unvested Company Option” or an “Assumed Option”, as the context may refer), held by a Company Employee, Contractor or the 102 Trustee for the benefit of a Company Employee, shall be assumed by Purchaser , cancelled and converted automatically into such number of Restricted Stock Units of Purchaser (“RSU”) substantially at the same terms (subject to adjustments pursuant to the Purchaser RSU Plan, reflecting the lack of exercise price upon settling an RSU, blackout periods, value of Purchaser RSU, and customary vesting schedule, etc.), the total value of which at the Closing shall reflect the number of Company Ordinary Shares that would have been issuable upon exercise of such Company Option immediately prior to the Closing pursuant to a cashless exercise, and applicable RSU value at the Closing; all, as shall be illustrated under the Consideration Allocation Certificate. Notwithstanding anything to the contrary in this Agreement, any Purchaser’s RSU that substitute any Section 102 Options shall be deposited with the Section 102 trustee of the RSU Plan to be held and released in accordance with the provisions of Section 102 of the Ordinance, the Israeli Option Tax Ruling or the Interim Option Ruling.

(c) At the Closing, each Unvested Company Option that is held by a person other than a Company Employee shall terminate for no consideration.

(d) Each Assumed Option shall vest and be governed by the terms and conditions set forth in Purchaser’s RSU Plan, on substantially similar economic terms to those of the Assumed Options (other than as set forth under the Purchaser’s RSU Plan, including the standard vesting schedule prescribed thereto), as reasonably practicable.

(e) Except as may be otherwise agreed to by Purchaser and the Company or as otherwise contemplated or required to effectuate this Section 2.10, no action shall be taken by the Company following the execution of this Agreement and prior to the Closing to grant and/or accelerate the vesting and/or exercisability of any Company Option.

(f) At or promptly following the Closing, the Company shall provide to Purchaser such documents, records and other information as is necessary or appropriate, and shall take all actions necessary or appropriate to give effect to the foregoing provisions of this Section 2.10, including obtaining all necessary consents and causing to be effected any necessary amendments to or the termination of any Company Options and the Option Plan.

(g) At or at any time prior to Closing, the Company shall instruct its legal counsel, advisors and accountants, in reasonable coordination with Purchaser, to prepare and file with the ITA an application in form and substance reasonably acceptable to Purchaser for a ruling in relation to the tax treatment of the Section 102 Securities under this Agreement to confirm, among other things that (i) the treatment of Section 102 Options subject to the provisions of Section 102(b)(2) of the Ordinance as contemplated by this Section 2.10 and the delivery to the 102 Trustee, of consideration as described in this Section 2.10, prior to the lapse of the 102 Trust Period, will not be treated as a breach of the provisions of Section 102 of the Ordinance, provided that the applicable consideration is deposited for the duration of the 102 Trust Period with the 102 Trustee, (ii) the assumption of the 102 Options will not result in a taxable event and that tax continuity shall apply, provided that the applicable consideration paid to holders of Section 102 Securities is deposited at least until the end of the duration of the 102 Trust Period with the 102 Trustee and (iii) Purchaser and anyone acting on its behalf shall be exempt from withholding tax in relation to any payments made to the 102 Trustee in relation to Section 102 Securities (which ruling may be subject to customary conditions regularly associated with such a ruling) (the “Israeli Option Tax Ruling”). Each of Company and Purchaser shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Option Tax Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling or the Interim Option Ruling shall in all circumstances be subject to the prior written confirmation of Purchaser or its counsel, which consent shall not unreasonably be withheld, conditioned or delayed. If the Israeli Option Tax Ruling is not granted prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling confirming, among other things, that Purchaser and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the 102 Trustee (the “Interim Option Ruling”). To the extent the Interim Option Ruling is obtained, all references herein to the Israeli Option Tax Ruling shall be deemed to refer to such interim ruling, until such time that a final definitive Israeli Option Tax Ruling is obtained.

(h) The assumption of any Company Options granted under the Ordinance is intended to be effected in a manner which is consistent with the provisions of the Israeli Option Tax Ruling, if obtained. Following the Closing Date, Purchaser’s Board of Directors, a committee thereof or such other committee to which Purchaser’s Board duly delegates authority shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Assumed Option. The RSUs issued instead of the Assumed Options shall be subject to the terms of the Israeli Option Tax Ruling, if obtained and to such terms and restrictions, including blackout periods, as are generally applicable to such RSUs and to the terms and conditions of the Purchaser RSU Plan.

Section 2.11 Rep Expense Amount.

At the Closing, the Rep Expense Amount shall be deposited by the Purchaser with the Paying Agent, to be used by the Holder Representative for the payment of expenses incurred by the Holder Representative in performing his duties pursuant to this Agreement and the Holder Representative Agreement (as defined below). The Rep Expense Amount shall in no manner affect or impact the amount of the Escrow Fund. In the event that the Holder Representatives have not used the entire Rep Expense Amount at such time as the termination of the Escrow Period or promptly following the completion of the Holder Representative’s duties in accordance with the terms of this Agreement and the Holder Representative Agreement, any remaining amount shall be distributed by the Paying Agent, per the mechanism described under Section 2.04, to the Indemnifying Persons pro rata to their respective Indemnity Escrow Pro Rata Share. If the Rep Expense Amount shall be insufficient to reimburse the Holder Representative’s expenses in accordance with this Agreement and the Holder Representative Agreement, then upon written request of the Holder Representative, each Indemnifying Person, on a several basis with the other Indemnifying Persons, shall make a payment of its respective share of such additional expenses to the Holder Representative, based on such Indemnifying Person’s Indemnity Escrow Pro Rata Share; provided, however, that any additional payment by each Indemnifying Person shall not impact any of the obligations of each Indemnifying Person pursuant to Article X below.

SECTION 2.12 Post-Closing Adjustment.

(a) Within sixty (60) days after the Closing Date, Purchaser shall, in its absolute discretion be entitled (but shall not, for the avoidance of doubt, be required) to prepare and deliver to the Holder Representative good faith calculation of the Net Working Capital as at Closing (the “Proposed Closing Balance Sheet”). The Proposed Closing Balance Sheet shall include all of the balance sheet line items included in the Estimated Closing Balance Sheet.

(b) During the thirty (30) days immediately following the Holder Representative’s receipt of the Proposed Closing Balance Sheet (the “Closing Balance Sheet Review Period”), the Holder Representative will be provided with reasonable access (including electronic access) to the financial records of the Company, for purpose of reviewing the Proposed Closing Balance Sheet and Purchaser, the Company and their respective Representatives shall assist and reasonably cooperate in good faith with the Holder Representative, in connection with its review of the Proposed Closing Balance Sheet.

(c) The Holder Representative shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Closing Balance Sheet Review Period if the Holder Representative disagrees with the Proposed Closing Balance Sheet. The Notice of Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Holder Representative’s determination of the amount of the Net Working Capital. If no Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Proposed Closing Balance Sheet shall be deemed to have been accepted by the Holder Representative and shall become final, binding and conclusive upon the Parties.

(d) If a Notice of Disagreement is given to Purchaser prior to the expiration of the Closing Balance Sheet Review Period, then the Holder Representative and Purchaser shall meet (which meeting may take place via teleconference) shall confer in good faith for a period of up to thirty (30) calendar days of delivery of such Notice of Disagreement (or at such other time and place mutually agree between the parties) and use all reasonable efforts to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(e) If the Holder Representative and Purchaser have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Disagreement the such thirty (30) days’ period (or such other period as may be mutually agreed by Purchaser and the Holder Representative), either the Holder Representative or Purchaser may submit any amounts remaining in dispute (the “Disputed Amounts”) for resolution to an Accounting Arbitrator who shall have the privileges, powers and immunities of an arbitrator. The Accounting Arbitrator shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Proposed Closing Balance Sheet and the Notice of Disagreement, respectively. Each of Purchaser and the Holder Representative shall submit a statement of its position and supporting documentation within twenty (20) days of engagement of the Accounting Arbitrator. The Accounting Arbitrator shall be instructed to make a determination as soon as practicable, and in any event within sixty (60) calendar days after their engagement. The Accounting Arbitrator shall prepare a written statement setting forth their resolution of the Disputed Amounts and adjustments to the Proposed Closing Balance Sheet.

(f) The statement which is (i) the Estimated Closing Balance Sheet delivered by the Company to the Purchaser, if the Purchaser fails to deliver the Proposed Closing Balance Sheet to the Company, (ii) the Proposed Closing Balance Sheet, if the Holder Representative fails to deliver through the expiration of the Closing Balance Sheet Review Period a Notice of Disagreement, or (iii) the closing balance sheet statement as adjusted through an agreement of Purchaser and the Holder Representative after resolving the Disputed Amounts set forth in the Notice of Disagreement, (iv) the closing balance sheet statement as adjusted through the determination of the Accounting Arbitrator pursuant to this Section 2.12 (the “Final Closing Balance Sheet”). The Final Closing Balance Sheet shall be final, binding and conclusive on the parties.

(g) The Estimated Closing Statement, the Proposed Closing Statement, the Final Closing Statement and all related calculations and documents shall be prepared in accordance with GAAP applied using the same accounting methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodology, in each case to the extent consistent with GAAP, as were used in the preparation of the Annual Financial Statements (as defined below); provided however, that the Net Working Capital, and the Company’s Debt shall be adjusted as defined pursuant to the terms hereof).

(h) Final Aggregate Consideration Adjustment Payments.

(i) If the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet exceeds the Aggregate Consideration as set out in the Final Closing Balance Sheet, then the Holder Representative and the Purchaser shall execute a joint instruction instrument addressed to the Escrow Agent, instructing the Escrow Agent to release the amount in excess from the Escrow Fund to the Purchaser.

(ii) If the Aggregate Consideration calculated based on the Final Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet, then Purchaser shall cause, within three (3) Business Days of the date of the Final Closing Balance Sheet being determined, transfer to the Paying Agent an amount in cash equal to such excess (the “Aggregate Consideration Surplus”) for payment to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share); provided however, that if the Aggregate Consideration Surplus shall require the Purchaser to pay any amount over the Base Closing Consideration then such Aggregate Consideration Surplus shall be deducted and released by the Escrow Agent to the Paying Agent for payment to the Selling Shareholders (in accordance with their respective Indemnity Pro Rata Share). In such event the Paying Agent shall release the Aggregate Consideration Surplus within three (3) Business Days from the transfer by Purchaser, subject to satisfaction of any withholding requirements provided herein.

(iii) All of the fees and expenses of the Independent Accountants pursuant to this Section 2.12 shall be borne by the Purchaser and the Holder Representative (on behalf of the Selling Shareholders), based on the inverse of the percentage that the Independent Accountants’ determination (before such allocation) bears to the total amount of the total Disputed Amounts originally submitted to the Independent Accountant.

Section 2.13 Lock-Up of Independent Stock Consideration; Holdback.

Each of the Founders shall execute and deliver: (i) the Lock-Up Agreement, with respect of the Independent Stock Consideration issued to such Founder; and (ii) a Holdback Agreement, with respect to its portion of the Holdback Stock Consideration.

Section 2.14 Closing.

(a) Time and Place. The consummation of the Transactions (the “Closing”) shall take place remotely, via the electronic exchange of applicable executed documents, simultaneously with the execution and delivery of this Agreement. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

(b) Transactions at Closing. At, or prior to the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously, and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

(i) Each Selling Shareholder shall deliver to Purchaser one or more share certificates of their respective Company Shares (or a written declaration of loss or destruction in lieu thereof in the form attached hereto as Exhibit E) accompanied by duly executed deeds of transfer in the form attached as Exhibit F.

(ii) Purchaser, the Holder Representative on behalf of itself and on behalf of each Indemnifying Person, shall enter into the Escrow Agreement with the Escrow Agent, and to the Paying Agent Agreement, with the Paying Agent.

(iii) Purchaser shall deliver to the Escrow Agent the Escrow Fund, in accordance with Section 2.06.

(iv) The Purchaser shall make all payments and issuances set forth in Section 2.04 of this Agreement.

(v) The Company shall register the transfer of the Company Shares held by the Selling Shareholders to Purchaser in the register of shareholders of the Company, and shall provide Purchaser with a true and correct copy of such updated register of shareholders reflecting such entry, certified by the Chief Executive Officer of the Company.

(vi) The Founders shall deliver the Purchaser with duly executed Lockup Agreements and Holdback Agreements.

Article III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Schedule delivered to the Purchaser concurrently with the execution of this Agreement, the Company represents and warrants to the Purchaser (it being clarified and understood that the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III it is readily apparent on the face of such disclosure that it applies to such other representations and warranties):

Section 3.01 Organization and Standing.

(a) The Company (i) is a corporation duly organized, validly existing under the laws of the State of Israel, (ii) has all requisite corporate power and authority, and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to carry on the Business and to own, lease and operate all of its properties. Section 3.01(a)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified to do business as a foreign corporation. The Company is duly qualified or licensed to do business and in good standing in the jurisdictions in which the character of the properties owned or leased by it and used by it or in which the conduct of its businesses requires it to be so qualified, and where the failure to be so qualified or in good standing, would reasonably be expected to have a Material Adverse Effect. Section 3.01(a)(ii) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has, or ever had, facilities, an office or an employee or Contractor. The Company has never conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, trade name or other name. The minute books of the Company contain accurate records, in all material respects, of all meetings (including any actions taken by written consent or otherwise without a meeting) and accurately reflect, on all material respects, all other actions taken by the Company shareholders. True, correct and complete copies of all minutes and/or resolutions of the shareholders of the Company and the shareholders register of the Company have been delivered or made available by the Company to Purchaser.

(b) The Company has never had and does not have any Subsidiaries and has never owned and does not own, directly or indirectly, any capital stock of or other equity or voting interests in any corporation, partnership, joint venture, association or other entity.

(c) The Company has delivered or made available to Purchaser (i) accurate and complete copies of the Articles, as currently in effect, including all amendments thereto, of the Company; (ii) the shareholders register of the Company. There has not been any material violation of any of the provisions of the Articles, including all amendments thereto, of the Company, as applicable, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by its respective shareholders, board of directors or any committee thereof.

(d) Section 3.01(d) of the Company Disclosure Schedule accurately sets forth: (i) the names of the members of the board of directors of the Company;1; and (ii) the names and titles of the officers of the Company.

[1]	Meitar: No applicable – there are no committees.

Section 3.02 Authority, Capacity, Validity and Effect.

The Company has all requisite power and authority (corporate or otherwise) or capacity to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate the Transactions. Each Document to which the Company is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Company, as applicable, and each Document to which the Company is a party has been duly and validly executed and delivered by the Company, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of the Company enforceable against the Company, in accordance with its terms and conditions, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; or (b) rules of law governing specific performance, injunctive relief and the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.03 Capitalization.

(a) The authorized share capital of the Company is NIS 106,000 consists of (i) 6,630,258 Company Ordinary Shares, of which 2,008,750 are issued and outstanding as of the date of this Agreement, (ii)1,678,382 Company Seed Shares, of which 1,678,378 are issued and outstanding as of the date of this Agreement, (iii) 139,860 Company Seed-1 Shares, of which 139,860 are issued and outstanding as of the date of this Agreement, (iv) 1,220,000 Company Preferred A Shares, of which 1,056,327 are issued and outstanding as of the date of this Agreement, and (v) 931,500 Company Preferred A-1 Shares, of which 931,147 are issued and outstanding as of the date of this Agreement. There are no Company Shares held in treasury. The Company Shares are held of record by the Persons set forth on Section 3.03(a) of the Company Disclosure Schedule, which sets forth for each Selling Shareholder (i) the name of the holder; and (ii) the number of Company Ordinary Shares and/or Company Preferred Shares held by such holder. Except as set forth in this Section 3.03(a) of the Company Disclosure Schedule, the Company has no other share capital authorized, issued or outstanding. All outstanding Company Shares are all duly and validly authorized, fully paid and non-assessable and issued in accordance with the Company’s Articles. The rights, preferences and privileges of the Company Preferred Shares and Company Ordinary Shares are as set forth in the Articles. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Each Company Preferred Share is currently convertible into one Ordinary Share, subject to the terms of the Articles.

(b) Except for the Company Option Plan and the Company Options granted or promised thereunder, the Company has ever adopted, sponsored or maintained any share option plan or any other plan or agreement providing for equity compensation to any Person. The Company Option Plan has been duly authorized, approved and adopted by the board of directors of the Company and is in full force and effect. The Company has reserved for issuance to employees, non-employee directors and Contractors of the Company 586,030 Company Ordinary Shares under the Company Option Plan, of which (i) options to purchase 139,667 Company Ordinary Shares have been granted and are outstanding or promised (each, a “Company Option”) as of the date of this Agreement, (ii) 8,750 Company Ordinary Shares have been issued following exercise of Company Options and are held by the 102 Trustee, and (iii) 6,549 Warrant Shares were granted and exercisable under the Tmura Warrant, all, as set forth in Section 3.03(a) of the Company Disclosure Schedule. Section 3.03(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option: (1) the name of the holder of such option, (2) the address of such holder (to the extent the Company has such information), (3) an indication of whether such holder is an employee or Contractor of the Company, (4) the date of grant or issuance of such option, the number of Company Ordinary Shares subject to such option, (5) the exercise price of such option, (6) the vesting schedule for such option, including the extent vested to the date of this Agreement, (7) whether and to what extent the exercisability of such option will be accelerated and become exercisable as a result of the Transactions, and (8) with respect to Company Options granted to Israeli taxpayers, whether each such Company Option was granted pursuant to Section 3(i) of the Ordinance or, Section 102 and specifying the subsection of Section 102 pursuant to which the Company Option was granted.

(c) Except as set forth in the Articles, the Company Warrant or pursuant to the Company Option Plan or specified on Section 3.03(c) of the Company Disclosure Schedule and except as contemplated by this Agreement, there are no:

(i) outstanding subscriptions or subscription rights, preemptive rights, warrants, calls or options to acquire, or instruments convertible into or exchangeable for, or agreements or understandings with respect to the sale or issuance of, or other similar rights, agreements, arrangements or commitments of any character relating to, Securities of the Company;

(ii) obligations to make any payment linked to the value of any Securities of the Company;

(iii) to the Company’s Knowledge, Liens (including a right of first refusal, right of first offer, proxy, voting trust, or voting agreement) with respect to the sale, issuance or voting of any Securities of the Company (whether outstanding or issuable upon the conversion, exchange or exercise of outstanding Securities); or

(iv) obligations to redeem, repurchase or otherwise acquire Securities of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(d) Section 3.03(d) of the Company Disclosure Schedule shall list for each outstanding Company Warrant: (i) the name of the holder thereof, and (ii) the number of Company Shares into which such Company Warrant is exercisable as of immediately prior to the Closing. As of immediately following the Closing, none of the Company Warrants will be outstanding or exercisable.

(e) Upon consummation of the Transactions, Purchaser will own all the issued and outstanding share capital of the Company free and clear of all Liens. The information contained in the Consideration Allocation Certificate shall be accurate and complete as of the Closing.

(f) Except as set forth in the Investors’ Rights Agreement (which will be terminated at and subject to Closing), the Company is not under any obligation to register under the Securities Act and the Israeli Securities Law and the rules and regulations promulgated thereunder and all applicable state securities or “blue sky” Laws, any Securities of the Company.

(g) Except as contemplated by this Agreement or as set forth on Section 3.03(g) of the Company Disclosure Schedule, and except for proxies signed in connection with the issuance of Company Options or Company Warrants or proxies signed by Selling Shareholders in connection with the Transaction, neither the Company nor any Shareholder is a party to any voting trusts, proxies or other agreements or understandings with respect to the Company Shares.

(h)  The exercise price of any Company Options granted to U.S. employees is at least equal to the fair market value of the underlying equity on of the date such Company Options were granted.

(i) No employees owes any Indebtedness to the Company.

Section 3.04 No Conflict; Required Filings and Consents; Approvals.

The execution, delivery and performance by the Company of the Documents to which it is a party, and the consummation of the Transactions by the Company (alone or in combination with any other event) and the compliance by the Company with the provisions of this Agreement, will not conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to a loss of a material benefit under, or any right of termination, cancellation or acceleration, or results in the creation of any Liens on any of the assets, properties or rights of the Company pursuant to (a) any Law applicable to the Company or any of its properties and assets; or (b) the Company’s Articles; (c) to the Company’s Knowledge, any Order to which the Company or any of its properties and assets are subject; or (d) any Material Contract to which the Company is a party or otherwise bound.

Section 3.05 Governmental Consents and Approvals.

Except as contemplated by this Agreement or as set forth on Section 3.05 of the Company Disclosure Schedule, the Company is not required to give any notice to, or make any filing with, any Governmental Authority, or obtain any Permit, in each case for the valid execution, delivery and performance by the Company of the Documents and the consummation of the Transactions.

Section 3.06 Financial Statements.

(a) Section 3.06(a) of the Company Disclosure Schedule contains true, correct and complete copies of the following:

(i) the audited balance sheets of the Company, as of December 31, 2019, and the related audited statements of operations, shareholders’ equity and cash flows for each of the fiscal years then ended, together with any notes thereto (all of the foregoing, the “Annual Financial Statements”); and

(ii) the unaudited and un-reviewed balance sheet of the Company as of December 31, 2020 (the “Latest Balance Sheet Date”), and the related unaudited statement of operations and cash flows for the 12-month period then ended (all of the foregoing, “Interim Financial Statements”).

(b) The Financial Statements (i) have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as may be indicated therein or in the notes thereto) and consistent with each other and have been prepared in accordance with the books and records of the Company; and (ii) present fairly, in all material respects, the financial condition, results of operations and cash flows of the Company, as of the respective dates thereof and for the respective periods covered thereby; provided, however, that the Interim Financial Statements do not contain all footnotes required under GAAP and are subject to normally recurring year-end audit adjustments, which will not be material individually or in the aggregate. All reserves established by the Company that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP as consistently applied by the Company for pre-Closing periods.

(c) Since the Latest Balance Sheet Date, there has been no material change in any accounting principle, procedure or practice followed by the Company or in the method of applying such principle, procedure or practice.

Section 3.07 Absence of Undisclosed Liabilities.

Except as set forth on Section 3.07 of the Company Disclosure Schedule, the Company has no monetary Liabilities in excess of US$ 50,000, except (a) to the extent reflected or reserved against on the Latest Company Balance Sheet and prior to the date hereof; (b) Liabilities arising in the Ordinary Course since the Latest Balance Sheet Date; or (c) Transaction Expenses.

Section 3.08 Absence of Certain Changes.

Since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course. Since the Latest Balance Sheet Date, (a) no Material Adverse Effect has occurred; and (b) the Company has not experienced any material damage, destruction or loss affecting in the use of, any material assets of the Company (whether or not covered by insurance).

Section 3.09 Assets; Absence of Liens and Encumbrances.

(a) Section 3.09(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets of the Company with an individual book value of greater than $50,000.

(b) The Company has leasehold interests in its leased properties and assets, real, personal and mixed, used or held for use in the Business, free and clear of any Liens, except as reflected in the Financial Statements and set forth in Section 3.09(b) of the Company Disclosure Schedule and except for Liens for ad valorem Taxes not yet due and payable.

Section 3.10 Accounts Receivable.

All Accounts Receivable of the Company are bona fide, result from the Ordinary Course, have been properly recorded in the Interim Financial Statements (to the extent required to be recorded therein) and, subject to reserves for doubtful accounts recorded in the Interim Financial Statements, and to the knowledge of the Company, are collectible in the ordinary course of business without any set-off or counterclaim, provided that in each case, the foregoing shall not be construed as a guarantee of such collectability or enforceability.

Section 3.11 Internal Controls..

The Company (a) makes and keeps accurate books and records that fairly reflect, in all material respects, the transactions and dispositions of assets of the Company; and (b) maintains internal accounting controls that provide reasonable assurance that (i) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP; (ii) receipts and expenditures are made only in accordance with general or specific authorizations of management and directors of the Company; (iii) access to its assets is permitted only in accordance with general or specific authorizations of management and directors of the Company; and (iv) the reported accounting for its assets and liabilities is compared with existing assets and liabilities at reasonable intervals; in each case, as customary for a company at the same stage of development as the Company.

Section 3.12 Contracts and Commitments.

(a) Section 3.12(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts which are in effect on the Effective Date (including any series of Contracts under a master agreement) (the “Material Contracts”):

(i) Contracts that are not terminable by the Company on fewer than sixty (60) days’ notice without payment by or penalty, liability or other adverse consequence to the Company;

(ii) Contracts that involve payments based on sharing profits or revenues of the Company or that create a partnership, joint venture or an alliance, referral or reseller relationship;

(iii) Contracts that are required to be set forth on Section 3.20(b) of the Company Disclosure Schedule;

(iv) Contracts that involve a payment commitment of the exceeding US$ 50,000 individually or $100,000 in the aggregate;

(v) Contracts that pertain to projects commonly known as “fixed price/deliverable based projects” as to which the Company has not completed performance in any respect;

(vi) Contracts that relate to capital expenditures exceeding US$ 50,000 individually to be made after the date of this Agreement;

(vii) Contracts that (A) impose a Lien on any of the Company’s assets; (B) create, incur or guarantee any Indebtedness of the Company to any other Person, or (C) assume, or otherwise become liable for, the obligations of any other Person;

(viii) Contracts that relate to the disposition or acquisition of material assets or any interest in any business enterprise (including any Liability related to or arising out of any acquisition or other business combination such as any earn-out, performance, bonus or other contingent payment arrangement, however such arrangement may be evidenced);

(ix) Outbound Intellectual Property Contracts that are required to be set forth on Section 3.13(e) of the Company Disclosure Schedule (except for Outbound Intellectual Property Contracts entered in the ordinary course of business);

(x) Contracts with Company Employees granting any bonus, special severance benefits, change of control benefits, or special termination pay (in cash or equity or otherwise) to any Employee with respect to which the Company has or may have any liability or obligation, in each case, except as required under applicable law, or Contracts with any labor union, works council or similar organization;

(xi) Contracts that are non-disclosure agreements, other than those entered into with any actual or prospective customer, reseller, distributor, partner, contractor, prospective employee or vendor in the Ordinary Course or those entered into with Company Employees or consultants in such capacity;

(xii) Contracts that (A) include any non-competition or non-solicitation covenant or similar arrangement that limits the right of the Company to engage in, or to compete (geographically or otherwise) in any line of business or with any other Person anywhere in the world or (B) grant exclusive rights of any type or scope;

(xiii) Contracts that provide for indemnification by or of the Company (excluding indemnification for third party infringement claims caused by a Company Product that is contained in the Company’s Contract(s) with customers, service providers or other Person entered into in the ordinary course of business consistent with past practice);

(xiv) Contracts that involve an option to purchase, a right of first refusal or other potential right to acquire any interest or any Securities of any Person (including the Company);

(xv) Contracts that contain “most favored nation” provisions or any similar preferred pricing provision requiring that a third party be offered terms or concessions at least as favorable as those offered to one or more other parties;

(xvi) Contracts with (A) any Governmental Authority; or (B) any party who is a subcontractor of any Governmental Authority in connection with such Contract;

(xvii) Contracts that relate to the settlement of any Proceeding;

(xviii) Contracts with suppliers of the Company with a value exceeding $50,000 individually;

(xix) Contracts establishing powers of attorney or agency agreements, other than those entered into with option holders under the Plan in the Ordinary Course;

(xx) Contracts under which the Company has any obligations to create or maintain interoperability or compatibility of any of the Company’s technology, products or services with any technology, products or services of any other Person;

(xxi) Contracts that have a restriction on assignment on the Company in the event of a change of control.

(b) Prior to the date of this Agreement, the Company has delivered or made available to Purchaser a true, correct and complete copy of each Material Contract, including all amendments, modifications and supplements thereto through the date of this Agreement (or a written description of the material terms of any Material Contract that is not written).

(c) Each Material Contract is a valid, binding and enforceable obligation of the Company in accordance with its terms against the Company and, to the Knowledge of the Company, against each other party thereto (in each case, subject to General Enforceability Exceptions), and is in full force and effect.

(d) There is no existing default by the Company under any of the Material Contracts and no event has occurred or, to the Knowledge of the Company, that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute material default by the Company or subject the Company to any penalty or liquidated damages, under any Material Contract.

(e) The Company has not received any notice or other written or oral communication from any Person regarding (A) any actual or alleged breach of, default under or failure to comply with any term or requirement of any Material Contract; or (B) any actual or proposed revocation, withdrawal, suspension, cancellation, termination or amendment to any Material Contract.

(f) The Company has not received notice of and, to the Knowledge of the Company, there are no existing defaults by any other Person party to a Material Contract; and, to the Knowledge of the Company, no event has occurred or to Company’s Knowledge is likely to occur, or that, with or without notice, lapse of time or the happening or occurrence of any other event, would constitute a default under any Material Contract by any other Person party thereto (other than the Company).

Section 3.13 Company Intellectual Property.

(a) Intellectual Property Registrations. Section 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Intellectual Property Registrations as of the Effective Date and (i) for each Patent (including any abandoned applications), the patent number or application serial number for each jurisdiction in which filed, date issued and filed, list of inventors, and present status thereof; (ii) for each registered Trademark and trademark application, the application serial number or registration number, by country, province and state, and the class of goods or services covered, the nature of the goods or services, the date issued and filed, and the present status thereof; (iv) all threatened or actual Proceedings (including reexamination and reissue proceedings as well as oppositions to trade/service marks registrations) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to such Company Intellectual Property Registrations listed in subsections (i) trough (iii); and (v) any actions that must be taken within one hundred and eighty (180) days after the date of this Agreement for the purposes of obtaining, maintaining, perfecting, preserving or renewing any such Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates or any responses to office actions, including conversion of provisional applications to non-provisional applications.

(b) Validity. Each of the Company Intellectual Property Registrations is, to the extent applicable, valid and subsisting (excluding pending applications), all necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection with such Company Intellectual Property Registrations that were due prior to the date of this Agreement or the Closing Date have been filed prior to the date of this Agreement or will be filed prior to the Closing Date, with the relevant patent, copyright, trademark or other authorities in the United States or any other jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations. To the Knowledge of the Company, there are no materials, information, facts, or circumstances, including any materials, information, facts, or circumstances that would constitute prior art, that would render any of the Company Intellectual Property Registrations invalid or unenforceable or that would materially affect any pending application for any Company Intellectual Property Registrations, or, when granted, would materially affect the ability of the buyer to enforce the granted Patents. All applications for Company Intellectual Property Registrations have been prosecuted in compliance with all material respects of applicable rules, policies, and procedures of the United States or foreign authorities (as applicable) for Intellectual Property Registrations. The sole, original, first and joint inventors of the subject matter claimed in the Company Patents are properly named in the Company Patents without any misjoinders, and/or non-joinders, and, except as set forth in Section 3.13(b) of the Company Disclosure Schedule, the applicable statutes governing marking of products covered by the inventions in the Company Patents have been fully complied with. Other than prior art references cited in the applicable patent office file history of any Company Patent (a true, correct and complete copy of which the Company has delivered or made available to Purchaser), the Company has no Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that would reasonably be expected to invalidate the Company Patents or any claim thereof, or of any conduct the result of which would reasonably be expected to render the Company Patents or any claim thereof invalid or unenforceable. To the Knowledge of the Company, there have not been any misrepresentations of or failures to disclose, any facts or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud, inequitable conduct, or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any Company Registered Intellectual Property. To the Knowledge of the Company, there are no legal or governmental Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Company Registered Intellectual Property, other than review of pending patent and trademark applications, and to the Knowledge of the Company no such Proceedings are threatened or contemplated by any Governmental Authority or any other Person.

(c) Ownership.

(i)  To the Knowledge of the Company, no Company Intellectual Property and Company Intellectual Property Registrations owned or purported to be owned by the Company are subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use, transfer, or licensing thereof by the Company, or which affects the validity, use or enforceability of such Company owned Intellectual Property Company Intellectual Property Registrations or Company Products. To the actual Knowledge of the Company, no other Company Intellectual Property owned or purported to be owned by the Company is subject to any Proceeding or outstanding decree, order, judgment, or stipulation, restricting the use thereof by the Company.

(ii) The Company owns, and has good and exclusive title to, all Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company free and clear of any Lien (other than the Outbound Intellectual Property Contracts). Except as set forth in Section 3.13(c)(ii) of the Company's Disclosure Schedule, all Company Intellectual Property Registrations and Company Intellectual Property owned or purported to be owned by the Company are fully transferable, alienable or licensable by the Company without restriction and without payment of any kind to any Person, subject to any applicable Law.

(iii) No Person other than the Company that licensed or otherwise granted rights under Intellectual Property to the Company has claimed exclusive license rights to any Company Products or to any Company Intellectual Property Registrations or Company Intellectual Property owned or purported to be owned by the Company.

(iv) The Company has not (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that were at any time Company Intellectual Property that the Company owned or purported to own or Company Intellectual Property Registrations, to any other Person; or (B) permitted the Company’s rights in any such Company Intellectual Property to lapse or enter the public domain except where the Company has enabled such occurrence in its reasonable business judgment. After giving effect to the Transactions, no Affiliate or current or former partner, director, stockholder, officer, employee or contractor of the Company will own or retain any rights in such Company Intellectual Property that is owned by the Company or Company Intellectual Property Registrations.

(v) The Company has not made any submission or suggestion to, and is not subject to any agreement with, any standards body or other similar entity that would obligate the Company to grant licenses to any Person or otherwise impair or limit its control of any Company Intellectual Property owned or purported to be owned by the Company or Company Intellectual Property Registrations.

(vi) The Company Disclosure Schedule, the Company has required each current and former employee of the Company who has contributed to the creation of Intellectual Property for the Company to sign a proprietary information/confidentiality agreement, in which the employee shall assign and currently assigns to the Company all right, title and interest in and to the Intellectual Property created by such Person (the “Invention Assignment Agreements”); and waives any rights to distribution of royalties under section 134 to Israel Patent Law 5727-1967. The Company has delivered or made available to Purchaser true, correct and complete copy of the forms of all Invention Assignment Agreements requested by Purchaser. To the Company’s Knowledge, there are no disputes regarding the scope of any assignment of Intellectual Property Rights to the Company by any Company Employee or former employee of the Company or current or former Contractor who has contributed to the creation of Intellectual Property for the Company, or performance under such assignment agreement, including with respect to any payments to be made or received by the Company thereunder.

(vii) Except as set forth in Section 3.13(c)(vii) of the Company Disclosure Schedule, no governmental funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property or Company Intellectual Property Registrations owned or purported to be owned by the Company in any jurisdiction in which Company currently conducts or has conducted business.

(d) Non-Infringement. To the Knowledge of the Company, the operation of the Business, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Company Products or the use of the Company Intellectual Property owned or purported to be owned by the Company with respect thereto, does not infringe or violate any Intellectual Property Rights or misappropriate any Intellectual Property of any third party (provided that the above shall not be deemed to refer to any Intellectual Property Rights that are not owned or purported to be owned by the Company and which may be used in any Company Products). The Company has not received notice from any Person (i) alleging any infringement or misappropriation with respect to any Intellectual Property or Intellectual Property Rights; (ii) claiming that the Company must license from any Person or refrain from using any Intellectual Property or Intellectual Property Rights; or (iii) challenging the validity, enforceability, effectiveness or ownership by the Company of any of the Company Intellectual Property owned or purported to be owned by the Company. To the Knowledge of the Company, no such a claim is threatened by any Person and no valid basis exists for such a claim. The Company has not received any opinion of counsel regarding any allegation of infringement relating to the operation of the Business or the Company Products. To the Knowledge of the Company, Company Intellectual Property that is not owned or purported to be owned by the Company does not infringe or violate any Intellectual Property Rights or misappropriate any Intellectual Property of any third party.

(e) Intellectual Property Contracts. Schedule 3.13(e)(A) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date to which the Company is a party with respect to Intellectual Property or Intellectual Property Rights owned or purported to be owned by the Company licensed by the Company to any third party but excluding Contracts with Person (such as services providers, agents, resellers, distributors, consultants) who was granted with a license or right to use Intellectual Property owned or purported to be owned by the Company in order to perform services for the Company or otherwise in the ordinary course of business (“Outbound Intellectual Property Contracts”). Schedule 3.13(e)(B) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts which are in effect on the Effective Date pursuant to which a third party has licensed any Intellectual Property or Intellectual Property Rights to the Company (other than open source licenses, shrink-wrap, click through or similar licenses for commercially available software) (“Inbound Intellectual Property Contracts”). The Company has not been subjected to an official audit of any kind in connection with any Inbound Intellectual Property Contracts, or received any notice of intent to conduct any such audit. The Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts, collectively, are referred to herein as the “Intellectual Property Contracts.”

(f) Open Source and Copyleft Materials. All use and distribution of Company Products, or any Open Source Materials, by or through the Company is in compliance in all material respects with all commercially applicable Open Source Licenses applicable to the proposed use in the Company Product following the execution of this Agreement, including all copyright notice and attribution requirements. Section 3.13(f) of the Company Disclosure Schedule lists all Open Source Materials used in the Company Products, including products in development, and (i) identifies the Open Source License applicable thereto; (ii) identifies the author of the open source used and/or modified; (iii) identifies, where available, a URL at which the applicable Open Source Materials are available and at which the applicable Open Source License is identified; (iv) describes the manner in which such Open Source Materials were used; (v) states whether (and, if so, how) the Open Source Materials were modified by or for the Company; and (vi) states whether the Open Source Materials were linked to, distributed by or for the Company. Except as set forth and disclosed above and in the Company Disclosure Schedule, the Company has not (A) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Company Products; (B) distributed Open Source Materials in conjunction with or for use with any of the Company Products; or (C) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any Company Intellectual Property, to be subject to Copyleft Licenses.

(g) Sufficiency of Intellectual Property Rights. The Company owns or is validly licensed (pursuant to an enforceable (subject to General Enforceability Exceptions) license) sufficient Intellectual Property Rights to conduct the Business as currently conducted or as proposed to be conducted including the design, development, manufacture, having manufactured for, use, import, export, sale, having sold, licensing, distribution or other exploitation of Company Products. To the Knowledge of the Company, the Transactions will not alter, impair or otherwise adversely affect any rights of the Company in any Company Intellectual Property.

(h) Software. Section 3.13(h)(i) of the Company Disclosure Schedule lists as of the Effective Date (i) all Contracts pursuant to which any Person has obtained or may obtain rights to receive any software or firmware Company Products in source code form through or from an escrow agent or any other Person; and (ii) all third-party software, firmware or other technology components that are incorporated in, provided with or otherwise used or held for use by the Company in connection with the support or maintenance of any Company Products, other than Shrink-wrap Licenses and Open Source Materials. .

(i) Governmental Rights. Except as disclosed in Schedule 3.13(i) of the Company Disclosure Schedule, no government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided facilities or funding for the development of any Company Intellectual Property owned or purported to be owned by the Company or Company Product. No Institutions have any ownership rights in or with respect to any developments of any Intellectual Property made by any current or former employee, or Contractor of the Company that relate in any manner to Company Intellectual Property owned or purported to be owned by the Company or the Company Products. To the Knowledge of the Company, no current or former employee, or Contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owned or purported to be owned by the Company has performed services for any Institution during a period of time during which such employee nor used, for the creation or development of any Company Intellectual Property, equipment belonging to any Institution, or Contractor was also performing services for the Company.

(j) Third-Party Infringement. To the Knowledge of the Company, no Person has infringed or misappropriated, or is infringing or misappropriating, any Company Intellectual Property Rights owned or purported to be owned by the Company. To the Knowledge of the Knowledge Group, no Person has infringed or misappropriated, or is infringing or misappropriating, any other Company Intellectual Property Rights.

(k) Trade Secret Protection. The Company has taken reasonable steps to protect and maintain the rights of the Company in the Company’s Confidential Information and Trade Secrets in accordance with industry practices. Without limiting the foregoing, except as set forth in Section 3.13(k) of the Company Disclosure Schedule, the Company has required each employee and Contractor who had access to Company’s Confidential Information and Trade Secrets to execute a written agreement that provides reasonable protection for such Confidential Information and Trade Secrets or otherwise bound by a duty of confidentiality. All current and former employees, and Contractors of the Company with access to such Confidential Information or Trade Secrets have executed such an agreement. All disclosures by the Company of any Company Confidential Information and Trade Secrets have been made pursuant to a written agreement that provides reasonable protection for such Trade Secrets and Confidential Information. The Company has taken reasonable steps to protect the Trade Secrets or confidential information of third parties provided to the Company in accordance with all applicable obligations of confidentiality. To the Knowledge of the Company, no current or former Company Employee or Contractor has used, or incorporated unauthorized Trade Secret in the Company Product.

Section 3.14  Litigation and Other Proceedings.

Except as set forth in Section 3.14(a) of the Company Disclosure Schedule, there are not currently, and there have never been, any (a) Proceedings of any nature instituted, commenced or pending against or involving the Company, the Business or the assets of the Company, employee or director of the Company in its, his or her capacity as such, whether at law or in equity or whether civil or criminal in nature, including any Proceeding that seeks to prevent, enjoin, alter or delay the Transactions; or (b) pending Orders of any Governmental Authority with respect to or involving the Company, the Business or the assets of the Company, employee or director of the Company in its, his or her capacity as such, nor, to the Knowledge of the Company, are any of the foregoing Proceedings or Orders currently threatened by any Person. To the Company’s Knowledge, no fact or circumstances exist, individually or in the aggregate and with or without notice or lapse of time, that are reasonably likely to result in any of the foregoing being instituted. Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, there is no Proceeding by the Company pending, or which the Company has commenced preparations to initiate, against any other Person, currently or at any time in the last five (5) years.

Section 3.15 Compliance with Laws; Permits; Privacy.

(a) The Company is in compliance in all material respect, and has been in compliance in all material respects with all Laws, Permits and Orders applicable to the Company or its assets, properties or Business, including the Export Control Laws of all countries that pertain to the Company and the Business, (b) To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply in any material respect with, any Law, Permit or Order applicable to the Company or its assets, properties or Business; or (ii) may give rise to any material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any curative action of any nature; and (c) the Company has not received any written notification from any Governmental Authority or any other Person asserting that (i) the Company is not in compliance, in all material respects, with any Law, Permit or Order applicable to the Company or its assets or Business; or (ii) the Company may have an obligation to undertake, or to bear all or any portion of the cost of, any curative action of any nature. The Company has not received notice of, and the Company has no Knowledge that any Governmental Authority intends to conduct, an investigation with respect to the Company, and, to the knowledge of the Company, no such investigation is in progress. The Company possesses all Permits necessary to conduct the Business in each jurisdiction (federal, state, local and foreign) in which the Company has conducted business, and Section 3.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of all such Permits and all Orders under which the Company, the Business or any assets of the Company is operating or bound. All such Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit. To the Knowledge of the Company, there is no proposed change in any applicable Law that would require the Company to obtain any Permit not set forth on Section 3.15(a) of the Company Disclosure Schedule in order to conduct the Business or own, lease or operate the Assets of the Company.

(b) Except as set forth in Schedule 3.15(b), the Company is not, and at no time has been, in material violation of any applicable Laws relating to the rights of any Person with respect to Personal Information and Privacy Rights, including the Laws relating to the collection, storage, use, security and/or transfer of Personal Information; and (ii) the Company is, and at all times have been, in compliance with all applicable industry standards relating to Personal Information and Privacy Rights.

(c) Except as set forth in Schedule 3.15(c), the Company: (i) is protecting, with commercially reasonable industry standard security measures, the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from unauthorized or improper access, modification, transmittal or use; (ii) does not use or intentionally collect or intentionally receive Personal Information relating to children under thirteen years of age in violation of the Children’s Online Privacy Protection Act; and (iii) is, in material compliance with each privacy policy it has made publicly available and the terms of each of its contractual obligations that is applicable to Personal Information and Privacy Rights.

(d) All third party hosting providers that host information on behalf of the Company are set forth in Schedule 3.15(d).

(e) The Company has commercially reasonable industry-standard technological and procedural measures in place to protect all Personal Information against loss, theft and unauthorized access or disclosure. Except as set forth in Schedule 315(e), no written claim has been asserted or threatened with respect to the Company’s receipt, collection, use, storage, processing, disclosure or disposal of Personal Information.

Section 3.16 Employees.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list of all current employees of the Company, and includes each employee’s name, position, work location, actual scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, monthly gross salary and any other material compensation or benefit payable, maintained or contributed to or with respect to which any potential liability (except for contribution for pension or study fund or per requirements of applicable laws) is borne by the Company (whether now or in the future) to each of the listed employees and including but not limited to the following entitlements: bonus (including type of bonus and amounts received in 2019 and 2020), commissions (including amounts received in 2019 and 2020), annual vacation entitlement and accrued vacation, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments) sick leave entitlement and accrual, shares and any other material incentive payments, recuperation pay entitlement and accrual, pension arrangement and/or any other provident fund (including managers' insurance and education fund), their respective contribution rates and the salary basis for such contributions whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”), whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work, if known). Other than their salaries and except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the employees of the Company are not entitled to any material payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, the Company did not make any material promises or commitments to any of its employees or former employees, whether in writing or not, with respect to any future changes or additions to their compensation or benefits, as listed in Section 3.16(a) of the Company Disclosure Schedule. Other than as listed in Section 3.16(a) of the Company Disclosure Schedule (i) there are no other employees employed by the Company, and (ii) all Company Employees have signed an employment agreement substantially in the form delivered or made available to Purchaser.

(b) Details of any person who has accepted an offer of employment made by the Company but whose employment has not yet started and any Company's employee who was given or who received a notice of termination of his or her employment in the last twelve (12) months prior to the signing date of this Agreement are contained in Section 3.16(b) of the Company Disclosure Schedule. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, no key employee of the Company has been dismissed in the last twelve (12) months prior to the signing date of this Agreement.

(c) The Company is not and was never a party to any collective bargaining agreement, or other Contract or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing. The Company is not and was never a member of any employers’ association or organization. The Company has never paid, is not required to pay and has never been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization. Except for extension orders which generally apply to all employees in Israel and the Company’s field of business, no extension orders apply to the Company and no employee of the Company benefits from any such extension orders. There are no and have never been any labor organizations representing, and to the Knowledge of the Company there are no labor organizations purporting to represent or seeking to represent, any Company's employees. The Company does not have Knowledge of any union organizing activities or proceedings of any labor union to organize any Company's employees. The Company is not engaged, and has never been engaged, in any unfair labor practice of any nature. The Company has never had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company's employees.

(d) Section 3.16(d) of the Company Disclosure Schedule sets forth a true and complete list of all present independent contractors and consultants (“Contractors”) to the Company, and includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other material compensation payable. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, all Contractors can be terminated on notice of thirty days or less to the Contractor. The Company took reasonable legal measures to ensure that all Contractors are and were rightly classified as independent contractors and would not reasonably be expected to be reclassified by the courts or any other authority as employees of the Company, for any propose whatsoever. According to the Contractors agreements with the Company, no Contractor is entitled to any rights under the applicable labor laws. All Contractors have received all their rights to which they are and were entitled to according to any applicable law or Contract with the Company. Except as set forth on Section 3.16(d) of the Company Disclosure Schedule, the Company does not engage any personnel through manpower agencies.

(e) The Company does not have unsatisfied obligations of any nature to any of its former employees or Contractors, and their termination was in compliance with all material applicable Laws and Contracts.

(f) Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, all past and present employees of the Company have executed the Company's standard employment agreement and standard restrictive covenants' agreement. Except as set forth on Section 3.16(f) of the Company Disclosure Schedule, no current employee or Contractor of the Company is or was engaged by the Company without a written contract or did not execute an agreement concerning intellectual property, confidentiality and non-compete. The Company has delivered to Purchaser: (i) accurate and complete forms of all such standard agreements; (ii) accurate and complete copies of all employee manuals and handbooks, all Company's policies and guidelines with regard to engagement terms and procedures and other material documents relating to the engagement of the Company's employees and Contractors; (iii) a written summary of all material unwritten policies, practices and customs in the Company; and (iv) accurate and complete copies of all the employment agreements with any Company Employee.

(g) Except as set forth in Section 3.16(g) of the Company Disclosure Schedule, the Company is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course, consistent with past practice and as detailed in Section 3.16(g) of the Company Disclosure Schedule). There are no pending claims against the Company under any workers’ compensation plan or policy or for short or long term disability.

(h) To the Knowledge of the Company, no employee of the Company: (i) has received an offer to join a business that may be competitive with the Company’s Business; or/and (ii) is in violation of any term of any employment Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others.

(i) Except as set forth in Section 3.16(i) of the Company Disclosure Schedule, since the inception of the Company (or any predecessor entities, if applicable), the Company has been in compliance, in all material respects, with all then applicable Laws relating to employees and employment issues, including termination of employment, discrimination, terms and conditions of employment, wages, hours, overtime and overtime payment, working during rest days and occupational safety and health, privacy issues, discrimination, fringe benefits and employment practices, and have not engaged in any unfair labor practices.

(j) The Company does not currently engage any employee or Contractor, whose employment or engagement requires special licenses or permits.

(k) Without derogating from any of the above representations, the Company's liability towards its employees regarding severance pay, accrued vacation and contributions are fully funded or if not required by any source to be funded are accrued on the Company’s financial statements as of the date of such financial statements. Section 14 Arrangement was properly applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all former and current employees of the Company based on their full salaries and from their commencement date of employment. All amounts that the Company is legally or contractually required to either (A) deduct from its employees’ salaries and any other compensation or benefit or to transfer to such employees’ benefit or (B) withhold from employees’ salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 3.17 [Reserved]

Section 3.18 Taxes.

(a) The Company and each of the Subsidiaries (i) have timely filed (taking into account any extensions of time in which to file) all material federal, state, local and foreign returns, estimates, claims for refund, information statements and reports or other similar documents with respect to any and all material Taxes (including amendments, schedules, or attachments thereto) (“Tax Returns”) required to be filed with any Governmental Authority by any of them and all such filed Tax Returns are true, correct and complete, in all material respects, and were prepared in compliance with applicable Laws in all material respects; and (ii) have timely paid, or have adequately reserved (in accordance with GAAP) on the most recent financial statements contained in the Company reports for the payment of, all material Taxes required to be paid (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items or carryforwards) for all Taxable periods and portions thereof through December 31, 2020, and since then, the Company and the Company’s Subsidiaries have not incurred any liability for Taxes (i) from extraordinary gains or losses within the meaning of GAAP, or (ii) outside the ordinary course of business.

(b) The Company has complied in all respects with applicable Laws in all material respects relating to the payment and withholding of Taxes from payments made or deemed made to any Person and has duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Company is in compliance with, and its records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under applicable Tax Laws in all material respects.

(c) No deficiencies for any Taxes have been asserted in writing or assessed in writing, or to the Knowledge of the Company, proposed, against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. There are no Liens (other than Permitted Liens) on any of the assets of the Company or the Subsidiaries for Taxes.

(d) No audit of any Tax Return of the Company is presently in progress, nor has the Company been notified in writing of any request for such an audit.

(e) The Company has not participated or engaged in any transaction or action which would require special reporting in accordance with Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006, regarding aggressive tax planning. Neither the Company nor its Subsidiary has received any “reportable tax opinion” or taken any “reportable position,” all within the meaning of Sections 131D and 131E of the Israeli Tax Ordinance, Sections 67C and 67D of the Israeli Value Added Tax Law, 1975, as amended, Section 231(e) of the Customs Ordinance [New Version] 5717-1957 and Section 21(c) of Fuel Excise Law, 5718-1958.

(f) To the Company’s knowledge, no extension of time within which to file any Tax Return required to be filed by the Company is currently in effect.

(g) No action, suit, investigation, claim or assessment is pending or, to the Knowledge of the Company, threatened with respect to Taxes for which the Company may be liable.

(h) No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not pay Taxes or file Tax Returns asserting that the Company is or may be subject to Taxes assessed by such jurisdiction or required to file a Tax Return in such jurisdiction.

(i) The Company is not bound by any Tax indemnity, Tax sharing agreement or Tax allocation agreement or arrangement or any similar agreement with respect to Taxes, nor is there any other reason, as transferee or successor, by operation of Law or otherwise, that the Company will have, as of the Closing Date, any liability for Taxes of any other entity.

(j) There are no Tax rulings, requests for rulings, private letter rulings, similar agreement, or closing agreements relating to Taxes for which the Company is reasonably expected to be liable that would reasonably be expected to affect the Company’s liability for Taxes for any taxable period ending after the Closing Date.

(k) The Company will not be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period ending after the Closing Date, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale or the receipt of any prepaid amount, income inclusions, if applicable, such as any item of income or gain, or exclusion of any item of deduction or loss from, taxable income made on or prior to the Closing Date or any election, if applicable, under Section 108(i) of the Code, in each case prior to Closing.

(l) All Taxes that the Company or any of the Subsidiaries is required by law or contract to withhold or to collect from each payment made to any employee, independent contractor, consultant, creditor, shareholder or other person have been duly withheld and collected and have been duly and timely paid to the appropriate Governmental Authority. The Company and the Subsidiaries have complied with all material record keeping and reporting requirements in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor or shareholder.

(m) To the Knowledge of the Company, the Company currently does not have and have never had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than its respective country of incorporation.

(n) The Company has at all times been an Israeli resident for Tax purposes. Since its incorporation, the Company has not paid and to the knowledge of the Company has no liability for Taxes in any jurisdiction other than Israel; and no claim has been made in writing by any Tax Authority in any jurisdiction where the Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.

(o) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(p) The Company has not been at any time a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

(q) During the last three years, the Company has not been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355 of the Code (or any similar provision of Law relating to Taxes).

(r) The Company is not and has not at any time sought qualification or claimed benefits as a “Preferred Enterprise or as an “Approved Enterprise” as such terms are defined in the Law for Encouragement of Capital Investments, 1959 (the “Encouragement Law”).

(s) The Company has no retained earnings which would be subject to corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Encouragement Law). The Company has never been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(t) The Company is duly registered for the purposes of Israeli value added tax and has complied in all material respects with all requirements concerning value added Taxes (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975), and there are no circumstances by reason of which the Company might not be an entitled to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it,(ii) has collected and timely remitted to the relevant Governmental Authority all output VAT which it is required to collect and timely remit under any applicable Law; and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(u) The Company Option Plan has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA under Section 102(b)(2) of the Ordinance. All Company Options and Section 102 Shares listed in Sections 3.03(a) and 3.03(b) of the Company Disclosure Schedule as intended to be subject to tax under Section 102(b)(2) of the Ordinance were and are currently in compliance in all material respects with the applicable requirements of Section 102(b)(2) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Company Options only following the lapse of the required 30 day period from the filing of the Company Options Plan with the ITA, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company Options and Company Shares, the receipt of any and all tax rulings, compliance with the provisions of any tax ruling received and the due deposit of such Company Options and Company Shares with the 102 Trustee pursuant to the terms of Section 102, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012. All Company Options granted to US taxpayers have an exercise price equal to no less than the fair market value of the underlying Company Shares on the grant date of such Company Option, as determined in accordance with Section 409A of the Code. The Company has complied with all applicable Tax Laws and requirements in connection with the exercise and/or sale of any Company Option granted under Section 3(i) of the Ordinance and has withheld all Tax that should have been required to be withheld in connection therewith under applicable Tax Laws.

(v) Other than any Tax Returns that have not yet been required to be filed (taking into account any extensions), the Company has made available to Purchaser complete copies of (i) all Tax Returns of the Company relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, (ii) any audit report issued with respect to or relating to any Taxes due from or with respect to the Company and the Subsidiaries, (iii) any closing or settlement agreements entered into by or with respect to the Company and the Subsidiaries with any Governmental Authority, (iv) all Tax opinions, memoranda and similar documents addressing Tax matters or positions of the Company and the Subsidiaries relating to the taxable periods with respect to which the applicable statute of limitation has not already expired, and (v) all material written communications to, or received by, the Company and the Subsidiaries from any Governmental Authority, including Tax rulings and Tax decisions relating to the taxable periods with respect to which the applicable statute of limitation has not already expired.

(w) The Company and the Subsidiaries have maintained up to date, full and accurate records, invoices and supporting documentation to substantiate the tax deductibility of services and expenses incurred and the deductibility of the related VAT, as well as the entries performed in the Tax returns. There is no ground for any reassessment to be performed by the Tax authorities as regards the tax treatment applied to services expenses and the related VAT due to the lack of or insufficiency of supporting documentation or non-compliance of the invoices received with the form requirements stated in the relevant legislation.

Section 3.19 Company’s Governmental Grants.

(a) Section 3.19 of the Company Disclosure Schedule sets forth a complete and correct list of all grants that the Company 2 or received from the State of Israel or any agency thereof, including the Israeli Innovation Authority (formerly known as the OCS) (the “IIA”) or from any other Governmental Authority, to the Company (the “Governmental Grants”), including “Approved Enterprise”, “Benefitted Enterprise” or “Preferred Enterprise” status conferred by the Israeli Investment Center (the “Investment Center”). No prior approval of the Investment Center, or any other Governmental Authority, is required in order to consummate the transactions contemplated under this Agreement or to preserve entitlement of the Company to any such incentive, subsidy, or benefit.

(b) The Company has made available to Purchaser complete and correct copies of all applications for Governmental Grants and supplements thereto, submitted by the Company and of all letters of approval granted to the Company. The Company is in compliance, in all material respects, with the terms and conditions and requirements of its Governmental Grants.

Section 3.20 Real Property; Absence of Liens and Encumbrances.

(a) The Company does not currently own, nor has ever owned any real property.

(b) Leased Real Property. Section 3.20(b) of the Company Disclosure Schedule lists all Leases of the Company, and the Company has delivered or made available to Purchaser true, correct and complete copies of all Leases, including all modifications, amendments and supplements thereto. The Company holds the leasehold interests in the Leased Real Property free and clear of all Liens other than Permitted Liens. Each Lease is in full force and effect and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (subject to General Enforceability Exceptions). All rent and other sums and charges payable by the Company under the Leases are current, the Company have not received any written notice of default or termination under any Lease, no termination event or condition or uncured default on the part of the Company exists under any Lease. Neither the Company (nor any of its Affiliates) has any outstanding options or rights of first refusal to purchase any Leased Real Property or any portion thereof or interest therein.

[2]	Why should we give representations on previous applications which are not actual grants?

Section 3.21 Insurance.

(a) Section 3.21 of the Company Disclosure Schedule contains a true, correct and complete list of all policies of and other forms of insurance presently in effect with respect to the Business or its assets (the “Insurance Policies”), including the named insured(s) and all beneficiaries thereunder, true, correct and complete copies of which have been delivered or made available by the Company to Purchaser. All Insurance Policies are valid, outstanding and enforceable (subject to General Enforceability Exceptions) policies.

(b) All premiums payable under each such policy have been timely paid since inception of such policy and no notice of cancellation or termination has been received by the Company with respect to any such policy. The Company does not have any Knowledge of, any threatened notice regarding any actual refusal of any coverage or rejection of any material claims under any Company Insurance Policy. The activities and operations of the Company have been conducted in a manner so as to conform in all material respects to all applicable provisions of the Insurance Policies.

Section 3.22 Environmental Matters.

The Company has (a) been in compliance, in all material respects, with all applicable Environmental Laws; (b) not received any written notice with respect to the business of, or any property owned or leased by, the Company from any Governmental Authority or third Person alleging that the Company is not in material compliance with any Environmental Law; and (c) not caused the “release” of any Hazardous Materials in violation of any applicable Environmental Law, so as to give rise to any material Liability under Environmental Laws for the Company.

Section 3.23 Brokers’ Fees; Transaction Expenses.

The Company has no liability to pay any fees or commissions to any broker, finder or agent with respect to the Transactions based upon arrangements made by or on behalf of the Company. Other than the Transaction Expenses that will be due to the entities or individuals as set forth in the Consideration Allocation Certificate, there are no other Transaction Expenses.

Section 3.24 Fair Disclosure.

This Agreement, including the Disclosure Schedule and any certificate, instrument or other document that are exhibits to this Agreement by the Company, does not contain any misrepresentation of a material fact, and does not omit to state any material fact necessary to make the statements contained herein or therein (in the light of the circumstances under which such representations were or will be made or provided) not misleading. The Company has delivered or made available to Purchaser (or to any of its advisors and counsels) all documents listed in the Disclosure Schedule.

Section 3.25 Warranty Obligations; Company Product Matters.

(a) Section 3.25(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company Products which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation; and (ii) each of the Warranty Obligations that is subject to any dispute or, to the Company’s Knowledge, threatened dispute. True, correct and complete copies of the Warranty Obligations have been delivered or made available by the Company to Purchaser prior to the execution of this Agreement.

(b) As of the date of this Agreement, the Company is not be obligated to perform under Warranty Obligations.

(c) Company Products.

(i) Section 3.24(c)(i) of the Company Disclosure Schedule contains a complete and accurate list of all Company Products.

(ii) Each Company Product conforms in all material respects to the specifications and documentation therefor, all applicable material contractual commitments and all applicable express and implied warranties.

Section 3.26 Bank Accounts.

Section 3.26 of the Company Disclosure Schedule identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company.

Section 3.27 Bankruptcy, Etc.

The Company is not involved in any Proceeding by or against it as a debtor before any Governmental Authority under any bankruptcy, winding-up, insolvency, arrangement, other similar Laws of general application affecting the enforcement of creditors' rights, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of its assets.

Section 3.28 Foreign Corrupt Practices Act.

The Company and, to the Company’s Knowledge, each employee and agent of the Company has complied with and is in compliance with, and none of them has taken any action that to the Company’s Knowledge, has violated or would reasonably be expected to result in a failure to comply with or a violation of the Foreign Corrupt Practices Act of 1977, as amended, the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, Title 5 of the Israeli Penalty Law (Bribery Transactions), the Israeli Prohibition on Money Laundering Law, 2000, or other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

Section 3.29 Restrictions on Business Activities.

Except as set forth in Section 3.12(a)(xiii) of the Company Disclosure Schedule, there is no agreement or judgment, injunction, order or decree (except if the aforementioned applies to all companies in the industry), in either case to which the Company is a party, or to the Knowledge of the Company, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any current business practice of the Company; (b) (b) the conduct of Business by the Company as currently conducted; or (d) the freedom of the Company to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company.  Without limiting the generality of the foregoing, the Company has not (i) entered into any agreement under which it is restricted from selling, licensing, manufacturing or otherwise distributing any Company Products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company’s technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market, or (iii) entered into any agreement that will bind Purchaser with respect to Purchaser’s or its Affiliates’ own customers, products or services.

Section 3.30 Customers and Suppliers.

Section 3.30 of the Company Disclosure Schedule sets forth a list of (a) the 10 largest customers of the Company during the last full fiscal year and the amount of revenues accounted for by such customer (including from product sales and professional services) during each such period and any Contract entered with such customer and (b) the 10 largest suppliers that are suppliers of any significant product or service to the Company. No such customer or supplier has indicated, within the past year, that it will stop purchasing products from the Company or materially reduce its general volume of purchases (without regard to normal short-term fluctuations) from the Company. To the Knowledge of the Company, no Governmental Authority is an indirect customer of any Company Product.

Section 3.31 Related Party Transactions.

Except as set forth in Section 3.31 of the Company Disclosure Schedule, no director, officer, employee of the Company or, to the Knowledge of the Company, members of any of their immediate family (each of the foregoing, a “Related Person”), other than in its capacity as a director, officer or employee of the Company (i) has been involved, directly or indirectly, in any material business arrangement or other material relationship with the Company, or (ii) to the Knowledge of the Company, directly or indirectly owns, or otherwise has any right, title, interest in, to or under, any material property or right, tangible or intangible, that is used by the Company. In addition, to the Knowledge of the Company, no such Related Person has an interest in any Person that competes with the businesses the Company in any market presently served by the Company (except for ownership of less than one percent of the outstanding capital share of any corporation that is publicly traded on any recognized stock exchange or in the over-the-counter market). All material transactions since January 1, 2017 between the Company and interested parties that require approval pursuant to Sections 268 to 284 of the Companies Law or pursuant to the Articles or Contracts have been so approved. For purpose of this Agreement, “immediate family” of any Person shall mean spouse, parents, children and brothers and sisters of such Person.

Section 3.32 Full Disclosure.

Except for the representations and warranties expressly and specifically made by the Company in this Article III, the Company does not make any express or implied representation or warranty, and the Company hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article IV
Representations and Warranties of the Selling Shareholders

Subject to any exceptions that are expressly set forth in the Company Disclosure Schedule (it being understood and hereby agreed that (i) the information set forth in the Company Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article IV to which such information relates, and (ii) the information set forth in each section and subsection of the Company Disclosure Schedule shall qualify the representations and warranties set forth in the corresponding section or subsections of this Article IV, and (B) any other representations and warranties set forth in this Article IV if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), each of the Selling Shareholders, severally and not jointly, represents and warrants, solely on behalf of himself, herself or itself and not on behalf of any other Selling Shareholder, to and for the benefit of Purchaser, with respect to itself (and not anyone else) as of the date hereof and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (except for such representations and warranties that are made only as of a specific date, which shall be made only as of such date), as follows:

Section 4.01 Title to Company Shares.

Each Selling Shareholder has, and, subject to Closing, shall deliver at the Closing to the Purchaser, good and valid title to the Company Shares set forth on Section 3.03(a) of the Company Disclosure Schedule with respect to each Selling Shareholder, free and clear of any Liens and from any agreement, obligation or commitments to create, grant, give or permit to subsist any Liens. All of such Company Shares (a) are fully paid and non-assessable, and (b) are not subject to any pending transfer or other disposal except as contemplated in this Agreement.

Section 4.02 Authority; Binding Nature of Agreements.

(a) Each Selling Shareholder has full right, power and authority to enter into and to perform such Selling Shareholder’s obligations under each of the Documents to which such Selling Shareholder is a party. This Agreement constitutes the legal, valid and binding obligation of such Selling Shareholder, and, assuming the due authorization, execution and delivery by all other parties hereto, is enforceable against such Selling Shareholder in accordance with its terms (subject to General Enforceability Exceptions). Upon the execution of each of the other Documents to which such Selling Shareholder is a party, each such other Document constitutes the legal, valid and binding obligation of such Selling Shareholder, and assuming the due authorization, execution and delivery by all other parties thereto, constitute the valid and enforceable against such Selling Shareholder in accordance with its terms, subject to the General Enforceability Exceptions. Each Selling Shareholder has reviewed the Estimated Consideration Allocation Chart and confirms that it agrees with the calculations set forth therein as such calculations relate to the consideration to be received by such Selling Shareholder pursuant to this Agreement.

(b) Solely with respect to US residence and to the extent applicable, the spouse, if any, of such Selling Shareholder who is a resident of a community property jurisdiction has the absolute and unrestricted right, power and capacity to execute and deliver and to perform his or her obligations under the spousal consent being executed by him or her. Said spousal consent constitutes such spouse’s legal, valid and binding obligations, enforceable against him or her in accordance with its terms.

(c) If such Selling Shareholder is a corporate body: (i) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and (ii) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it, subject to General Enforceability Exceptions.

Section 4.03 Non-Contravention; Consents.

(a) Neither (1) the execution, delivery or performance of this Agreement by such Selling Shareholder, nor (2) the consummation of the Transactions to which such Selling Shareholder is a party by such Selling Shareholder, will (with or without notice or lapse of time):

(i) if such Selling Shareholder is not an individual, contravene, conflict with or result in a violation or breach of (i) any of the provisions of the articles of association, partnership agreement, bylaws or other charter or organizational documents of such Selling Shareholder, or (ii) any resolution adopted by the shareholders, the board of directors or any committee of the board of directors of such Selling Shareholder, in each case with respect to the transactions contemplated by this Agreement;

(ii) contravene, conflict with or result in a violation or breach by such Selling Shareholder of any provisions of any applicable Law to which such Selling Shareholder is subject to, or give any Governmental Authority or other Person the right to challenge the Transactions or to exercise any remedy or obtain any relief underany order, writ, injunction, judgment or decree to which such Selling Shareholder is bound; or

(iii) contravene, conflict with or result in a violation or breach of or a default under any provision of, give any Person the right to declare a default under, cause or permit the termination, cancellation, acceleration or other change of any right or obligation or loss of any benefit under, or require any consent under, any Contract to which such Selling Shareholder is a party or by which such Selling Shareholder is bound or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating to, such Selling Shareholder, except where any such conflicts, violations, breaches, defaults, rights or losses individually or in the aggregate will not impair the ability of such Selling Shareholder to consummate the Transactions.

(b) No Consent is required from, any Person (including any Governmental Authority) in connection with (x) the execution, delivery or performance by such Selling Shareholder of the Documents to which such Selling Shareholder is a party or (y) the consummation by such Selling Shareholder of the Transactions, other than where the failure to make filings, give notice or obtain Consents will not impair the ability of such Selling Shareholder to consummate the Transactions.

(c) For the purpose of clarity, the representations and warranties made by each Selling Shareholder in this Article IV do not relate to any compliance or other requirements that may apply to the Company, the Purchaser in connection with the Transactions (such as compliance with anti-trust Laws, if applicable).

Section 4.04 Capacity of Selling Shareholder.

(a) Each Selling Shareholder has the capacity to comply with and perform all of such Selling Shareholder’s covenants and obligations under each of the Documents to which such Selling Shareholder is a party.

(b) Each Selling Shareholder has not (A) made a general assignment for the benefit of creditors, (B) is not bankrupt or insolvent, (C) suffered the attachment or other judicial seizure of all or a substantially all of such Selling Shareholder’s assets, (D) admitted in writing such Selling Shareholder’s inability to pay such Selling Shareholder’s debts as they become due, or (E) taken or been the subject of any action that will have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents;

(c) To such Selling Shareholder’s Knowledge, it is not subject to any applicable Law that may have an adverse effect on such Selling Shareholder’s ability to comply with or perform any of such Selling Shareholder’s covenants or obligations under this Agreement; or

(d) There is no Proceeding pending, and, to such Selling Shareholder’s Knowledge, no Person has threatened to commence any Proceeding against such Selling Shareholder (in his/her/its capacity as such) that may have an adverse effect on the ability of such Selling Shareholder to comply with or perform any of such Selling Shareholder’s covenants or obligations under any of the Documents. To the Knowledge of the Selling Shareholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that may serve as a reasonable basis for any such Proceeding.

Section 4.05 Tax Withholding Information.

Any and all information provided to Purchaser by such Selling Shareholder (if any) for purposes of enabling Purchaser to determine the amount to be deducted and withheld from the consideration payable to such Selling Shareholder pursuant to this Agreement under applicable Law is true, accurate and complete in all material respects.

Section 4.06 Finder’s Fees.

There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Selling Shareholder who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the Transactions.

Section 4.07 No Registration; Transfer Restrictions.

Each Selling Shareholder acknowledges that it has such knowledge and experience in financial or business matters that it is capable of evaluating and understanding the merits and risks of the Consideration Shares. Each Selling Shareholder understands that there is no assurance of any economic benefit which may arise in favor of Such Selling Shareholder, and each Selling Shareholder further acknowledges that, without derogating from the Purchaser's representations and warranties under Section 5 below, it may incur material financial losses in entering into the transactions contemplated hereunder. Such Selling Shareholder is able to bear the economic risk of an investment in the Consideration Shares and, at the present time, is able to afford a complete loss of such investment. Such Selling Shareholder acknowledges that as of the date hereof, the Company has limited financial resources, and thus an investment in the Consideration Shares is subject to significant risk. Each Selling Shareholder is either (i) an accredited investor as defined in Rule 501(a) of Regulation D promulgated under Act, or (ii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. To the extent that a Selling Shareholder is a non U.S. Person, such Selling Shareholder (x) is not receiving the Consideration Shares for the account or benefit of any U.S. Person, (y) is not, at the time of execution of this Agreement, and will not be, at the time of the issuance of the Consideration Shares, in the United States and (z) is not a “distributor” (as defined in Regulation S promulgated under the Act).

Such Selling Shareholder acknowledges that it has had the opportunity to review the ancillary agreements relating to this Agreement (including all exhibits and schedules thereto) and the SEC Reports and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Consideration Shares and the merits and risks of investing in the Consideration Shares; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.

Each Selling Shareholder understands and acknowledges that any part hereof may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Consideration Shares, other than pursuant to an effective registration statement or Rule 144 under the Securities Act (“Rule 144”), to an affiliate (as such term is defined in Rule 144) of Such Selling Shareholder or in connection with a pledge, the Purchaser may require the transferor thereof to provide to the Purchaser an opinion of counsel to such Selling Shareholder, to the effect that such transfer does not require registration of such transferred Consideration Shares under the Securities Act.

Each Selling Shareholder agrees to the imprinting, so long as is required, of a legend on any of the Consideration Shares issuable upon the transactions in this Agreement in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.”

Each certificate representing the Consideration Shares, if such Consideration Shares are being offered in reliance upon Regulation S, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, AND BASED ON AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROVISIONS OF REGULATION S HAVE BEEN SATISFIED, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (3) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Section 4.08 No Other Representations.

Except for the representations and warranties expressly and specifically made by such Selling Shareholder in this Agreement, such Selling Shareholder does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article V
Representations and Warranties of PURCHASER

The Purchaser represents and warrants to the Company and each Indemnifying Person that:

Section 5.01 Organization.

Purchaser is a public corporation duly organized and validly existing under the Laws of the State of Israel, and is duly organized, validly existing and in good standing (where such concept is recognized) under the laws of its jurisdiction of organization.

Section 5.02 Authority Relative to this Agreement.

Purchaser has all requisite power and authority (corporate or otherwise) to execute, deliver and preform this Agreement and each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Agreement and Document to which it is a party and to perform and consummate the Transactions. The Agreement and each Document to which Purchaser, as the case may be, is a party, and the performance of its respective obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of Purchaser, as the case may be,, and the Agreement and each Document to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of Purchaser enforceable against Purchaser, as the case may be, in accordance with its terms and conditions, except as limited by the General Enforceability Exceptions. The Board of Directors (or the appropriate committee thereof) of the Purchaser, as the case may be, (i) has determined that this Agreement, the Documents and the other transactions contemplated hereby are desirable and in the best interests of the the Purchaser, as the case may be, and its shareholders and (ii) have approved this Agreement, the Documents to which it is a party, and the other transactions contemplated hereby. No other corporate proceedings on the part of the Purchaser, as the case may be, are necessary to authorize this Agreement, the Documents to which it is a party or any certificate or other instrument required to be executed and delivered by Purchaser, pursuant hereto or to consummate the issuance of any portion of the Consideration Shares or any other transactions contemplated hereby or thereby. None of such actions have been amended, rescinded or modified.

Section 5.03 No Conflict.

The execution, delivery and performance Purchaser, of the Documents to which it is a party, and the consummation of the Transactions as contemplated herein, will not (a) violate any Law applicable to Purchaser, or any of its assets; or (b) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to any right of termination, cancellation or acceleration under, or require the consent, release, waiver or approval of any third party under, or result in the creation of any Lien upon any of its assets under any provision of (i) the Documents; (ii) Purchaser’s Fundamental Documents; (iii) any Permit of the Purchaser; or (iv) any material Contract to which it is a party or by which it or its assets is or may be bound.

Section 5.04 Governmental Consents and Approvals.

Except for any filings required with the Companies Registrar and/or SEC Reports pursuant to the Securities Act or the Exchange Act following the execution and Closing (but for the avoidance of doubt not as a condition precedent thereto, except the Resale Registration Statement for resales thereunder), Purchaser, has not been and are not required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any Permit, in each case for the valid execution, delivery and performance by the Purchaser, of the Documents.

Section 5.05 Litigation.

There is no Proceeding pending, or to the Purchaser's Knowledge, threatened against or affecting Purchaser that, individually or in the aggregate with similar Proceedings, would reasonably be expected to limit Purchaser’s ability to consummate the Transactions hereunder.

Section 5.06 Acknowledgement of the Purchaser's Receipt of Information.

Purchaser acknowledges and agrees that it, or its Representatives (a) has had an opportunity to ask questions and receive answers and materials, and to discuss the business of the Company and its Subsidiaries and any other related matter, with certain key officers of the Company, and (b) has conducted its own independent investigation of the Company, its respective Businesses and the Transactions contemplated hereunder. Purchaser hereby acknowledges and agrees that other than the representations and warranties set forth herein, none of the Company and Selling Shareholders or any of their Representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Business of the Company nor with respect to the Company share capital, including with respect to any information provided or made available to the Purchaser.

Section 5.07 Valid Issuance.

The Consideration Shares to be issued by Purchaser under this Agreement have been duly authorized for issuance pursuant to this Agreement and, when issued and delivered by the Purchaser pursuant to this Agreement against the receipt of Company Shares as set forth herein, will be duly and validly issued, fully paid and non-assessable and will have the rights, preferences and priorities set forth in the Purchaser’s Articles of Association. The shares of Purchaser Common Stock have been duly authorized and reserved for issuance and when issued by the Purchaser, will be duly and validly issued, fully paid and non-assessable.

Section 5.08 No Other Representations.

Except for the representations and warranties expressly and specifically made by the Purchaser and Purchaser in this Article V, the Purchaser does not make any express or implied representation or warranty, and hereby disclaims all other representations and warranties of any kind or nature, express or implied.

Article VI
Covenants of the parties

Section 6.01 Access to Records and Properties of the Company.

Subject to applicable Law, from the date of this Agreement to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall and shall cause the Company’s Representatives acting on its behalf to (a) provide to the Purchaser and its Representatives reasonable access to the officers, employees, properties, offices and other facilities of the Company and to the books and records thereof during normal business hours of the Company, and (b) furnish promptly such available information concerning the Business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company, as the Purchaser may reasonably request, including access to the Company’s Tax Returns and any communications with any Tax Authority.

Section 6.02 Conduct of the Business.

During the period commencing as of the date hereof, and prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as expressly contemplated by this Agreement or any of the Documents, or otherwise required for the consummation of the Transactions, or by applicable Law, or otherwise as agreed by Purchaser, the Company (i) shall carry on the Business in the Ordinary Course in substantially the same manner as heretofore conducted (including, without limitation, pay the debts and Taxes of the Company when due (except upon mutual agreement of the Company and Purchaser), pay or perform other obligations when due, and keep available the services of the present officers and employees of the Company and preserve in all material respects the relationships of the Company with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them), (ii) shall maintain its current accounting methods or practices (other than as required by GAAP) and (iii) shall not take any action inconsistent with the provisions of this Agreement or any of the other Documents to which it is a party. Without limiting the generality of the foregoing, unless specifically consented to by Purchaser (which consent shall not be unreasonably delayed or withheld) in advance in writing, or expressly set forth in this Agreement or the other Documents, the Company shall not:

(a) incur any Indebtedness in amount greater than US$50,000, other than in the Ordinary Course;

(b) assume, guarantee, endorse (other than endorsements for deposit or collection in the Ordinary Course), or otherwise become responsible for obligations of any other Person;

(c) authorize for issuance, issue (other than pursuant to the exercise or conversion of Company Warrants or Company Options existing on the Effective Date), sell, deliver or agree or commit to issue, sell or deliver, directly or indirectly, by any means, any Securities (including any options to employees);

(d) amend, waive or modify any terms of any Company Option or Company Warrant, including by directly or indirectly amending or changing the per share exercise price, the number of Company Shares subject to any Company Option or Company Warrant or the period of exercisability or vesting of any Company Option or Company Warrant;

(e) declare, set aside, make or pay any distribution or dividend or enter into any voting agreement with respect to its Securities;

(f) reclassify, combine, split or subdivide any of its Securities;

(g) make any change to its Fundamental Documents;

(h) create or permit the creation of any Lien that is not a Permitted Lien, or sell, lease, transfer, license or otherwise dispose of any of the Company’s Assets except for the sale or license of Company Products pursuant to Contracts listed on Section 3.12 of the Company Disclosure Schedule;

(i) cancel, release or assign any Indebtedness owed to it or any claims or rights held by it;

(j) (A) make any investment or commitment of a capital nature either by acquisition of Securities, contributions to capital, business, asset or product line acquisitions, or otherwise, form or acquire any Subsidiary or (B) make any capital expenditures other than in the Ordinary Course exceeding $50,000 individually or $150,000 in the aggregate;

(k) adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(l) (A) terminate any Material Contract; or (B) materially amend, modify, violate or waive any term of any Material Contract;

(m) (A) increase the salaries, wages, other compensation or benefits of any officer or director, employee, or Contractor of the Company; (B) pay any compensation to or for any officer or employee other than pursuant to employment arrangements in effect on the date of this Agreement or to or for any Contractor other than pursuant to the arrangements in effect on the date of this Agreement; (C) make any advance or loan to any officer or director, employee, or Contractor of the Company; (D) modify the terms of the relationship of any officer, director, employee, or Contractor with the Company; (E) change the status, title or responsibilities, including by termination, demotion or promotion, of any officer, employee, or Contractor without providing notice to Purchaser at least 14 days prior to delivery of any notice to such individual or entity, as applicable; (G) pay or agree to pay any bonus, incentive compensation, equity or equity-related compensation, service award, severance, retention, change in control, “stay bonus” or other like benefit other than pursuant to the terms of any Company Benefit Arrangement; (F) adopt, amend, fund, accelerate payment under or terminate any Company Benefit Arrangement, other than as required by, or to comply with, applicable Law; or (I) enter into any collective bargaining agreement, trade union agreement or similar agreement or arrangement;

(n) make any change in any method of accounting or accounting practice other than as required by GAAP, applicable Law or any Governmental Authority and as approved by the Purchaser;

(o) make, change or revoke any material election in respect of Taxes; adopt or change any accounting method in respect of Taxes; enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement; file any amended Tax Return; settle or compromise any claim, notice, audit report or assessment in respect of Taxes; or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(p) (A) prepay any long-term Indebtedness, (B) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise) arising other than in the Ordinary Course, other than payment, discharge or satisfaction of liabilities reflected or reserved against in the Company Balance Sheet and other than Transaction Expenses or (C) fail to pay any debts and Taxes in a timely manner, subject to good faith disputes over such debts or Taxes or fail to pay or perform other obligations in a timely manner subject to good faith disputes over whether payment or performance is owing;

(q) (A) accelerate or delay the collection of notes or Accounts Receivable in advance of or beyond their regular due dates or the dates on which the same would have been collected in the Ordinary Course or (B) delay or accelerate the payment of any account payable in advance of its due date or the date such Liability would have been paid in the Ordinary Course;

(r) write up, write down or write off the book value of any of the Assets of the Company, except as required by GAAP for Accounts Receivable that are not collectible, or the depreciation and amortization or impairment of assets in accordance with GAAP consistently applied;

(s) (A) waive, release, assign, settle or compromise any material claims or right to make claims, settle any Proceeding or (B) initiate any litigation or arbitration proceeding;

(t) make any change in the manner in which the Company extends discounts or credits to customers, otherwise deals with its customers or distributors or markets its products or services, other than in the Ordinary Course;

(u) transfer, assign, abandon, fail to maintain, permit to lapse or exclusively license to or from any Person any Intellectual Property Rights or enter into any Contract with respect to or otherwise binding upon any Intellectual Property or Intellectual Property Rights of the Company or any of its Affiliates (other than the Company);

(v) take any action which could increase the Company’s liability for Taxes (other than, for the avoidance of doubt, conducting business in the Ordinary Course);

(w) fail to keep in full force and effect the Insurance Policies or other comparable insurance affecting the business of the Company, or reduce the amount of any insurance coverage provided by the Insurance Policies;

(x) Solicit, endorse, approve, and/or positively respond to an Acquisition Proposal, or

(y) directly or indirectly take, agree to take or permit to occur any of the foregoing actions.

Section 6.03 Notices of Certain Events.

During the period from the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Closing, (A) the Company shall promptly notify the Purchaser in writing, promptly after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Company that is contained in any Document to be materially untrue or inaccurate in any material respect; (ii) a material violation or breach of any covenant of the Company contained in this Agreement and any of the Documents; or (iii) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied, and (B) (a) the Purchaser shall promptly notify the Company in writing, after becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of the Purchaser that is contained in any Document to be materially untrue or inaccurate in any material respect; or (ii) a material violation or breach of any covenant of the Purchaser contained in this Agreement or any of the Documents; or (b) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied.

Section 6.04 Regulatory and Other Authorizations; Notices and Consents.

If any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the Transactions as violative of any applicable Law, each of the Purchaser and the Company shall, and shall cause their respective Affiliates to, cooperate with the other Parties and use their commercially reasonable efforts to contest and resist, except insofar as the Company and the Purchaser may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions, provided, however, nothing in this Section 6.01 or otherwise in this Agreement, unless otherwise expressly stated, shall require the Purchaser or its Affiliates, nor permit the Company or its Affiliates, to enter into or agree to enter into any understanding, undertaking, settlement, consent decree, stipulation or agreement that would limit in any manner the Purchaser’s or its Affiliates’ ability to operate the Business following the Closing in its absolute discretion, or require the sale, divestiture, holding separate (including by establishing a trust or otherwise) or license of any of the Assets, Securities or businesses of any of the Purchaser, the Company or their respective Affiliates.

 Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing in any way. At any time prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, full control and supervision over its business operations.

Section 6.05 Confidentiality and Announcements.

(a) Each Party shall, and shall use its commercially reasonable efforts to cause its Affiliates and Representatives to, keep confidential and not disclose to any other Person any Transaction Information or, in the case of the Selling Shareholders, any Confidential Information (provided that if this Agreement is terminated, the Selling Shareholders shall only be subject to confidentiality with respect to the Transaction Information). Notwithstanding the foregoing each Party may disclose Transaction Information and, in the case of the Selling Shareholders, Confidential Information, to its Affiliates, Representatives and lenders, in each case only where such persons or entities are under appropriate nondisclosure obligations of a similar nature. The obligations of a Party under this Section 6.05 shall not apply to information which: (i) is or becomes generally available to the public without breach of obligations under this Section 6.05(a), (ii) becomes available to a Party on a non-confidential basis from a source other than a Party to this Agreement (provided that such Party can demonstrate that such source was not known by such Party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality. If a Selling Shareholder or any of its Affiliates or their respective representatives to this Agreement is require to disclose any information by Law or any Order, such Person shall notify to the Purchaser as early as practicable prior to disclosure to allow Purchaser to take appropriate measures to preserve the confidentiality of such information. Any breach of this Section 6.05(a) by any Affiliate, Representative or lender of a Party shall be deemed to be a breach by such Party. “Transaction Information” includes (i) the existence or terms of this Agreement or the other Documents, or (ii) the existence of discussions and negotiations between or among the Purchaser, the Company, and the holders of any Company Securities or any of their respective Representatives.

(b) Notwithstanding Section 6.05(a), Purchaser shall determine in its reasonable discretion whether any public announcement, press release or response to media inquiries regarding this Agreement, the other Documents or the Transactions may be made to comply with legal or regulatory requirements and, shall be entitled to issue any such public announcement or press release or respond to media inquiries which may include terms of the Transactions. Following the issuance of such press release, any party may issue a subsequent press release in content consistent therewith.

(c) Notwithstanding the foregoing, (i) a Selling Shareholder that is a venture capital fund or a holding company may inform its respective limited partners, shareholders, investors and professional advisors of the Transactions consistent with its prior practice, provided that any such communication advises such limited partners, investors and professional advisors of the confidential nature of the information contained in such communication, and (ii) a Selling Shareholder that is a venture capital fund or a holding company may inform bona fide prospective investors who are under appropriate confidentiality provisions of the amount of their investment in the Company and the return on such investment that resulted from the Transactions and, and only after Company has publicly acknowledged its involvement in the Transaction, Company’s identity.

Section 6.06 Further Assurances.

Each Selling Shareholder, in its capacity as such, shall not interfere with the compliance by the Company of the covenants hereunder. From and after the Closing, the Selling Shareholders and Purchaser shall execute and deliver such further instruments of conveyance, transfer and assignment and shall take such other actions as a Party may reasonably request of another party in order to effectuate the purposes of this Agreement and the other Documents to which they are parties and to carry out the terms hereof and thereof. If for any reason, any Selling Shareholder does not or is unable to execute such further documents within ten (10) days of the Purchaser’s written request, each Selling Shareholder hereby irrevocably appoints the Holder Representative as its attorney-in-fact (which appointment is coupled with an interest) to execute and deliver any assignments, applications or other instruments as shall be necessary to effectuate the purposes of this Agreement and the other Documents.

Section 6.07 Form S-8.

With respect to the Assumed Options, Purchaser shall confirm that its Registration Statement on Form S-8 currently effective with the SEC has a sufficient number of Ordinary Shares reserved for issuance to cover the Assumed Options. Purchaser shall use commercially reasonable efforts, subject to applicable securities laws, to maintain the effectiveness of such registration statement for so long as any Unvested Company Options remain outstanding exchanged hereunder, subject to Purchaser’s standard policies regarding securities Law compliance. Purchaser shall, as soon as practicable after the Closing Date, deliver to each holder of Assumed Options written notice documenting the assumption of the Company Options. Such notice shall specify the number of shares of Purchaser Stock subject to the Assumed Options, as well as the exercise price per share of Purchaser Stock subject to the Assumed Options.

Section 6.08 Resignation of Directors.

The Company shall obtain and deliver to Purchaser at or prior to the Closing the resignation notices/letters of each director of the Company, effective as of the Closing, in the form set forth as Exhibit G hereto (the “Directors’ Resignation Letters”).

Section 6.09 Registration Rights.

(a) On or prior to the date that is fourteen (14) days following the Closing Date, Purchaser will prepare and file with the Securities and Exchange Commission an automatic shelf registration statement for a resale offering (the “Resale Registration Statement”), to be made on a continuous basis, of the Consideration Shares. Purchaser shall use its commercially reasonable efforts to keep such registration statement, with respect to each Selling Shareholder, continuously effective under the Securities Act until the earlier to occur of (i) the date on which such Selling Shareholders may sell the Consideration Shares then held in compliance with Rule 144, or (ii) all Consideration Shares covered by the registration statement have been sold by such Selling Shareholder, and shall use commercially reasonable efforts to enable the Selling Shareholders to sell their Consideration Shares pursuant to the Resale Registration Statement, including by providing a legal opinion from the Purchaser’s counsel to the transfer agent that the Selling Shareholders’ Consideration Shares may be sold pursuant to the Resale Registration Statement (subject to receiving customary confirmation and representation letters thereof from the applicable Selling Shareholder) and such other information as may be reasonably requested by the Selling Shareholders in order to sell their Consideration Shares pursuant to the Resale Registration Statement.

(b) With a view to making available to the Selling Shareholders the benefits of Rule 144, Purchaser agrees to:

(i) Make and keep public information available, as those terms are understood and defined in Rule 144;

(ii) File with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the 1934 Act; and

(iii) Furnish to any Selling Shareholder, so long as such Selling Shareholder owns any Consideration Shares and would be eligible to resale the Consideration Shares pursuant to Rule 144, forthwith upon request (i) a written statement by the Purchaser that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or Form F-3 (as applicable), (ii) a legal opinion from the Purchaser’s counsel to the transfer agent that the Selling Shareholder’s Consideration Shares are eligible to be sold pursuant to Rule 144 (subject to receiving customary confirmation and representation letters thereof from such Selling Shareholder), and (iii) such other information as may be reasonably requested in availing any Selling Shareholder of any rule or regulation of the SEC that permits the selling of any Consideration Shares pursuant to Rule 144.

(iv) As a condition to the Purchaser’s obligation to include each Selling Shareholder in the Resale Registration Statement, such Selling Shareholder shall deliver to the Purchaser a duly completed and executed Selling Shareholder Questionnaire on behalf of such Selling Shareholder substantially in the form attached hereto as Exhibit 6.09(b)(iv) within seven days from the Closing Date.

Section 6.10 Directors’ and Officers’ Insurance.

(a) Prior to the Closing, the Company shall purchase a fully prepaid “tail” or “run-off” insurance policy which (i) has an effective term of seven years from the Closing Date, (ii) covers the current and former directors and officers of the Company (the “Covered Persons”) during the seven-year period immediately following the Closing Date (the “Covered Period”) with respect matters occurring at or prior to the Closing Date; and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Tail Policy”).

(b) Purchaser, shall and shall cause the Company to, maintain such Tail Policy in full force and effect for the term of such policy and shall cause the Company and its successors and assigns not to cancel, reduce or adversely modify the terms of the Tail Policy and continue to honor the obligations thereunder in accordance with its terms, to the extent permitted by Applicable Law, until the lapse of the Covered Period.

(c) For avoidance of doubt, the cost of such Tail Policy shall be considered a Transaction Expense.

Article VII
Tax Matters

Section 7.01 Tax Returns.

(a) Tax Returns. The Company shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) Tax Returns of the Company required to be filed prior to the Closing Date, and (ii) shall pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid prior to the Closing Date. Purchaser shall (i) timely prepare or cause to be prepared (taking into account any extensions of time in which to prepare) and timely file or cause to be filed (taking into account any extensions of time in which to file) all Tax Returns for the Company required to be filed after the Closing, and (ii) timely pay or cause to be paid (taking into account any extensions of time) all Taxes required to be paid after the Closing Date. To the extent such Tax Returns include any Taxes relating to a period prior to the Closing Date, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company.

(b) Post-Closing Limitation. Purchaser shall not amend any Tax Returns of the Company that include any Taxes relating to a period prior to the Closing Date or file a Tax Return that includes any Taxes relating to a period prior to the Closing Date in a jurisdiction in which the Company has not historically filed Tax Returns reporting that type of Tax without the Holder Representative’s prior written consent, if such action would reasonably be expected to have the effect of resulting in an indemnification obligation by the Indemnifying Persons.

Section 7.02 Tax Refunds.

Purchaser shall be entitled to any refund or credit for Taxes paid by the Company after the date of this Agreement, , provided that any refund or credit relates to the period prior to Closing, shall be for the account of the Contributing Securityholders, and Purchaser shall pay such amount to the Paying Agent for further distribution to the Contributing Securityholders subject to applicable withholding tax, within ten (10) days after receipt or entitlement thereto.

Section 7.03 Treatment of Payments.

All amounts paid by the Indemnifying Persons under Article X shall, to the extent permitted by Law, be treated for all purposes as adjustments to the Aggregate Consideration.

Section 7.04 Purchaser’s Use.

Nothing in this Agreement shall be construed to require Purchaser to make any payment to any Selling Shareholder for Purchaser’s use in a Tax Return for a period beginning after the date of this Agreement, of any excess Tax credit (including any excess foreign tax credits), net operating loss, or other Tax attribute for the Company or any of its Subsidiaries.

Article VIII
Conditions to the transactions

Section 8.01 Conditions to the Obligations of Purchaser.

The obligations of Purchaser to consummate the Transactions are subject to the satisfaction, or waiver by Purchaser in its sole discretion, at or prior to the Closing, of the following further conditions:

(a) Representations and Warranties. The representations and warranties of each of the Selling Shareholders and the Company set forth in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) shall be true and correct in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect shall be true and correct in all respects) as of the Closing Date.

(b) Covenants. Each of the Company and the Selling Shareholders shall have performed, and complied in all material respects with each covenant or obligation required to be performed or complied with by such parties pursuant to this Agreement as of the Closing.

(c) No Proceedings. No Proceeding shall be overtly threatened or pending against Purchaser, Company or any Selling Shareholder (in his/her/its capacity as such) by any Governmental Authority arising out of, or in any way connected with, the Transactions contemplated by this Agreement, that could materially impair the ability of the Purchaser or the Company to consummate the Closing and the Transactions contemplated by this Agreement.

(d) Contracts. The Company shall have sent the notices and obtain the consents (to the extent applicable) as set forth on Section 3.04 of the Disclosure Schedule.

(e) Closing Deliveries by the Company. Purchaser shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) The Escrow Agreement, executed by the Holder Representative (on behalf of himself and each Indemnifying Person);

(ii) A certificate, in the form attached hereto as Exhibit H, executed on behalf of the Company by its Chief Executive Officer (the “Company Closing Certificate”) and containing representations and warranties of the Company to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) have been duly satisfied;

(iii) The Consideration Allocation Certificate, executed on behalf of the Company by its Chief Financial Officer;

(iv) A legal opinion of Meitar | Law Offices, legal counsels to the Company, in the form attached hereto as Exhibit I;

(v) The Directors’ Resignation Letters, executed by all members of the Board as of immediately prior to the Closing; and

(vi) A certificate executed by the Chief Executive Officer of the Company attaching and certifying (i) the resolutions of the board of directors of the Company approving this Agreement and the Transactions, and (ii) the resolutions of the shareholders of the Company approving this Agreement and the Transactions.

(vii) The Lock-Up Agreements, executed by each of the Founders.

(viii) The Founders’ Employment Agreement, executed by each of the Founders.

(ix) The Interim Option Ruling and 104H Interim Ruling approved by the ITA.

(x) The Holdback Agreements, executed by each of the Founders.

(f) No Further Rights. Any and all agreements and/or arrangements between the Company and the Selling Shareholders granting any rights in the Company’s equity and/or any obligations by the Company (including without limitations, Management Rights Letter by and between the Company and Microsoft Corporation, dated as of March 26, 2020, Management Rights Letter by and between the Company and i3 Equity Partners Ltd, dated as of March 26, 2020, Management Rights Letter by and between the Company and NextLeap Ventures SPV Nanofabrica 1 Limited Partnership, dated as of March 26, 2020, Management Rights Letter by and between the Company and Gr8 Day Investments LLC Alea LLC, dated as of March 26, 2020, Side Letter issued by the Company to Moshe Nur and Yosef Nuriel, dated as of May 7, 2018, Amended and Restated Investors’ Rights Agreement dated as of March 26, 2020, by and among the Company, the Founders and the Investors listed therein ), save for agreements entered between Company and the Selling Shareholders concerning their engagement in the ordinary course and/or options granted under the Company Plan, have been terminated with no liability to the Company in accordance with their terms.

(g) Change of Control Consents. Company has secured, without any additional payment, all consents from applicable third parties concerning the completion of the transactions contemplated hereunder (including without limitations, with respect to the lease agreements, bank related obligations and any documents and/or arrangements concerning liens over the Company’s properties which are in effect); or, where notice thereto is sufficient, has provided such notice in a timely manner.

(h) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(i) Termination of Company Warrants. All unexercised Company Warrants (but excluding any Company Warrants exercised in a way of cashless exercise contingent upon the Closing) shall terminate and be null and void as of the Closing and thereafter shall not be exercisable for any Securities of the Company.

(j) Share Certificates and Share Registry.

(i) Each Selling Shareholder shall have delivered to Purchaser all certificates representing the Company Shares set forth on Schedule 1 with respect to such Selling Shareholder (or Affidavits of Lost Shares with respect thereto), together with share transfer deeds satisfactory in form and substance to Purchaser and its counsel, such that Purchaser shall have received in the aggregate certificates representing all outstanding Company Shares owned by such Selling Shareholders.

(ii) The Company shall have delivered to Purchaser a copy of the share registry of the Company evidencing the transfer and ownership of all of the Company Shares to Purchaser certified by the Chief Executive Officer of the Company on behalf of the Company.

(k) Ownership of Company Shares. This Agreement is executed by Selling Shareholders holding one hundred percent (100%) of the issued and outstanding Company Shares, including Company Shares issued upon exercise of Company Warrants outstanding on the date of this Agreement and Company Shares issued after the date of this Agreement.

(l) Transaction Expenses. The Company shall transfer any Transaction Expenses appearing on the Consideration Allocation Certificate (or otherwise approved in writing by Purchaser) and which that have not been paid prior to the Closing to the Paying Agent for the benefit of the payees thereof.

Section 8.02 Conditions to the Obligations of the Company and the Selling Shareholders.

The obligations of the Company and the Selling Shareholders to consummate the Transactions are subject to the satisfaction, or waiver by the Company and the Holder Representative at each Party’s sole discretion, of the following further conditions:

(a) Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date except for failures to be accurate which would not, individually or in the aggregate, reasonably be expected to materially impair Purchaser’s ability to consummate the Transactions.

(b) Covenants. Each of the covenants and obligations that each of Purchaser is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

(c) Closing Deliveries. The Company and Holder Representative shall have received the following agreements and documents, each of which shall be in full force and effect, subject to its terms:

(i) The Escrow Agreement, executed by the Escrow Agent and Purchaser;

(ii) The Paying Agent Agreement, executed by the Paying Agent and Purchaser;

(iii) The Founders’ Employment Agreement, executed by Purchaser;

(iv) The Holdback Agreements, executed by Purchaser;

(v) The Lock-Up Agreements, executed by Purchaser;

(vi) The 104H Interim Ruling.

(d) Share Transfers. (i) Purchaser shall deposit or cause the deposit of the Escrow Fund with the Escrow Agent, (ii) Purchaser shall deposit or cause the deposit of the consideration set forth and detailed in Section 2.04(a), with the Paying Agent (for further distribution in accordance with this Agreement), and (iii) Purchaser shall have delivered, or caused to be delivered, to the Holder Representative evidence of Consideration Shares issuance.

Article IX
TERMINATION

Section 9.01 Termination.

This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Purchaser;

(b) by Purchaser or the Company by written notice to the Company, and the Holder Representative, in each case if the Transactions have not been consummated on or before ninety (90) days from the date of this Agreement (which date may be extended by written mutual agreement of the Purchaser and the Company if the conditions set forth in or hereof have not been satisfied as of such time); provided, however, that the right to terminate this Agreement under this shall not be available to any party who is in breach of this Agreement or whose action or failure to act has materially contributed or resulted in the failure of the Closing to occur on or before such date;

(c) by Purchaser or the Company with written notice to the other, if a Governmental Authority shall have issued any Order or taken any other action, in each case, which has become final and non-appealable and which enjoins or otherwise prohibits the Transactions (whereby in such case, Purchaser, Company, and Holder Representative shall negotiate in good faith alternative transactions which shall be, the extent possible substantially similar to the Transaction, or otherwise, if applicable, amend those terms of the Transaction which are the cause of such prohibition);

(d) by Purchaser by written notice to the Company, if (i) Purchaser is not in material breach of any its obligations under this Agreement and there has been a material breach of any representation or warranty of the Company or a Selling Shareholder contained in this Agreement such that the condition set forth in would not be satisfied, or (ii) the covenants or obligations of the Company or the Selling Shareholders contained in this Agreement shall have been breached in any material respect such that the condition set forth in would not be satisfied; provided, however, that such material breach is curable by the Company or the applicable Selling Shareholder during the 30-day period after Purchaser notifies the Company and the Holder Representatives in writing of the existence of such material breach; or

(e) by the Company by written notice to the Purchaser, if (i) Company and Selling Shareholders are not in material breach of any the obligations under this Agreement and there has been a material breach of any representation or warranty of the Purchaser contained in this Agreement such that the condition set forth in Section 8.02 would not be satisfied, or (ii) the covenants or obligations of the Purchaser contained in this Agreement shall have been breached in any material respect such that the condition set forth in would not be satisfied; provided, however, that such material breach does not follow any breach by the Company and/or the Selling Shareholders and is curable by the Purchaser, during the 30-day period after the Company notifies the Purchaser in writing of the existence of such material breach.

Section 9.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect and all further obligations of the Parties shall terminate; provided that: (a) none of the Parties shall be relieved of any obligation or liability arising from any prior breach by such Party of any provision of this Agreement; and (b) the Parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 6.05 (Confidentiality and Announcements.), Section 9.02 (Effect of Termination.) and Article XII (Miscellaneous), which shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Section 9.02.

Article X
Indemnification

Section 10.01 Survival Periods.

(a) The representations and warranties of the Company and the Selling Shareholders contained in this Agreement, or in the Company Closing Certificate delivered by them to the Purchaser at the Closing pursuant to the terms this Agreement, shall survive the Closing, until 11:59 p.m. Pacific Time on the day immediately following the lapse of thirty (30) months of the Closing Date, except that the representations and warranties set forth under Section 3.01 (Organization and Standing), Section 3.02 (Authority, Capacity, Validity and Effect), Section 3.04 (No Conflict; Required Filings and Consents; Approvals), Section 3.18 (Taxes), Section 3.13 (Intellectual Property) Section 3.22 (Environmental Matters) (collectively, the “Company Fundamental Reps”), shall survive until 11:59 p.m. Pacific Time on the day immediately following the lapse of the applicable statute of limitation (the last day of the applicable survivability period, the “Survival Period End Date”).

(b) None of the representations or warranties of the Selling Shareholders shall survive the Closing, other than the representations contained in Section 2.05(b), Section 2.05(c), Section 4.01, Section 4.02, Section 4.03, Section 4.04, Section 4.07, which shall survive until 11:59 p.m. Pacific Time on the day immediately following the Survival Period End Date (“Selling Shareholders Fundamental Reps”).

(c) Notwithstanding the foregoing, in no case shall the termination of the representations, warranties, covenants and agreements affect any claim for, or arising out of, or relating to, fraud or intentional misrepresentation or intentional breach in connection with this Agreement or the transactions contemplated herein (“Fraud”).

(d) Subject to Section 10.01(c), any claim with respect to which an Officer’s Claim Notice was not delivered to the Holder Representative, prior to the applicable Survival Period End Date shall be deemed to have been waived and shall be absolutely and forever barred and unenforceable, null and void, and of no force or effect whatsoever and the Company and Selling Shareholders shall have no liability with respect thereto. By way of clarification for the purpose of ensuring compliance with the Israeli Limitation Law, 5718-1958, it is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by Contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby in this Article X. The Parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

Section 10.02 Indemnification by Indemnifying Persons.

(A) Subject to the terms, limitations and conditions of this Article X, each Contributing Securityholder (each, an “Indemnifying Person”), from and after the Closing shall severally (in accordance with either: (i) if indemnifiable from the Escrow Fund – their respective Indemnity Escrow Pro Rata Portion; or (ii) if indemnifiable other than from the Escrow Fund - their respective Indemnity Pro Rata Share) and not jointly, indemnify, defend and hold harmless the Purchaser, its Affiliates, and their respective shareholders, officers, directors, employees, agents (including, from and after the Closing, the Company) and their successors and assigns (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, without duplication, any Losses to the extent arising from or in connection with (each, an “Indemnified Event”):

(a) any breach or failure of any representation or warranty made by the Company in this Agreement or any certificate delivered to the Purchaser by the Company to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates);

(b) any breach of any covenant or obligation of the Company in this Agreement or in any Certificate delivered at the Closing by or on behalf of the Company pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing;

(c) any inaccuracy in the Consideration Allocation Certificate, in any such case, that has resulted in entitlement to payment of any portion or issuance of any securities of the Aggregate Consideration which was not included in the Consideration Allocation Certificate; and

(d) any Fraud of the Company in connection with the Transactions.

(B) Subject to the terms and conditions of this Article X, each Indemnifying Person, from and after the Closing shall, severally (first from either such Indemnifying Person’s respective: (i) Indemnity Escrow Pro Rata Portion; and thereafter, to the extent such Indemnifying Person’s Indemnity Escrow Pro Rata Portion is insufficient to cover the applicable Loss, (ii) in accordance with each Indemnifying Person's Indemnity Pro Rata Share) and not jointly, indemnify, defend and hold harmless the Purchaser Indemnified Parties, and shall reimburse the Purchaser Indemnified Parties (provided that in each case the Indemnified Parties shall act solely through Purchaser) for, without duplication, any Losses to the extent arising from or in connection with:

(a) any breach or failure of any representation or warranty made by such Indemnifying Person (in his/her/its capacity as shareholder of the Company) in this Agreement or any certificate delivered to the Purchaser by such Indemnifying Person to be true and correct as of the Closing (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, in which case, such representations and warranties shall be true and correct on and as of such specified date or dates); and

(b) any breach of any covenant or obligation of such Indemnifying Person (in his/her/its capacity as shareholder of the Company) in this Agreement or in any certificate delivered at the Closing specifically by or on behalf of such Indemnifying Person pursuant to this Agreement, to perform or comply with such covenant or obligation on or prior to the Closing.

Section 10.03 Limitations on Indemnification by Indemnifying Persons.

(a) The Escrow Fund shall be available to Purchaser Indemnified Parties during the Escrow Period (and thereafter with respect to Pending Claims Consideration, to the extent applicable) to satisfy the indemnification obligations of the Indemnifying Persons pursuant to Section 10.02 , subject to the terms of this Article X and the Escrow Agreement.

(b) Anything to the contrary herein notwithstanding, other than with respect to Fraud of an Indemnifying Person (solely with respect to such Indemnifying Person) or any breach of the Company's Fundamental Reps or the Selling Shareholders' Fundamental Reps, the aggregate liability of such Indemnifying Person for indemnification under this Article X, shall not exceed (A) for the first 24 months of the Closing (the “Initial Indemnification Period”), 100% of the portion of the Aggregate Consideration payable to such Indemnifying Person, subject to the provisions of Subsection 10.03(c) below; (B) following the Initial Indemnification Period, (i) 100% of the portion of the Aggregate Consideration payable to such Indemnifying Person, subject to the provisions of Subsection 10.03(c) below, with respect to (x) the Company Fundamental Reps (save for Section 3.13 (Intellectual Property)) and/or the Selling Shareholders Fundamental Reps, or (y) Fraud, and (ii) 50% of the portion of the Aggregate Consideration payable to such Indemnifying Person with respect any other representations and warranties (including for the avoidance of doubt, Section 3.13 (Intellectual Property)), (in the case of each, (i) giving no effect to any withholdings pursuant to Section 2.09 and (ii) such limitations of liability shall include, and not be in addition to, to such Indemnifying Person’s Indemnity Escrow Pro Rata Share). For the purposes of clarity no Indemnifying Person shall have any liability in connection with a breach of any representation or covenant by any other Indemnifying Person (which does not include a breach by the Company);

(c) For clarity purposes, the Aggregate Consideration “payable to an/such Indemnifying Person” for purposes of Section 10.03(b) shall not include any payments or transfers which, for any reason, were not yet paid or are no longer payable to the Indemnifying Persons pursuant to the terms hereof, at the time of the payment by the Indemnifying Persons is due under Article X (by way of example only, with respect to any portion of the Earn-Out Payment which has not been achieved, if any, or with respect to any portion of the Holdback Shares which had been forfeited or returned to the Purchaser, if any, pursuant to the terms of the Holdback Agreements), but shall nonetheless include any gross consideration (including any consideration derived from the price protection prescribed hereunder) which is still payable but not yet due at such time upon meeting the conditions hereof or upon the lapse of time, as applicable, pursuant to the terms hereof (or of any exhibit hereof) (the “Contingent Indemnity Consideration”), provided however, that in any event, in such case, to the extent necessary and applicable, the Contingent Indemnity Consideration shall only become due and payable to the Purchaser Indemnified Party by offset from such Contingent Indemnity Consideration, solely if and when (and only to the extent) it becomes due and payable, and subject thereto. To remove any doubt, in no event, shall an Indemnifying Person be required to make a payment or indemnify hereunder for consideration it had not actually received; provided however that consideration that the Indemnifying Person is deemed to have actually received (such as any tax withholding paid to the tax authorities or consideration deposited into the Escrow Fund pursuant to the terms hereof) shall be subject to such indemnity obligations hereunder.

(d) Except in the case of Fraud or indemnification for breaches of, or failures, or inaccuracies in the Company Fundamental Reps or the Selling Shareholders Fundamental Reps, the Indemnified Persons, as a group, may not recover any Losses pursuant to an indemnification claim under this Article X unless and until the Indemnified Persons, as a group, shall have paid, incurred, suffered, or sustained Losses of at least US$ 50,000 in the aggregate (the “Basket Amount”), in which case the Indemnifying Persons shall be responsible for Losses as of the first Dollar.

(e) As long as a Holder Representative is appointed pursuant to the provisions of Article XI, any claim for Losses indemnifiable pursuant to Article X exceeding the Escrow Fund (except for claims related to breaches of representations, warranties or covenants by a specific Indemnifying Person) shall be directed at all Contributing Securityholders for either: (i) if indemnifiable from the Escrow Fund – their respective Indemnity Escrow Pro Rata Portion; or (ii) if indemnifiable other than from the Escrow Fund - their Indemnity Pro Rata Share of such Losses.

(f) Claims made by a Purchaser Indemnified Party for indemnification under Section 10.02 shall be satisfied (A) first, from funds held in the Escrow Fund, first (i) from any cash portion then held in the Escrow Fund, and then (ii) from the Holdback Stock Consideration then held in the Escrow Fund, if any, based on, with respect to the portion of the Losses attributed to each Indemnifying Person, their respective Indemnity Escrow Pro Rata Share), and solely to the extent that a Loss that entitles Purchaser Indemnified Party for indemnification under Section 10.02 is greater than the Escrow Fund, then (B) by payment of immediately available funds from the Indemnifying Persons each in his, her or its Indemnity Pro Rata Share of any such Losses indemnifiable hereunder, subject to Section 10.02(b) and Section 10.02(c). With respect to any satisfaction of indemnification claim(s) which are made by transfer of Holdback Stock Consideration or any Purchaser Common Stock, the number of Holdback Stock Consideration or any Purchaser Common Stock to be so transferred to the applicable Indemnified Party shall be calculated based upon the value per share of such Holdback Stock Consideration or any Purchaser Common Stock as of the time of transfer of such shares to the Purchaser Indemnified Party.

(g) Notwithstanding anything to the contrary contained herein, but subject to Section 10.03(c) and other than with respect to claims based on the own Fraud of a specific Contributing Securityholder or a specific Contributing Securityholder’s actual knowledge of Fraud by the Company, no Contributing Securityholder shall be liable for more than such Contributing Securityholder’s portion of the Total Consideration actually received by such Contributing Securityholder.

(h) Losses shall be offset by an amount equal to the amount of any net insurance (taking into account any deductible and increase in premiums attributable to such Losses) that are actually received by or are due to such Indemnified Party in connection with such Losses.

(i) Each Indemnified Party shall take all commercially reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses incurred thereby.

(j) Subject to the provisions of Section 12.10, Purchaser Indemnified Parties’ indemnification rights pursuant to this Article X shall constitute the sole and exclusive remedy of the Indemnified Parties for all Losses that are to be indemnified by the Indemnifying Persons hereunder, under the Escrow Agreement, or any of the Documents.

Section 10.04 Procedure for Indemnification; Third Party Claims.

(a) Claim Notice. If any Purchaser Indemnified Party has or claims to have incurred or suffered Losses for which it is or may be entitled to indemnification, compensation or reimbursement pursuant to Section 10.02, as applicable, the Purchaser may deliver to the Holder Representative a certificate signed on behalf of the Purchaser (the “Officer’s Claim Notice”):

(i) stating that a Purchaser Indemnified Party believes that there is or may have been breach of or failure or inaccuracy in a representation, warranty or covenant contained in this Agreement which is reasonably likely to result in a Loss, or that such Purchaser Indemnified Party is or may otherwise be entitled to indemnification under this Article X;

(ii) to the extent possible, containing a good faith non-binding, preliminary estimate of the amount which such Purchaser Indemnified Party claims to be entitled to receive hereunder, which shall be an estimate of the amount of Losses such Purchaser Indemnified Party claims to have so incurred or suffered (the aggregate amount of such estimate being referred to as the “Claimed Amount”); and

(iii) containing a brief description (based upon the information then possessed by Purchaser Indemnified Party) of the material facts known to the Purchaser Indemnified Party giving rise to such claim.

(b) Dispute Procedure. During the thirty (30) days' period commencing upon the date that an Officer's Claim Notice (the “Initial Claim Review Period”) is deemed duly delivered pursuant to clause (a) above to the Holder Representative, the Holder Representative may deliver to Purchaser Indemnified Party a written response (the “Response Notice”) in which the Holder Representative either: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnified Party; or (ii) agrees that a portion, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Purchaser Indemnified Party; or (iii) indicates that no portion of the Claimed Amount is owed to the Purchaser Indemnified Party. Any part of the Claimed Amount that is not agreed to be owed to the Purchaser Indemnified Party pursuant to the Response Notice shall be referred to as a “Contested Amount”. During the Initial Claim Review Period, Purchaser, the Company and their respective Representatives shall provide reasonable assistance and access to documentation to the Holder Representative (provided that such access shall not result in any breach of confidentiality or regulatory obligations of the Purchaser); provided that the Purchaser may require that the applicable Representative executes reasonable confidentiality agreement as a condition to disclosure of any information.

(c) Payment of Agreed Amount. If the Holder Representative delivers to the Purchaser Indemnified Party a Response Notice agreeing that the full Claimed Amount or an Agreed Amount is owed to the Purchaser Indemnified Party, then (i) during the Escrow Period the Holder Representative shall promptly notify the Escrow Agent thereof, and (ii) after expiration of the Escrow Period, within fifteen (15) calendar days following the delivery of such Response Notice to Purchaser Indemnified Party, the Indemnifying Persons shall pay the Claimed Amount or the Agreed Amount, as the case may be, to the Purchaser Indemnified Party, in each case subject to the limitations set forth herein.

(d) Resolution between the Parties. If the Holder Representative delivers to the Purchaser Indemnified Party a Response Notice indicating that there is a Contested Amount, the Holder Representative and Purchaser Indemnified Party shall attempt in good faith to resolve the dispute related to the Contested Amount. If Purchaser Indemnified Party and the Holder Representative resolve such dispute, such resolution shall be binding and a settlement agreement stipulating the amount owed to the Purchaser Indemnified Parties (the “Stipulated Amount”), shall be signed by Purchaser and the Holder Representative, and (i) during the Escrow Period, the Holder Representative shall notify the Escrow Agent thereof, or (ii) after expiration of the Escrow Period Indemnifying Persons shall within fifteen (15) calendar days following the execution of such settlement agreement pay the Stipulated Amount to the Purchaser Indemnified Parties. If the Holder Representative and Purchaser are unable to resolve the dispute related to the Contested Amount, each of the Holder Representative or the Purchaser may initiate a dispute resolution process (including for the release of funds from the Escrow Fund), and refer to the dispute for arbitration in accordance with Section Section 12.06.

(e) Except as otherwise provided for in this Section 10.03(j), in the event that any Purchaser Indemnified Party receives a notice of the assertion of any third-party claim from any Person (other than a Party hereto) (“Third Party Claim”) for which such Purchaser Indemnified Party is entitled to indemnification under this Article X (for the avoidance of doubt subject to limitations set forth herein), then the Purchaser Indemnified Party shall deliver a written notice to the Holder Representative as promptly as reasonably practicable. Failure to so notify the Holder Representative shall not relieve the Indemnifying Persons of any liability except to the extent that the defense of such Third Party Claim is materially prejudiced thereby. The Holder Representative shall, at the expense of the Indemnifying Persons, be entitled, at its sole election to either (i) to participate in any defense of such Third Party Claim and shall have the right to receive copies of all pleadings, notices and communications in a timely manner with respect to the Third–Party Claim to the extent that receipt of such documents does not materially adversely affect any material privilege relating to any Purchaser Indemnified Party; provided, however, that any Purchaser Indemnified Party shall have full control over the litigation provided that Purchaser Indemnified Party may not settle or compromise any Third Party Claim without the prior written consent of the Holder Representative (which consent not to be unreasonably withheld, delayed or conditioned) and any settlement or compromise of a Third Party Claim without the prior consent of Holder Representative shall not be determinative as to the existence of, or amount of, Losses or as to the entitlement of the Purchaser Indemnified Party for indemnification in that respect hereunder Section 10.03(j) and provided further that without limiting Purchaser Indemnified Party’s discretion to determine strategy with respect to such Third Party Claim, Purchaser Indemnified Party shall on an overall basis defend such claim with reasonable diligence and in good faith); or (ii) assume the defense against, negotiate, settle, compromise or otherwise deal with any Third Party Claim that relates to any Indemnifiable Event. In the event that the Holder Representative has consented to any such settlement, adjustment or compromise, the Indemnifying Persons or the consenting Indemnifying Persons, as applicable, shall have no power or authority to object under any provision of this Section 10.04 to the existence of the Losses or the amount of such settlement, adjustment or compromise. All reasonable costs and expenses incurred by the Purchaser Indemnified Party in so defending a Third Party Claim for which the Purchaser Indemnified Party is entitled herein shall constitute Losses.

(f) With respect to any Third Party Claim subject to indemnification under this Article X: (i) both the Purchaser Indemnified Parties subject to such Third Party Claim and the Holder Representative shall keep the other Person fully informed in all material respects of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) to the extent possible, the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(g) With respect to any Third Party Claim subject to indemnification under this Article X, the Parties shall cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or has participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure) and (ii) all communications between any Parties hereto and counsel responsible for or participating in the defense of any Third-Party Claim will, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 10.05 No Right of Contribution.

No Equityholder shall initiate any Proceeding for indemnification or contribution from the Company, or any employee, officer, director or agent thereof, with respect to any indemnity claims arising under or in connection with this Agreement or the other Documents, to the extent that any Person is entitled to indemnification hereunder for such claim, and each Equityholder hereby waives any such right of indemnification or contribution from the Company that it has or may have in the future.

Section 10.06 No Need to Show Reliance; Acknowledgment.

For the avoidance of doubt, no Purchaser Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Purchaser Indemnified Party to be entitled to indemnification hereunder. The Purchaser, the Contributing Securityholders and the Company acknowledge that such Losses, if any, would relate to unresolved contingencies existing on the date of this Agreement, which if resolved on the date of this Agreement would have led to a reduction in the Aggregate Consideration that the Purchaser would have paid hereunder. All indemnification rights hereunder shall survive the execution and delivery of the Documents and the consummation of the Transactions in accordance with the terms of this Article X, subject to the limitations set forth herein.

Article XI
Holder Representative

Section 11.01 Appointment of Holder Representative; Power and Authority.

(a) By virtue of the execution or adoption of this Agreement, each Contributing Securityholder, hereby irrevocably agrees, constitutes and appoints the Holder Representative (and by the execution of this Agreement as a Holder Representative, the Holder Representative hereby accepts each of his appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the Selling Shareholders to act: (i) as a Holder Representative under this Agreement, the Escrow Agreement and any other applicable Document and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Holder Representative deems reasonably necessary, appropriate or advisable in connection with, or related to, this Agreement, the Escrow Agreement, any other applicable Document and the Transactions, (ii) in the name, place and stead of each Selling Shareholder (A) in connection with the Transactions, reasonably in accordance with the terms and provisions of this Agreement, and (B) in any Proceeding involving this Agreement, and (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Holder Representative shall deem necessary or appropriate in connection with the Transactions (including any Document). This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Holder Representative shall be conclusive and binding upon all of the Contributing Securityholders.

(b) Without derogating from the generality of the foregoing, as of the date of this Agreement, the Holder Representative shall have the right, power and authority to:

(i) act for the Contributing Securityholders with regard to all matters set forth in this Agreement, including those pertaining to the indemnification referred to in this Agreement, the power to compromise or settle any claim or any indemnity claim on behalf of the Contributing Securityholders and to transact matters of litigation or other Proceedings (except as expressly provided herein and except with respect to any actions directly against an Equityholder);

(ii) execute and deliver the Paying Agent Agreement and the Escrow Agreement on behalf of all Contributing Securityholders and all amendments, waivers, ancillary agreements, share powers, certificates and documents that the Holder Representative deems necessary or appropriate in connection with the consummation of the Transactions;

(iii) receive funds for the payment of expenses of the Contributing Securityholders and apply such funds in payment for such expenses;

(iv) do or refrain from doing any further act or deed on behalf of the Contributing Securityholders that the Holder Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as the Selling Shareholders could do if personally present;

(v) give and receive all notices or other required or permitted documents, instructions and communications given or to be given to the Holder Representative by Purchaser pursuant to this Agreement, [the Paying Agent Agreement] or the Escrow Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Selling Shareholder individually);

(vi) receive service of process on behalf of any Contributing Securityholder in connection with any claims under this Agreement (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Contributing Securityholder individually);

(vii) negotiate, undertake, compromise, defend, resolve and settle any Third Party Claim, suit, Proceeding, claim or dispute under this Agreement or the Escrow Agreement on behalf of the Contributing Securityholders, in accordance with the terms of this Agreement and the Escrow Agreement;

(viii) engage special counsel, accountants and other advisors and incur such other expenses in connection with the Transactions;

(ix) take such other action as the Holder Representative may reasonably deem appropriate, including:

(i) agreeing to any modification or amendment of this Agreement in accordance with Section 12.11 or the Escrow Agreement and executing and delivering an agreement of such modification or amendment;

(ii) taking any actions reasonably required or permitted under the Escrow Agreement; and

(iii) all such other matters as the Holder Representative may deem reasonably necessary, appropriate or advisable to carry out the intents and purposes of this Agreement, the Paying Agent Agreement and the Escrow Agreement.

(c) Certain Indemnifying Persons have entered with the Holder Representative into a Holder Representative Agreement (the “Holder Representative Agreement”) to provide direction(s) to the Holder Representative in connection with its services under this Agreement, the Escrow Agreement and the Holder Representative Agreement (such Indemnifying Persons, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Holder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Holder Representative Group”), will incur liability of any kind with respect to any action or omission by the Holder Representative in connection with the Holder Representative’s services pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement the Holder Representative Agreement and any agreements ancillary hereto and thereto, except in the event of liability directly resulting from the Holder Representative’s gross negligence, bad faith or willful misconduct. The Holder Representative Group shall not be liable for any action or omission pursuant to the advice of counsel.

(d) The Holder Representative may resign at any time by giving at least sixty (60) days’ notice to the Purchaser and the Contributing Securityholders, and may be removed or replaced (or in the event the Holder Representative has resigned, a successor may be appointed) only upon delivery of written notice to the Company and the Purchaser by the Contributing Securityholders holding at least the Contributing Securityholders holding a majority interest in the Escrow Fund held in escrow at such time. An appointment of a successor/replacement to the Holder Representative who shall serve and exercise the powers of the Holder Representative hereunder and accepts such position and the terms of this Agreement and the Escrow Agreement, shall be made the Contributing Securityholders holding a majority interest in the Escrow Fund held in escrow at such time. Notwithstanding the foregoing, a vacancy in the position of the Holder Representative may be filled by the Contributing Securityholders holding a majority in interest of the Escrow Fund held in escrow at such time. Purchaser, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Holder Representative in all matters referred to herein (within its authority described above).

(e) Notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower the Holder Representative to do or cause to be done any of the foregoing (i) in a manner that improperly discriminates between or among the Contributing Securityholders; or (ii) as to any matter insofar as such matter relates solely and exclusively to a single Contributing Securityholder, whereupon the Holder Representative may appoint the Contributing Securityholder who is alleged to be in breach to handle all matters related to such indemnification claim on behalf of the Holder Representative, and all references to the Holder Representative in such event shall include also such Contributing Securityholder. Without implying that other actions would constitute an improper discrimination, each of the Contributing Securityholders agrees that discrimination between or among the Contributing Securityholders solely on the basis of the respective number of Company Shares or Vested Company Options or Company Warrants held by each Contributing Securityholder or their respective Pro Rata Share shall not be deemed to be improper. Further, notwithstanding anything herein to the contrary, the Holder Representative shall not be entitled to, and shall not, including by way of amending or waiving any provision hereof, take any action on behalf of any Contributing Securityholder that would or could (i) cause any Contributing Securityholder’s liability hereunder to exceed its portion of the Escrow Fund, (ii) involve any obligation, restriction or agreement other than the payment of monetary damages, (iii) result in the amounts payable hereunder to any Contributing Securityholder being distributed in any manner other than as set forth in this Agreement and the Escrow Agreement, or (iv) result in an increase of any Contributing Securityholder’s indemnity or other obligations or liabilities under this Agreement (including, for the avoidance of doubt, any change to the nature of the indemnity obligations), without (in each case) such Contributing Securityholder’s prior written consent.

(f) The Holder Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement and the Escrow Agreement.

Section 11.02 Holder Representative Procedures upon Receipt of Indemnification Claims.

(a) Upon receipt or notice of any indemnification claim, the Holder Representative shall give prompt notice of the amount and details thereof (to the extent of the information in his or her possession) to the Indemnifying Persons. As soon as possible thereafter, the Holder Representative shall notify such Indemnifying Persons of the proposed action which the Holder Representative recommends shall be taken in response to such indemnification claim.

(b) The Holder Representative shall have the discretion to take such action as he or she shall determine to be in the best interest of all of the Indemnifying Persons, including authorizing the distribution to any Purchaser Indemnified Party of any portion of the Escrow Fund, subject to the limitations of Section 10.03 and any such action shall be binding upon the Contributing Securityholders vis-à-vis Purchaser for all intents and purposes.

Section 11.03 Reimbursement.

(a) The Holder Representative shall be entitled to receive reimbursement from the Contributing Securityholders, severally and not jointly between them, in accordance with their Indemnity Pro Rata Share, for any and all expenses, charges and liabilities, including reasonable attorneys’ fees, incurred by the Holder Representative in the performance or discharge of its rights and obligations under this Agreement and as stipulated under the Holder Representative Agreement (the “Rep Expenses”). The Contributing Securityholders shall so reimburse the Holder Representative, to the extent applicable, severally and not on a joint basis, on the basis of their respective Indemnity Pro Rata Share. At the Closing, Purchaser shall deposit an amount equal to the Rep Expense Amount with the Paying Agent; the Rep Expense Amount shall be held in a separate account by the Paying Agent solely for the use of the Holder Representative to pay the Rep Expenses (including, without limitation, all Rep Expenses arising in connection with claims for indemnification herein and performance of his services under the Holder Representative Agreement) related to the Holder Representative actions taken with respect to this Agreement or the Escrow Agreement, and shall not be deemed to be part of the Escrow Fund. Purchaser Indemnified Party shall not have any right, title or interest to the Rep Expense Amount and shall not make any claims against the Rep Expense Amount under this Agreement or otherwise. The Holder Representative shall have sole signature authority over such separate account, and may pay any Rep Expenses out of such account and be reimbursed or reimburse any third party for any Rep Expenses from the Rep Expense Amount, as a first resort, at any time at its sole discretion. Should the Rep Expense Amount not suffice for payment of the Rep Expenses, the Holder Representative shall be entitled to call upon the Selling Shareholders to contribute additional amounts to such account, in proportion to their Indemnity Pro Rata Share, in accordance with the provisions of the Holder Representative Agreement. The Holder Representative shall not be required to provide to the Purchaser a copy of any document provided to the Paying Agent regarding the Rep Expense Amount and/or in connection with its services pursuant to the Holder Representative Agreement.

(b) The Holder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him, her or it. The Contributing Securityholders shall be responsible for and shall on a pro rata basis based on their Indemnity Pro Rata Share, reimburse the Holder Representative or any member thereof upon demand for all reasonable expenses, disbursements and advances incurred or made by the Holder Representative in connection the Holder Representative duties in accordance with any of the provisions of this Agreement, the Escrow Agreement, the Holder Representative Agreement, or any other documents executed in connection herewith or therewith, including the costs and expense of receiving advice of counsel according to this Agreement, the Escrow Agreement or the Holder Representative Agreement,.

Section 11.04 Release from Liability; Indemnification.

Each Contributing Securityholder hereby releases the Holder Representative and each Contributing Securityholder agrees, severally and not jointly, on a pro rata basis based on their Indemnity Pro Rata Share, to indemnify, defend and hold harmless the Holder Representative (including any losses incurred, as such losses are incurred) for, arising out of or in connection with the acceptance or administration of the Holder Representative’s duties hereunder or any action taken or not taken by him, her or it in his, her or its capacity as such agent (including the reasonable legal costs and expenses of defending the Holder Representative against any claim or liability (and all actions, claims, proceedings and investigations in respect thereof) in connection with, caused by or arising out of, directly or indirectly from, the performance of the Holder Representative’s duties hereunder), except for the liability of the Holder Representative, or any member thereof, to an Selling Shareholder for loss which such holder will suffer from the willful misconduct, fraud or gross negligence of the Holder Representative in carrying out his, her or its duties hereunder. If not paid directly to the Holder Representative by the Contributing Securityholders, any such losses, liabilities or expenses may be recovered by Holder Representative from any amounts in the Rep Expense Amount and the Escrow Fund otherwise distributable to the Contributing Securityholders pursuant to the terms hereof, the Paying Agent Agreement and the Escrow Agreement at the time of distribution to the Selling Shareholders in accordance with written instructions delivered by the Holder Representative to the Paying Agent or the Escrow Agent, as applicable; provided that while this section allows the Holder Representative to be paid from any distributable portion of the Rep Expense Amount and Escrow Fund, this does not relieve the Contributing Securityholders from their obligation to promptly pay such losses, liabilities and expenses as they are suffered or incurred, nor does it prevent the Holder Representative from seeking any remedies available to it at law or otherwise. In no event will the Holder Representative be required to advance its own funds on behalf of the Contributing Securityholders or otherwise. The Holder Representative will not incur any liability with respect to any action taken or suffered by him, her or it in reliance upon any notice, direction, instruction, consent, statement or other document believed by him, her or it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Holder Representative may rely on the advice of counsel, and the Holder Representative will not be liable to the Contributing Securityholders for anything done, omitted or suffered by the Holder Representative based on such advice. Except as expressly provided herein, any and all decisions, acts, consents or instructions made or given by the Holder Representative in connection with this Agreement or the Escrow Agreement shall constitute a decision of all the Contributing Securityholders and shall be final, binding and conclusive upon each and every Selling Shareholder, and the Purchaser shall be entitled to rely upon any such decision, act, consent or instruction of the Holder Representative. The Contributing Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Holder Representative.

Article XII
Miscellaneous

Section 12.01 Expenses.

All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Documents and the transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses, except to the extent otherwise provided herein.

Section 12.02 Notices.

All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received (a) if personally delivered by hand; (b) the Business Day after mailing, if sent for next day delivery to a domestic address by nationally-recognized overnight delivery service (e.g., Federal Express) (unless the records of the delivery service indicate otherwise); (c) five (5) Business Days after the date mailed or deposited in the United States or Israeli mail by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested; and (d) upon delivery, if sent by facsimile or electronic mail with confirmation of receipt.

In each case notice shall be sent to the following addresses:

If to the Purchaser:

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Attention:

Mr. Yoav Stern, CEO

Yoav.s@nano-di.com

With a copy (which shall not constitute notice) to:

Sullivan & Worcester Tel-Aviv

28 HaArba’a St. HaArba’a Towers, Northern Tower

35th Floor, Tel-Aviv, Israel

Attention:

Oded Har-Even, Adv.

ohareven@sullivanlaw.com

If to the Company:

Nanofabrica Ltd.

16 Hanatsiv St. Tel Aviv, Israel 6701806

Attention:

Jon Donner; Eyal Shelef

eyal@nano-fabrica.com; jon@nano-fabrica.com

With a copy (which shall not constitute notice) to:

Meitar NY, Inc.

7 World Trade Center, 250 Greenwich St #7, New York, NY 10007

Attention:

Tomer Shani, Managing Director

Email: tomerny@meitar.com

If to the Holder Representative:

Perryllion Ltd.

Ugav 12 St.

Pardes Hanna-Karkur, 37520, POB 5614,

Israel

Attention: Amit Perry

Fax No.: +972-74-4447897

Email: amit@perryllion.com

With a copy (which shall not constitute notice) to:

Meitar NY, Inc.

7 World Trade Center, 250 Greenwich St #7, New York, NY 10007

Attention:

Tomer Shani, Managing Director.

Email: tomerny@meitar.com

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

Section 12.03 Third Party Beneficiaries.

Except as specifically set forth or referred to in this Agreement, this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties. Except as specifically set forth or referred to in this Agreement, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

Section 12.04 Complete Agreement.

This Agreement, including the Appendices and Exhibits hereto, the Company Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Documents, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party in their capacity as such, other than the Confidentiality Agreement entered into by the Company and Purchaser dated as of February 10, 2021 (the “Confidentiality Agreement”).

Section 12.05 Headings; References.

The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof. When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

Section 12.06 Governing Law; Jurisdiction.

(a) This Agreement (including any claim or controversy arising out of or relating to this Agreement and the Documents) shall be governed by, and construed in accordance with, the laws of the State of Israel without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) All disputes arising out of or in connection with this Agreement which the parties are unable to resolve within thirty (30) calendar days shall be resolved exclusively in arbitration in accordance with the rules provisions of the Israeli Arbitration Law-1968 (the “Rules”) in Tel-Aviv, Israel by a single arbitrator appointed jointly by Purchaser and the Holder Representative, and if no agreement is reached on the identity of the arbitrator within ten (10) days following a written demand, the identity of the arbitrator will be determined in accordance with the Rules. The language to be used the arbitral shall be English. Any ruling or decision of the Arbitrator may be enforced in any court of competent jurisdiction. The arbitrator shall not be bound by procedure law or rules of evidence, but will rule consistent with the substantive law of the State of Israel. The award of the Arbitrator shall be in writing, state the reasons upon which it is based, and shall be final and binding upon the parties. This Section constitutes an Arbitration Agreement in accordance with the Rules. In the event of any contradiction between the provisions hereof and the Rules, the provisions of this Agreement shall prevail. All arbitral proceedings conducted with reference to this arbitration clause shall be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to any third party without the written consent of all Parties, except for their legal advisors and other advisors or Persons (and, in the case of the Holder Representative, except also for the Indemnifying Persons) with a need to know of such proceedings, provided that such third party advisors and Persons are subject to confidentiality undertaking not less strict than the provisions of this confidentiality undertaking. The immediately preceding sentence notwithstanding, no Party shall be prevented from disclosing such information if, and to the extent, such Party is obliged to disclose it under statute, regulation, decision of a Governmental Authority, stock exchange contract or similar, provided that (to the extent lawfully possible) the disclosing party first consults with any affected Party as to the nature, proposed form, timing and purpose of such disclosure and uses all reasonable endeavors to ensure that such information is treated by any receiving party as confidential.

Section 12.07 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

Section 12.08 Counterparts.

This Agreement (and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto) may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. A signature to this Agreement delivered by facsimile or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail or other electronic methods including without limitation DocuSign (any such delivery, an “Electronic Delivery”) will be sufficient for all purposes between the Parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 12.09 Rules of Construction.

The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 12.10 Specific Performance.

Except as otherwise provided in Article X, the rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties hereto agree that irreparable damage could occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

Section 12.11 Amendments and Waivers.

(a) This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Purchaser, the Holder Representative (acting exclusively for and on behalf of all of the Contributing Securityholders).

(b) Except as expressly set forth in this Agreement, no failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in writing (including via e-mail) on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 12.12 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Except as otherwise set forth in this Agreement, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person, other than the Parties hereto and their respective successors and assigns.

(b) No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other Party hereto, except that Purchaser may transfer or assign its rights and obligations under this Agreement, without obtaining the consent or approval of any other Party hereto, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that the Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder. Notwithstanding the foregoing, a Selling Shareholder may assign its rights with respect to any additional payments following the Closing, including without limitation, any amounts to be released from the Escrow Fund, if any, and/or on account of any amounts to be released from the Rep Expense Amount, if any, to its limited partners, shareholders and/or investors, as applicable, provided that, such assignment is not prohibited and subject at such time to any specific transfer restrictions under the Holdback Agreements, Lock-Up Agreements, Escrow Agreement, or pursuant to the terms hereof, and the assignee shall agree in writing to be bound and subject to the same rights, conditions and obligations of the Selling Shareholder hereunder with respect to such payments, and further provides the Paying Agent with all applicable documents otherwise specified in this Agreement in connection with the right to receive such payments including any KYC and withholding requirements, if applicable.

Section 12.13 No Right of Setoff.

The Purchaser shall not be entitled to set-off against any payment obligations owing by it to any of the Company Shareholders or any Contributing Securityholder under this Agreement, or any other certificate, agreement, document or other instrument to be executed and delivered by the Purchaser in connection with the transactions contemplated hereby, or against any claims that the Purchaser may have under such agreements against any of the foregoing.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

PURCHASER:

Nano Dimension Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

COMPANY:

Nanofabrica Ltd.

By:	/s/ Nanofabrica Ltd.
Name:	Jon Donner
Title:	CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

FOUNDERS:

/s/ Jon Donner
Jon Donner

/s/ Eyal Shelef
Eyal Shelef

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

HOLDER REPRESENTATIVE:

Perryllion Ltd. *Solely in its capacity as the Holder Representative

By:	/s/ Perryllion Ltd.
Name:	Amit Perry
Title:	CEO

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

SELLING SHAREHOLDERS:

i3 Equity Partners Ltd.		NextLeap Ventures SPV Nanofabrica 1 Limited Partnership

By:	/s/ i3 Equity Partners Ltd.	By:	/s/ NextLeap Ventures SPV

/s/ Nanofabrica 1 Limited Partnership

Name:	i3 Equity Partners Ltd.	Name:	NextLeap Ventures SPV Nanofabrica 1 Limited Partnership
Title:		Title:

Microsoft Corporation		Alpha Capital

By:	/s/ Keith Dolliver	By:	/s/ Alpha Capital
Name:	Microsoft Corporation	Name:	Alpha Capital
Title:		Title:

Gr8 Day Investments LLC		Alea LLC

By:	/s/ David Arizon	By:	/s/ James Arison
Name:	David Arizon	Name:	James Arison
Title:	Manager	Title:	Manager

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by this respective authorized officers as of the date first written above.

SELLING SHAREHOLDERS:

/s/ Moshe Nur
F2 Capital Partners L.P.		Moshe Nur

By:	/s/ F2 Capital Partners L.P.
Name:	F2 Capital Partners L.P.
Title:

/s/ Yosef Nuriel	/s/ Rafi Gidron
Yosef Nuriel	Rafi Gidron

/s/ Isaac Applbaum
I.B.I Trust Management		Isaac Applbaum

By:	/s/ Tzvika Bernstein	By:
Name:		Name:
Title:		Title:

/s/ Tzvika Bernstein
I.B.I Trust Management (in trust for Tovit Neizer)

[Signature Page to Share Purchase Agreement]

Schedule 1

Selling Shareholders

1.	Jon Donner

2.	Eyal Shelef

3.	i3 Equity Partners Ltd.

4.	Moshe Nur

5.	Yosef Nuriel

6.	Rafi Gidron

7.	F2 Capital Partners L.P.

8.	NextLeap Ventures SPV Nanofabrica 1 Limited Partnership

9.	Microsoft Corporation

10.	Alpha Capital

11.	Gr8 Day Investments LLC

12.	Alea LLC

13.	I.B.I Trust Management

14.	Isaac Applbaum

15.	I.B.I Trust Management (in trust for Tovit Neizer)

Schedule 2

Knowledge Group

1.	Jon Donner;

2.	Eyal Shelef

3.	Avi Cohen;

4.	Eran Dor.

EXHIBIT A

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made as of April 26, 2021, by and among I.B.I Trust Management (the “Escrow Agent”), Nano Dimension Ltd. (the “Purchaser”) and Perryllion Ltd. (the “Holder Representative”) solely in its capacity as representative of the Indemnifying Parties. Capitalized terms used but not otherwise defined in this Agreement will have the meanings given to them in the Purchase Agreement (as defined below). If the terms of this Agreement conflict in any way with the terms of the Purchase Agreement, then the terms of the Purchase Agreement shall control and prevail.

RECITALS

A. Purchaser and Nanofabrica Ltd., a company organized under the laws of the State of Israel (the “Company”), the Holder Representative and the other Persons that are signatories thereto have entered into that certain Share Purchase Agreement, dated as of April 26, 2021 (the “Purchase Agreement”), a copy of which is attached hereto as Annex A, pursuant to which Purchaser will acquire all of the issued and outstanding share capital of the Company.

B. Pursuant to the Purchase Agreement, the Contributing Securityholders, among other things, (i) acknowledged that they are bound by the terms and conditions of the Purchase Agreement (with respect to holders of Vested Company Options, as if each such holder had signed such agreement), including with respect to the indemnification obligations under the Purchase Agreement and the deposit of the Escrow Amount (as defined below) into the Escrow Fund (as defined below); and (ii) the appointment of the Holder Representative.

C. Pursuant to Section 2.04(a)(ix) and Section 2.06 of the Purchase Agreement, an amount equal to US$ 6,300,000 (the “Escrow Amount”) is to be delivered to and deposited with the Escrow Agent by the Paying Agent on behalf of the Purchaser upon the Closing, such deposit, together with any interest and other income that may be earned thereon, and together with certain Holdback Stock Consideration contributed into escrow upon their release from the Holdback (the "Holdback Contribution Stock") pursuant to the Holdback Agreements, to constitute and to be held in an escrow fund (the “Escrow Fund”) and to be governed by this Agreement and the Purchase Agreement.

D. The Holder Representative has been appointed as agent for, and to act on behalf of, the Indemnifying Parties to undertake certain obligations specified in the Purchase Agreement, subject to the limitations set forth in the Purchase Agreement.

E. The Purchaser and the Indemnifying Parties desire to appoint the Escrow Agent as escrow agent in accordance with the terms of this Escrow Agreement, and the Escrow Agent is willing to accept such appointment and be bound as set forth herein, subject to the terms and conditions of this Escrow Agreement; and

F. The parties hereto desire to set forth the terms and conditions relating to the operation of the Escrow Fund.

Now, Therefore, in consideration of the premises, representations, warranties, covenants and other agreements contained in the Purchase Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereto hereby agree as follows:

1. Appointment of the Escrow Agent. Purchaser and Holder Representative hereby appoint and designate the Escrow Agent as the escrow agent for the purposes set forth in the Purchase Agreement and this Agreement, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth in the Purchase Agreement and this Agreement.

2. Escrow Fund.

(a) Pursuant to Section 2.06 of the Purchase Agreement, Purchaser shall cause the Escrow Amount to be deposited with the Escrow Agent in immediately available funds at the Closing and the Holdback Trustee shall cause the Holdback Contribution Stock to be contributed into the Escrow Fund upon their release from the Holdback pursuant to the Holdback Agreements (the Escrow Amount together with the Holdback Consideration Stock shall be referred to, collectively, herein as the "Escrow Contribution"). The Escrow Agent may assume without inquiry that the Escrow Contribution pursuant to this Section 2(a) has been correctly computed in accordance with the requirements of the Purchase Agreement and the Holdback Agreements, as applicable, that no additional amount of cash or contribution of Purchaser stock is required to be so delivered into the Escrow Fund following the Closing Date, except pursuant to the Holdback Agreements, and that the Escrow Agent is not required under the Purchase Agreement and the Holdback Agreements to hold in the Escrow Fund any additional amounts other than the Escrow Contribution and the income earned thereon, if applicable, by investments made in accordance with Section 7.

(b)  The Escrow Agent agrees to accept delivery of the Escrow Contribution to be deposited in the Escrow Fund and to hold the same in escrow subject to the terms and conditions of this Agreement. The Escrow Agent will promptly acknowledge and notify receipt of the deposits contemplated by Section 2(a) in writing (including by way of electronic mail) to the Purchaser and the Holder Representative.

(c) The Escrow Fund shall be held and distributed by the Escrow Agent in accordance with the provisions of this Agreement. The Escrow Agent shall maintain and deliver to each of the Purchaser or Holder Representative upon request, a statement of holdings and transactions with respect to the Escrow Fund.

(d) No portion of the Escrow Fund or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law) or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person prior to the distribution of such portion of the Escrow Fund, as applicable, by the Escrow Agent in accordance with this Agreement.

(e) Use of Funds. The Escrow Fund will be held for the purposes of: (i) securing indemnification obligations under Article X of the Purchase Agreement (Indemnification); (ii) payment, pursuant to Section 2.12(h)(ii) of the SPA, of the Aggregate Consideration Surplus (the “Escrow Matters”).

3. Escrow Period. Subject to the terms and conditions of the Purchase Agreement, indemnification claims against the Escrow Fund may be made during the Escrow Period.

4. Rights and Obligations of the Parties.

(a) The Escrow Agent shall be entitled to such rights and shall perform such duties as escrow agent as set forth herein (the “Duties”), in accordance with the provisions of this Agreement. Such Duties shall include the following: (i) safeguarding and treating the Escrow Fund in accordance with the provisions of this Agreement, and holding the Escrow Fund in a separate account, as detailed in Annex C, apart from any other funds or accounts of the Escrow Agent or any other Person and (ii) holding and disposing of the Escrow Fund only in accordance with the provisions of this Agreement and use the Escrow Fund for the purpose of the Escrow Matters. The Duties of the Escrow Agent with respect to the Escrow Fund may be altered, amended, modified or revoked only by written notice signed by Purchaser, the Escrow Agent and the Holder Representative. The Escrow Agent shall have no duties or liability under the provisions of any other agreement other than this Agreement.

(b) Purchaser and the Holde Representative shall be entitled to their respective rights and shall perform their respective duties and obligations as set forth herein and in the Purchase Agreement, in accordance with the provisions of this Agreement, and the Purchase Agreement.

(c) The Holder Representative hereby accepts its appointment as and shall act as the representative of the Indemnifying Parties for purposes of this Agreement, the Purchase Agreement and the Holder Representative Agreement.

(d) At all times during the term of this Agreement, the Escrow Agent shall comply with all laws applicable to its performance of its obligations under this Agreement.

(e) During the term of this Agreement, the Escrow Agent shall provide Purchaser and Holder Representative, upon request, with statements containing the beginning balance of the Escrow Fund, all principal and income transactions plus a listing of all securities transactions, receipts and disbursements during the statement period, if any, and a current listing of the assets.

5. Indemnity Claims Against the Escrow Fund. The process for indemnity claims against the Escrow Fund shall be as provided in Section 10.04 of the Purchase Agreement.

6. Releases of the Escrow Fund.

(a) Deduction of Escrow Amount upon an Adjustment.

(i) Upon the determination that the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet exceeds the Aggregate Consideration as set out in the Final Closing Balance Sheet, in accordance with the procedures set forth in Section 2.12(h)(i) of the Purchase Agreement, the Escrow Agent shall, upon receipt of an executed joint instruction instrument by Holder Representative and the Purchaser, deduct from the Escrow Fund, by returning to the Purchaser the amount in excess.

(ii) Within three (3) Business Days following the determination that the Aggregate Consideration calculated based on the Final Closing Balance Sheet exceeds the Aggregate Consideration calculated based on the Estimated Closing Balance Sheet, in accordance with the procedures set forth in Section 2.12(h)(ii) of the Purchase Agreement, the Escrow Agent shall release such excess to the Paying Agent, the 102 Trustee or the 104H Trustee, as applicable, by wire transfer of immediately available funds (with respect to cash) to the account designated by the Paying Agent, or the 102 Trustee, or the 104H Trustee for such purpose for further distribution to the applicable Indemnifying Parties in accordance with the Paying Agent Agreement.

(b) Release of Escrow Amount upon the Lapse of the Escrow Period. Within five (5) Business Days following the lapse of the Escrow Period, the Escrow Agent shall release and deliver to the Paying Agent, the 104H Trustee or the 102 Trustee, as applicable, for further distribution to the Indemnifying Parties in accordance with the Paying Agent Agreement, by wire transfer of immediately available funds to the account designated by the Paying Agent, the 104H trustee or 102 Trustee for such purpose, the entire remaining balance of the Escrow Fund (including for the avoidance of doubt, any portion of the Holdback Stock Consideration then held in the Escrow Fund, if any), less any Pending Claims Consideration which it will continue to hold until such time as the claims for such Pending Claims Consideration have been resolved or satisfied pursuant to the terms of the Purchase Agreement. Such distribution shall be made based on each Indemnifying Party’s remaining portion of its respective Indemnity Escrow Pro Rata Share, in accordance with the instructions of the Holder Representative.

(c) Release of the Pending Claims Consideration. Promptly following the resolution or satisfaction of any indemnification claims with respect to any portion of the Pending Claims Consideration, as may be notified in writing to the Escrow Agent by Purchaser or the Holder Representative (with a copy to the other party, and provided the notifying party provide the Escrow Agent with a settlement agreement executed by the applicable parties or a copy of the applicable court order or arbitration award), such portion of the Pending Claims Consideration shall be released and delivered by the Escrow Agent, as applicable, to (i) the Paying Agent or 102 Trustee, as applicable, to be further distributed by the Paying Agent or 102 Trustee to the Indemnifying Parties in accordance with the Purchase Agreement and the Paying Agent Agreement based on each Indemnifying Party’s Indemnity Escrow Pro Rata Share or otherwise in accordance with the instructions of the Holder Representative; (ii) the Purchaser, by wire transfer of immediately available funds or by share transfer, as applicable, to the account designated by the Purchaser; or (iii) with respect to any portion of the Holdback Stock Consideration then held in the Escrow Fund, if any, to the 104H Trustee, for further distribution to the Founders. The Pending Claims Consideration shall remain in the Escrow Account until such time as the claims for all Pending Claims Consideration amounts have been resolved or satisfied and to the extent such Pending Claims Consideration is not awarded to an Indemnified Party upon the resolution or satisfaction of such claims, the Escrow Agent shall release and deliver a portion of the Escrow Account equal to such resolved or satisfied Pending Claims Consideration, to the Paying Agent, the 104H Trustee or the 102 Trustee, as applicable, for further distribution to the Indemnifying Parties in accordance with the Paying Agent Agreement and the Purchase Agreement based on each Indemnifying Party’s Indemnity Escrow Pro Rata Share or otherwise in accordance with the instructions of the Holder Representative, by wire transfer of immediately available funds to the account designated by the Paying Agent or 102 Trustee for such purpose (with respect to cash) or to a securities account with respect to the Holdback Contribution Stock.

7. Investment of Cash in the Escrow Fund.

(a) The Escrow Agent shall hold the cash in the Escrow Fund in escrow and shall invest such cash and any interest or income thereon, to the extent feasible, in a USD interest bearing weekly deposit (the "Permitted Investments"). The Escrow Agent shall not be liable for any loss incurred by the actions of third parties or for any loss arising by error, failure or delay in the making of an investment or reinvestment, and the Escrow Agent shall not be liable for any loss of principal or income in connection therewith, unless such error, failure or delay results from the Escrow Agent’s gross negligence, fraud, willful misconduct or breach of this Agreement. As and when the cash in the Escrow Fund and any interest or income thereon is to be released under this Agreement, the Escrow Agent shall cause the Permitted Investments to be converted into cash in accordance with its customary procedures and shall not be liable for any loss of principal or income in connection therewith.

(b) All interest attributable to amounts in the Escrow Fund (less any Taxes thereon) shall be treated for all purposes of this Agreement as a part of the Escrow Amount and shall be released and delivered to the Paying Agent for distribution to the Indemnifying Parties or to the Purchaser (on behalf of the Indemnified Party) in accordance with the terms hereof.

(c) Upon the written request of either the Holder Representative or Purchaser, at any time, the Escrow Agent shall deliver to the requesting party such information as shall be reasonably requested with respect to the Escrow Fund.

8. Exculpatory Provisions.

(a) The Escrow Agent shall be obligated only for the performance of such Duties as are specifically set forth herein (for the avoidance of doubt, the Escrow Agent is not a party to nor subject to the Purchase Agreement; provided however, that the Escrow Agent hereby agrees perform its Duties in accordance with the relevant provisions of the Purchase Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for forgeries or false impersonations. The Escrow Agent shall not be liable for any act done or omitted hereunder as escrow agent except for gross negligence, fraud, willful misconduct or breach of this Agreement. The Escrow Agent shall in no case or event be liable for any representations or warranties of the Company or Purchaser. Any act done or omitted pursuant to the written advice or opinion of outside counsel to the Escrow Agent shall be conclusive evidence of the good faith of the Escrow Agent.

(b) In the event of a dispute between the parties hereto, the Escrow Agent is hereby expressly authorized to disregard any and all notifications given by any of the parties hereto or by any other Person, excepting only (i) a joint written instruction of Purchaser and the Holder Representative (except as otherwise explicitly stated in this Agreement), (ii) a Stipulated Amount as provided in Purchase Agreement, and (iii) final and non-appealable decisions and awards of the trial court or of an arbitrator appointed pursuant to the Purchase Agreement, as applicable, to which the Escrow Agent shall be entitled to conclusively rely and shall distribute the Escrow Fund in accordance with the terms thereof, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any competent court or arbitrator, as applicable. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any competent court or arbitrator award, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person by reason of such compliance.

(c) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than retaining possession of the Escrow Fund, unless the Escrow Agent receives written instructions, signed by Purchaser and the Holder Representative, that eliminates such ambiguity or uncertainty, or such ambiguity or uncertainty is resolved in any other manner acceptable by the Escrow Agent in accordance with the terms of this Agreement.

(d) Set forth in Annex D hereto is a list of: (i) the names, titles, telephone numbers, email addresses and specimen signatures of the persons authorized by Purchaser on its behalf to provide written instructions to the Escrow Agent concerning actions to be taken under this Escrow Agreement; and (ii) the names, titles, telephone numbers, email addresses and specimen signatures of the persons authorized by the Holder Representative on its behalf to provide written instructions to the Escrow Agent concerning actions to be taken under this Escrow Agreement (collectively, the "Authorized Representatives"). Until such time as the Escrow Agent shall receive an updated list of Authorized Representatives from Purchaser or the Holder Representative, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent list of Authorized Representatives furnished to the Escrow Agent by Purchaser or the Holder Representative, as applicable.

9. Resignation and Removal of the Escrow Agent. The Escrow Agent may resign as escrow agent of the Escrow Fund, at any time, with or without cause, by giving at least 90 days’ prior written notice to each of Purchaser and the Holder Representative, such resignation to be effective no earlier than 90 days following the date such notice is given. In addition, the Purchaser and the Holder Representative may jointly remove the Escrow Agent, at any time, with or without cause, by an instrument executed by the Purchaser and the Holder Representative (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, the Escrow Agent shall continue to serve and to perform its obligations hereunder until a successor provider, who shall be appointed by Parent and the Holder Representative (the “Successor”) accepts the trust and administration required under this Agreement. Thereafter, the Escrow Agent shall promptly transfer to the Successor any funds held pursuant to this Agreement and shall also deliver all information in its possession in connection with the trust and administration created under this Agreement and shall fully cooperate to ensure the orderly and seamless transfer of all responsibilities. Any such Successor shall deliver to the Purchaser and the Holder Representative a written instrument accepting such appointment (and assuming the rights and obligations hereunder), and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder.

10. Further Instruments. If the Escrow Agent reasonably requires other or further instruments in connection with its performance of the Duties, the necessary parties hereto shall join in furnishing such instruments.

11. Disputes. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the cash and/or other property held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed to act in accordance with, and in reliance upon, the provisions of this Agreement and as between Purchaser, the Selling Shareholders and the Holder Representative, the provisions of the Purchase Agreement.

12. Escrow Fees and Expenses. Purchaser and the Holder Representative (on behalf of the Indemnifying Parties) shall equally pay the Escrow Agent such fees and equally reimburse the Escrow Agent for such expenses as are established and contemplated by the fee schedule attached hereto as Annex B (the “Fees”). Escrow Agent may receive benefits, including a portion of the payments from the financial institution in which the Account is held. The payment of the Fees shall be made together with the transfer of the Escrow Amount to the Escrow Agent.

13. Indemnification. In consideration of the Escrow Agent’s acceptance of this appointment, Purchaser and the Holder Representative (solely on behalf of the Indemnifying Parties and in its capacity as the Holder Representative, not in its individual capacity), hereby severally and not jointly in equal parts, agree to indemnify and hold the Escrow Agent harmless as to any direct liability incurred by it to any Person, firm or corporation by reason of its having accepted such appointment or in carrying out the provisions of this Agreement and the Purchase Agreement, and to reimburse the Escrow Agent for all its related reasonable costs and expenses (including without limitation reasonable out-of-pocket outside counsel fees and expenses) reasonably incurred by reason of any matter as to which such indemnity is paid pursuant to this Section 13; provided that no indemnity need be paid in case of the Escrow Agent’s gross negligence, fraud, willful misconduct or breach of this Agreement and further provided that (i) the Holder Representative shall have no such obligation with respect to this Section 13 to the extent such liability to the Escrow Agent arises out of any act of, or failure to act by, Purchaser or any of its affiliates, and (ii) Purchaser shall have no such obligation with respect to the Escrow Agent to the extent such liability arises out of any act of, or failure to act by, the Holder Representative; or in the event the Escrow Agent makes any payments directly to the Indemnifying Parties, rather than to the Paying Agent for distribution to the Selling Shareholders. The foregoing indemnification and agreement to hold harmless shall survive any resignation or removal of the Escrow Agent and shall survive the termination of this Agreement.

14. General.

(a) All reports, notices and other communications required or permitted hereunder shall be in writing (unless otherwise provided herein) and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery), or upon transmitter’s confirmation of a receipt (not to be withheld) of a facsimile or electronic mail transmission, to the parties at the following addresses:

(i) if to Purchaser, to:

Nano Dimension Ltd.
2 Ilan Ramon St.
Ness-Ziona Science Park
Ness Ziona 7403635, Israel
Attention: Yoav Stern, CEO
Email: yoav.s@nano-di.com

with a copies (which shall not constitute notice) to:

Sullivan Worcester Tel Aviv

28 Ha'arba'ah St., Ha'arba'a Towers

North Tower, 35th Fl.

Tel Aviv, Israel

Attn: Adv. Oded Har Even

Email: o.hareven@sullivanlaw.co.il

(ii) if to the Holder Representative, to:

Perryllion Ltd.

Ugav 12 St.

Pardes Hanna-Karkur, 37520, POB 5614,

Israel

Attention: Amit Perry

Fax No.: +972-74-4447897

Email: amit@perryllion.com

(iii) if to the Escrow Agent, to:

I.B.I Trust Management

Ehad Ha'am 9, Tel Aviv (Shalom Tower floor 29th, east wing at IBI Investment House offices)

Attention: Mr. Tzvika Bernstein.

Telephone No.: +972 (0) 506 209 410

Facsimile No.: +972 3 519 0341 (att: Tzvika)

E- Mail: Tzvika@102trust.com

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Escrow Agent shall be effective only upon receipt. If any Officer’s Claim Notice, any objection thereto or any other document of any kind is required to be delivered to the Escrow Agent and any other Person, the Escrow Agent may assume without inquiry that such notice, objection or other document was received by such other Person on the date on which it was deemed to be received by the Escrow Agent.

(b) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(c) This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one instrument.

(d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. This Agreement may only be amended in a writing signed by Purchaser, the Escrow Agent and the Holder Representative.

(e) This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of Tel Aviv in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that delivering of process or other papers in connection with any such action or proceeding in the manner provided in Section 14(a) or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

15. Tax Reporting Matters; Withholding Rights.

(a) To the extent required by applicable law, the Escrow Agent shall deduct and withhold (or cause to be deducted and withheld) Israeli Tax on a monthly basis from all interest and earnings (if any) earned on the Escrow Fund and timely remit such Tax to the ITA. The Escrow Agent may rely upon (and obtain copies from the Paying Agent as necessary) all tax forms used and collected by the Paying Agent in connection with Closing payments.

(b) Notwithstanding anything herein to the contrary, the Escrow Agent shall transfer any amounts released from the Escrow Fund to the Paying Agent, the 104H Trustee or the 102 Trustee, as applicable, without withholding any Tax. The Paying Agent shall be subject to and fully comply with and adhere to Section 2.09 of the Purchase Agreement with respect to withholding Tax.

16. Statements. During the term of this Agreement, the Escrow Agent shall provide Purchaser and Holder Representative, upon request but in any event at least once per calendar quarter, with statements concerning the beginning balance of the Escrow Fund and all principal and income transactions, plus a listing of all transactions, receipts and disbursements during the statement period, and a current listing of the claims.

[Signature Page Follows]

In Witness Whereof, each of the parties hereto has executed this Escrow Agreement as of the date first above written.

I.B.I Trust Management as Escrow Agent

By:	/s/ Tzvika Bernstein
Name:	Tzvika Bernstein
Title:	CEO

Purchaser

Nano Dimension Ltd.

By:	/s/ Yael Sandler
Name:	Yael Sandler
Title:	CFO

Holder Representative

Perryllion Ltd

By:	/s/ Perryllion Ltd.
Name:	Amit Perry
Title:	CEO

[Signature Page- Escrow Agreement]

Annex A

Purchase Agreement

Annex B

Escrow Agent Fee Schedule

A fee, to be paid by the Purchaser and the Holder Representative (on behalf of the Indemnifying Parties) shall equally pay the Escrow Agent such fees upon the execution of the Escrow Agent Agreement as follows:

US$3,5001 + VAT (US$4,095 total)

For all the distributions.

Commission upon wire:

US$ Transfer Commission:	US$25 per each wire.
NIS Transfer Commission:	NIS 20 per each wire.

By paying the foregoing fee, the Parties are exempted from all fixed and variable costs related to the opening and maintenance of the account.

FX - 3 per-mills benefit on the banking transfer and checks exchange rate at actual conversion.

*********

[1]	Since the funds are managed in the transaction Account, the Paying Agent, I.B.I. Group (Israel Brokerage and Investment I.B.I. I.B.I. Capital Trust Ltd. etc., may receive certain benefits in connection with managing the transaction Account.

Annex C

Escrow Account Details

Bank Name:	Bank Hapoalim Ltd.
Branch Number:	600
Branch Address:	26 Harokmim St. Holon, Israel
Account Name:	Israel Brokerage and Investment I.B.I.
Account Number:	454340
Beneficiary Address:	Ehad Ha’am 9, Tel-Aviv
SWIFT Code:	POALILIT
IBAN:	IL650126000000000454340
F/B/O:	IBI Trust Management in trust for Nano- Nanofabrica. Transaction Escrow; Account Number 69100

*********

Annex D

AUTHORIZED REPRESENTATIVES

List of persons authorized by Purchaser:

Name	Title	Telephone Number	Email Address	Specimen Signature
Yael Sandler	CFO	+972-54-7688642	yael@nano-di.com	_____________
Karin Wider Assulin	Director of Finance	+972-53-5658903	karin@nano-di.com	_____________

AUTHORIZED REPRESENTATIVES

List of persons authorized by Holder Representative:

Name	Title	Telephone Number	Email Address	Specimen Signature
[●]	[●]	[●]	[●]	_____________
[●]	[●]	[●]	[●]	_____________
[●]	[●]	[●]	[●]	_____________
[●]	[●]	[●]	[●]	_____________

Exhibit B

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

1,000,000	Ordinary Shares	Signature:	/s/ Jon Donner
-	Seed Shares	Name:	Jon Donner
-	Preferred Seed-1 Shares	Title:	CEO
-	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

1,000,000	Ordinary Shares	Signature:	/s/ Eyal Shelef
-	Seed Shares	Name:	Eyal Shelef
-	Preferred Seed-1 Shares	Title:	CTO
-	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ i3 Equity Partners Ltd.
944,088	Seed Shares	Name:	i3 Equity Partners Ltd.
-	Preferred Seed-1 Shares	Title:
-	Preferred A Shares
218,317	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Moshe Nur
314,696	Seed Shares	Name:	Moshe Nur
-	Preferred Seed-1 Shares	Title:
-	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Yosef Nuriel
314,696	Seed Shares	Name:	Yosef Nuriel
-	Preferred Seed-1 Shares	Title:
-	Preferred A Shares
300,186	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Rafi Gidron
104,898	Seed Shares	Name:	Rafi Gidron
-	Preferred Seed-1 Shares	Title:
-	Preferred A Shares
54,579	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ F2 Capital Partners Ltd.
-	Seed Shares	Name:	F2 Capital Partners Ltd.
139,860	Preferred Seed-1 Shares	Title:
-	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ NextLeap Ventures SPV
-	Seed Shares		/s/ Nanofabrica 1 Limited Partnership
-	Preferred Seed-1 Shares	Name:	NextLeap Ventures SPV Nanofabrica 1 Limited Partnership
52,091	Preferred A Shares	Title:
358,065	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Keith Dolliver
-	Seed Shares	Name:	Microsoft Corporation
-	Preferred Seed-1 Shares	Title:
654,936	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Alpha Capital
-	Seed Shares	Name:	Alpha Capital
-	Preferred Seed-1 Shares	Title:
152,818	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ David Arizon
-	Seed Shares	Name:	Gr8 Day Investments LLC
-	Preferred Seed-1 Shares	Title:	Manager
32,747	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Alea LLC
-	Seed Shares	Name:	Alea LLC
-	Preferred Seed-1 Shares	Title:	Manager
32,747	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Tzvika Bernstein
-	Seed Shares	Name:	I.B.I. Trust Management
-	Preferred Seed-1 Shares	Title:
65,494	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

-	Ordinary Shares	Signature:	/s/ Moshe Nur
-	Seed Shares	Name:	Moshe Nur
-	Preferred Seed-1 Shares	Title:
65,494	Preferred A Shares
-	Preferred A-1 Shares

AFFIDAVIT OF LOST CERTIFICATE

To:

NANOFABRICA LTD. (the “Company”)

Capitalized terms used but undefined herein shall have the meanings ascribed to them in the Agreement, as defined below.

The undersigned hereby represents and warrants as follows in connection with the Closing of that certain Share Purchase Agreement by and between the Company, Nano Dimension Ltd., (“Purchaser”), the Selling Shareholders of the Company and Perryllion Ltd., (the “Holder Representative”) dated as of April 26, 2021 (the “Agreement”):

1.	The undersigned is the sole legal and beneficial owner of the shares of the Company (the "Shares") as set forth below.

2.	As of the date hereof, the undersigned does not hold or have in its possession an original copy of the share certificate representing the Shares or an electronic form thereof (the “Share Certificate”). The undersigned has made a diligent search for the Share Certificate, has not been able to locate the Share Certificate and believes that the Share Certificate has either not been received from the Company or has been lost, stolen or destroyed. In case of a Share Certificate in electronic form (via Carta or any other similar platform), the undersigned has deleted such Share Certificate from the undersigned’s records, and the undersigned acknowledges that the Company shall cancel such Share Certificate in its records.

3.	The undersigned has not sold, assigned, pledged, transferred or deposited under any agreement, or hypothecated the Share Certificate or signed any power of attorney or other authorization respecting same which is now outstanding and in force, or in any other way disposed of either the Shares or the Share Certificate in whole or in part, nor given any person or persons, firm, corporation, agency or government any right or other authority of any kind to sell, transfer or otherwise dispose of the Shares or the Share Certificate.

4.	The undersigned agrees to indemnify the Company against all claims and demands which may be made against the Company and its directors and officers in consequence of the Company complying with this request, including in the event of a conflicting claim to the original Share Certificate.

5.	Should the undersigned find or recover any of the Share Certificate(s), the undersigned will immediately surrender the same to the Company for cancellation without any consideration therefor.

IN WITNESS OF THE ABOVE, the undersigned has executed this Affidavit of Lost Certificate as of the Closing Date.

Shares:		Holder Name:

8,750	Ordinary Shares	Signature:	/s/ Tzvika Bernstein
-	Seed Shares	Name:	I.B.I. Trust Management
-	Preferred Seed-1 Shares		(in trust for Tovit Neizer)
-	Preferred A Shares	Title:
-	Preferred A-1 Shares

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 1,000,000 Ordinary Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Joe Donner

Name: Joe Donner

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 1,000,000 Ordinary Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Eyal Shelef

Name: Eyal Shelef

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 944,088 Seed Share and 218,317 Preferred A-1 Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ i3 Equity Partners Ltd.

Name: i3 Equity Partners Ltd.

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 314,696 Seed Share of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Moshe Nur

Name: Moshe Nur

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 314,696 Seed Shares and 300,186 Preferred A-1 Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Yosef Nuriel

Name: Yosef Nuriel

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 104,898 Seed Share and 54,579 Preferred A-1 Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Rafi Gidron

Name: Rafi Gidron

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 139,860 Seed-1 Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ F2 Capital Partners L.P.

Name: F2 Capital Partners L.P.

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 52,091 Preferred A Share and 358,065 Preferred A-1 Share of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ NextLeap Ventures SPV

/s/ Nanofabrica 1 Limited Partnership

Name: NextLeap Ventures SPV
Nanofabrica 1 Limited Partnership

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 654,936 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Keith Dolliver

Name: Microsoft Corporation

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 152,818 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Alpha Capital

Name: Alpha Capital

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 32,747 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ David Arizon

Name: Gr8 Day Investments LLC

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 32,747 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Alea LLC

Name: Alea LLC

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 65,494 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Tzvika Bernstein

Name: I.B.I. Trust Management

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 65,494 Preferred A Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Isaac Applebaum

Name: Isaac Applebaum

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

Exhibit C

SHARE TRANSFER DEED

The undersigned (the “Transferor”), does hereby transfer to Nano Dimension Ltd., a company organized under the laws of the State of Israel, (the “Transferee”), 8,750 Ordinary Shares of Nanofabrica Ltd. (the “Company”), NIS 0.01 par value each (the “Shares”), standing in the Transferor’s name on the Company’s register of shareholders and in respect of which the Transferor is the sole record and beneficial owner, and being all the shares of the Company held by the Transferor, and the Transferee hereby accepts the Shares.

The Transferor and the Transferee hereby authorize and grant full power and authority to any of the officers of the Company to register the sale and transfer of the Shares, and the acceptance thereof, in the Shareholders’ Register of the Company.

In witness whereof, the Transferor and the Transferee have executed and delivered this instrument as of April 26, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferor:

Signature:	/s/ Tzvika Bernstein

Name: I.B.I. Trust Management (in trust for Tovit Neizer)

IN WITNESS WHEREOF, the Transferor and the Transferee have executed this Share Transfer Deed this 26 day of April, 2021.

The Transferee:

Nano Dimension Ltd.

Name:	/s/ Yael Sandler

EXHIBIT D

April 26, 2021

To: Nanofabrica Ltd.,

Re: Letter of Resignation

Ladies and Gentlemen,

I, the undersigned, hereby irrevocably resign from my position as a member of the Board of Directors (or other similar body) and its committees, if any, (collectively, the “Board”) of Nanofabrica Ltd. (the “Company”), effective as of the Closing under that certain Share Purchase Agreement, dated April 26, 2021 (the “Agreement”) by and among the Company, the Purchaser, the Holder Representative and the Selling Shareholders.

Capitalized terms used but not otherwise defined herein will have the same meanings ascribed to such terms in the Agreement.

The undersigned hereby revokes any and all of his signatory rights in the Company effective as of the Closing. Following the Closing the undersigned shall have no authority to enter into an agreement for or on behalf of the Company, accept any offers or bind the Company, in any way, or incur any debt or obligation for or on account of the Company.

The undersigned hereby acknowledges and confirms that there are no sums due to the undersigned from the Company, for the undersigned’s role as a member of the Board, and, effective as of the Closing and subject thereto, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, its respective, former, existing or future, subsidiaries, predecessors, successors, shareholders, directors, officers, employees, affiliates and representatives, in their capacities as such, from any and all loss, liability, obligation or other claim or demand against the Company, arising with respect to the undersigned’s role as a member of the Board, for the period prior to and ending on the Closing; provided that this declaration does not in any way terminate or otherwise affect the undersigned’s rights with respect to his/her rights to indemnification under any applicable Directors and Officers Insurance Policy but expressly relinquishes any indemnification rights he may have had under the organizational documents or any indemnification letter to the undersigned, as applicable. The undersigned confirms that as of the date hereof he/she has no such claim.

- Signature Page Follows -

D-1

IN WITNESS WHEREOF, the undersigned, have executed this Letter of Resignation, effective as of the date written above.

Signature:	/s/ Jon Donner
Name:	Jon Donner
Date:	April 23, 2021

Signature:	/s/ Ido Lapidot
Name:	Ido Lapidot
Date:

Signature:	/s/ Moshe Nur
Name:	Moshe Nur
Date:

Signature:	/s/ Eyal Shelef
Name:	Eyal Shelef
Date:	April 25, 2021

Signature:	/s/ Eran Wagner
Name:	Eran Wagner
Date:

- Signature Page to Board Member Resignation Letter / Nanofabrica Ltd. -

D-2

EXHIBIT E

COMPANY CLOSING CERTIFICATE

April 26, 2021

This Certificate is delivered by Jon Donner, the Chief Executive Officer of Nanofabrica Ltd. (the “Company”), pursuant to Section 8.01(e)(ii) of that certain Share Purchase Agreement, dated April 26, 2021 by and among the Company, the Purchaser, the Holder Representative and the Selling Shareholders, (the “Agreement”).

All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

The undersigned, as an authorized officer of the Company, solely on behalf of the Company and not in his personal capacity, hereby certifies and confirms, as of the date hereof, as follows:

1. The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company as of a specified date, which shall be true and correct as of such date) are true and correct in all material respects (except for such representations and warranties that are qualified as to materiality or Material Adverse Effect are true and correct in all respects) as of the Closing Date.

2. The Company has performed and complied in all material respects with each covenant or obligation required to be performed or complied with by such parties pursuant to this Agreement as of the Closing.

- Signature Page Follows -

E-1

IN WITNESS WHEREOF, the undersigned Chief Executive Officer has executed this Certificate as of the date first written above.

/s/ Jon Donner
Jon Donner, Chief Executive Officer

- Signature Page to Company Closing Certificate / Nanofabrica Ltd. -

E-2

Execution Version

Exhibit F

LOCK-UP AGREEMENT

Nano Dimension Ltd.

2 Ilan Ramon Street

7403635 Ness Ziona

Israel

Ladies and Gentlemen:

As an inducement to Nano Dimension Ltd., an Israeli company (the “Purchaser”) to issue certain Independent Stock Consideration to the undersigned, according to the allocation set forth in Schedule I hereto, pursuant to that certain Share Purchase Agreement (the “Share Purchase Agreement”), dated April 26, 2021, by and among the Purchaser, Nanofabrica Ltd., an Israeli company, the Selling Shareholders and such other parties described in the Share Purchase Agreement, the undersigned hereby agrees that for a period of one hundred and twenty (120) days from the Closing Date (the “Lock-Up Period”), he/she will not, without the prior written consent of Purchaser, directly or indirectly, offer for sale, sell assign, pledge, issue, distribute, grant any option to enter into any contract for sale of or otherwise dispose of (any such action being hereafter referred to as a “Transfer”) the Independent Stock Consideration or any portion thereof.

Capitalized terms not otherwise defined herein shall be have the respective meanings given to them in the Share Purchase Agreement.

Notwithstanding the foregoing, (a) the undersigned may Transfer the undersigned’s shares of the Independent Stock Consideration: (i) as a bona fide gift or gifts, or charitable contribution, or for bona fide estate planning purposes; provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value; (ii) to any member of the undersigned’s immediate family, provided that such family member agrees to be bound in writing by the restrictions set forth herein and provided further that any such Transfer shall not involve a disposition for value; (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, or if the undersigned is a trust, to a trustor or beneficiary of the trust or to the estate of a trustor, trustee or beneficiary of such trust, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value; (iv) to a partnership, limited liability company or other entity of which the undersigned and the immediate family members of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests; provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such Transfer shall not involve a disposition for value; (v) upon death or by will, testamentary document or intestate succession; (vi) pursuant to a bona fide third-party tender offer, merger consolidation or other similar transaction made to all holders of ordinary shares of Nano Dimension involving a Change of Control (as defined below) of Nano Dimension, provided that in the event such tender offer, merger, consolidation or other similar transaction is not completed, the undersigned’s shares of Independent Stock Consideration shall remain subject to the provisions of this lock-up agreement (this “Lock-Up Agreement”); (vii) by operation of law pursuant to the rules of descent and distribution or pursuant to a qualified domestic order in connection with a divorce settlement or related court order; and (b) the undersigned may establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided, that (x) no public report or filing under Section 16 of the Exchange Act shall be required during the Lock-Up Period with respect to such trading plan, (y) the undersigned does not otherwise voluntarily effect any public filing or report regarding the establishment of such plan during the Lock-Up Period and (z) no sales are made during the Lock-Up Period pursuant to such plan. For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin, and “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, consolidation or other similar transaction, the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, other than the Nano Dimension, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of more than 50% of total voting power of the voting stock of Nano Dimension.

In furtherance of the foregoing, Nano Dimension and its transfer agent and registrar are hereby authorized to decline to make any Transfer of shares of the Independent Stock Consideration if such transfer would constitute a violation or breach of this Lock-Up Agreement. This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned.

The undersigned agrees that in the event of a breach of any of the terms and conditions of this Lock-Up Agreement by the undersigned, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring the undersigned to cease and desist from violating the terms and conditions of this Lock-Up Agreement and specifically requiring the undersigned to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Lock-Up Agreement to presently determine the type, extent or amount of damages that Nano Dimension may suffer as a result of any breach or continuation thereof.

This Lock-Up Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Lock-Up Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, DocuSign, or other similar electronic mean, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

This Agreement shall not be amended or restated other than through the express written consent of the parties hereto.

This Lock-Up Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the law of the State of Israel without regard to the choice of law provisions thereof. Any disputes shall be resolved in accordance with Section 12.06 of the Share Purchase Agreement.

- Signature Page Follows -

IN WITNESS WHEREOF, the undersigned, have executed this Lock-Up Agreement (which may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument), effective as of the date written above.

By:
Name:
Date:

AGREED AND ACCEPTED:

NANO DIMENSION LTD.

By:
Name:
Date:

- Signature Page to Lock-Up Agreement –

Schedule I

Independent Stock Consideration

Total Amount of Independent Stock Consideration: [_______________]1

[1]	To be completed per each individual.

Exhibit G

April 2021

To:

Jon Donner

Re: Salary update

We are pleased to inform you that it was decided to update your salary as of May 2021 as follows:

1.	The Company will pay you a gross salary of ILS 36,000 per month (the “Base Salary”).

In addition, you will receive global monthly amount of ILS 9,,000 as compensation for overtime pay (the "Global Overtime Compensation") of up to 45 overtime hours per month. Since the Global Overtime Compensation was determined based on the average of overtime hours which you will be required to perform every month, such payment will be made to you also with respect to absence periods (due to annual vacation, sickness, military reserve service, etc.) and also with respect to periods in which you shall not perform any overtime work at all or periods in which you shall work less hours than the amount of hours used for setting the Global Overtime Compensation.

It is agreed that both the Base Salary and the Global Overtime Compensation shall be referred together as the "Salary". The Salary shall be basis for payments by the Company and you towards your pension plan.

You will be entitled to receive from the Company reimbursement of travel expenses in the amount of ILS 300 per month.

2.	You will be entitled to an annual vacation of 20 days per year.

3.	Your notice period is hereby increased to 90 days.

4.	Your title will be GM of Nanofabrica division, and you will report to the COO of Nano Dimension.

The rest of your employment terms will remain unchanged.

Thank you and I look forward to continued opportunities for success.

Kind Regards,

Nanofabrica Ltd.

Acknowledged and accepted:

/s/ Nanofabrica Ltd.

G-1

April 2021

To:

Eyal Shelef

Re: Salary update

We are pleased to inform you that it was decided to update your salary as of May 2021 as follows:

1.	The Company will pay you a gross salary of ILS 36,000 per month (the “Base Salary”).

In addition, you will receive global monthly amount of ILS 9,,000 as compensation for overtime pay (the "Global Overtime Compensation") of up to 45 overtime hours per month. Since the Global Overtime Compensation was determined based on the average of overtime hours which you will be required to perform every month, such payment will be made to you also with respect to absence periods (due to annual vacation, sickness, military reserve service, etc.) and also with respect to periods in which you shall not perform any overtime work at all or periods in which you shall work less hours than the amount of hours used for setting the Global Overtime Compensation.

It is agreed that both the Base Salary and the Global Overtime Compensation shall be referred together as the "Salary". The Salary shall be basis for payments by the Company and you towards your pension plan.

You will be entitled to receive from the Company reimbursement of travel expenses in the amount of ILS 300 per month.

2.	You will be entitled to an annual vacation of 20 days per year.

3.	Your notice period is hereby increased to 90 days.

4.	Your title will be CTO of Nanofabrica division, and you will report to the GM of Nanofabrica division.

The rest of your employment terms will remain unchanged.

Thank you and I look forward to continued opportunities for success.

Kind Regards,

Nanofabrica Ltd.

Acknowledged and accepted:

/s/ Nanofabrica Ltd.

G-2

Execution Version

Exhibit H

Special Holdback Agreement

THIS Special Holdback Agreement (this “Agreement”) is entered into as of April 26, 2021 (the “Effective Date”), by and between Nano Dimension Ltd. (the “Purchaser”), and Mr. Jon Donner, holder of an Israeli I.D. No. 317772051 (the “Founder”) (the Purchaser and the Founder shall each be referred to hereinafter as a “Party” and collectively as the “Parties”).

WHEREAS,	Founder is a key executive and founder of Nanofabrica Ltd. (the “Nanofabrica”); and

WHEREAS,	Simultaneously with the execution of this Agreement, Purchaser, Nanofabrica and the Selling Shareholders (as such term is defined in the SPA (as defined below)) including the Founder, and such other parties described in the SPA, have entered into that certain Share Purchase Agreement (the “SPA”), according to which, inter-alia, the Selling Shareholders shall sell all securities of Nanofabrica held by them to Purchaser in consideration of a certain cash consideration and a certain amount of Purchaser securities, all, in accordance with the provisions of the SPA; and

WHEREAS,	in order to induce the Purchaser to enter into the SPA, all of the Holdback Stock Consideration issuable to Founder at Closing (constituting less than 50% of the total value of consideration received by each Founder pursuant to the SPA) (as set forth in Schedule I hereto, hereinafter, the “Holdback Shares”) shall be subject to certain limitations set forth hereunder (the “Holdback”), and released to the Founder and/or into the Escrow Fund, pursuant to the terms herein, the Escrow Agreement and the provisions of the 104H Tax Ruling or the 104H Interim Ruling.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Holdback Provisions.

1.1 Holdback Right. Subject to the terms of this Agreement and further to any other obligations and/or limitations set forth under the SPA, the Holdback Shares shall be vested, with title transferred, and released to Founder or the Escrow Agent, as applicable, to the extent that he is still employed by Purchaser or Nanofabrica, or any of their Affiliates (the “Purchaser Group” and the entity that actually engages the Founder at the applicable time, the “Engaging Entity”), in accordance with the following schedule, for an aggregate period of twenty-four (24) months (the “Holdback Period”):

1.1.1. 16.57% of the Holdback Shares shall be released from the Holdback, upon the lapse of 180 days of the Closing, and deposited into the Escrow Fund;

1.1.2. 27.81% of the Holdback Shares shall be released from the Holdback, upon the lapse of 365 days of the Closing, of which 80% of the Holdback Shares will be deposited into the Escrow Fund, and the balance 20% of such Holdback Shares will be released to the 104H Trustee for further distribution to the Founder;

1.1.3. 27.81% of the Holdback Shares shall be released from the Holdback, upon the lapse of eighteen (18) months of the Closing; of which 80% of the Holdback Shares will be deposited into the Escrow Fund, and the balance 20% of such Holdback Shares will be released to the 104H Trustee for further distribution to the Founder;

1.1.4. 27.81% of the Holdback Shares shall be released from the Holdback and cease to bear any restriction under the Holdback, upon the lapse of 730 days of the Closing.

1.2 The Holdback Shares shall be deposited at Closing by Purchaser into escrow with the Paying Agent, who also serves as a trustee for the purposes of Section 104H of the Israeli Tax Ordinance [new form] and as the Holdback trustee hereunder (the “104 Trustee”), and where such release is made directly to the Founder (whether by the 104 Trustee or by the Escrow Agent pursuant to the Escrow Agreement and the provisions of the 104H Tax Ruling or the 104H Interim Ruling), the Holdback Shares shall be released to the 104H Trustee for further distribution to Founder, subject to obtaining a 104H Tax Ruling or 104H Interim Ruling, unless expressly stated otherwise herein.

1.3 If the Founder’s employment was terminated by an Engaging Entity for Cause or if the Founder terminates his employment for any reason (other than for Good Reason or death or Disability) during the Holdback Period pursuant to the provisions herein, then Purchaser shall provide the Founder with a written notice (stating the reason for termination) pursuant to which the applicable portion of the Holdback Shares not yet released to the Founder, shall not be eligible for release and transfer of title to Founder at such time and shall be automatically returned to Purchaser and deemed as forfeited.

1.4 Acceleration: Notwithstanding the vesting schedule prescribed under Section 1.1, in the event that / in case of:

1.4.1. The applicable Engaging Entity terminates the Founder’s employment, other than for Cause (as defined below); or

1.4.2. Founder has resigned his position from the Engaging Entity for a Good Reason (as defined below); or

1.4.3. A death or Disability (as defined below) of a Founder,

(any of the events described in Sections 1.4.1 through 1.4.3, an “Acceleration Event”),

then, the Holdback Period shall automatically lapse and accelerate with respect to all of the then-unvested Holdback Shares, such that 100% of the Holdback Shares which are still subject to the Holdback as of immediately prior to such Acceleration Event, shall be automatically released from the Holdback to the 104H Trustee on behalf of the Founder in accordance with the terms herein, or otherwise (where applicable) deposited into the Escrow Fund pursuant to Section 1, as applicable.

1.5 For the purpose of this Agreement:

1.5.1. “Cause” shall mean the termination of the Founder’s employment following any of the following events: (i) conviction of, or plea of guilty or nolo contendere to, any felony or any crime by the Founder (except for any felony or crime relating to negligent operation of a motor vehicle), involving moral turpitude, including but not limited to, acts of theft, embezzlement or fraud; (ii) Founder materially breaches his non-disclosure or assignment of inventions undertaking toward the Purchaser Group causing or is likely to cause harm to the Purchaser Group and such breach was not cured within 30 days of the delivery of a written notice thereof, (iii) Founder continually disregarding the instructions of the Purchaser Group with respect to Founder’s performance of his duties (provided that a failure to meet any performance indicators shall not itself be considered disregard of the instructions of the Purchaser Group), (iv) Founder breaches any of his fiduciary duties towards the Purchaser Group, or (v) involvement in any sexual harassment of any personnel of the Purchaser Group.

1.5.2. “Disability” shall mean the inability of the Founder to substantially perform the functions of his position by reason of any medically diagnosed physical or mental impairment which is expected to result in imminent death or has lasted or is reasonably expected to last for a continuous period of at least six (6) months as shall be evidenced by a medical certificate issued by a physician in the field causing such disability.

1.5.3. “Good Reason“ shall mean the occurrence, without the consent of the Founder in writing, of any of the following events: (i) any material reduction following the Closing, of Founder’s compensation terms as a whole, other than changes which apply across the board regarding the applicable company of the Purchaser Group (ii) any adverse change to the Founder’s, responsibilities or a diminution, following which the Founder maintaining a non-executive role in the Purchaser Group; (iii) in case that Purchaser’s CEO shall be terminated by Purchaser other than for “cause” or otherwise resigns for “good reason” (for the purpose of the foregoing sentence, the terms “cause” and “good reason” shall have the meaning ascribed to them under CEO engagement agreement); or (iv) a relocation of the Founder’s principal place of employment with the Purchaser Group to a principal place of employment which is outside of Israel.

1.6 The Parties hereto acknowledge and agree that the Holdback Shares shall not be construed by them so as to change the character of the payments under the SPA as consideration for the purchase of the shares of Company. Consequently, any and all payments for the Holdback Shares (i) are part of the entire consideration payable to the Founder, in connection with and solely for the sale of the shares of Company (ii) shall not be considered wages or compensatory income for Founder’s past, present or future services for Company following the date of this Agreement or considered as part of the Founder’s salary for any purposes of calculating disbursements to social benefits, pension fund and/or managers insurance and/or education fund, paid leave, or for calculating of severance pay or other payments derived from salary during the Founder’s employment with Company and upon termination of the Founder’s employment; and (iii) shall be treated as consideration for the Shares of Nanofabrica for all tax purposes. For income and other applicable Tax purposes, the parties hereto agree to report payments of the Holdback Shares consistently with the foregoing intended Tax treatment and none of Company or any of its affiliates shall deduct any portion of the Holdback Shares as compensation for services rendered for Israeli or U.S. federal or state Tax purposes or as an ordinary expense for Tax purposes, or take any position contrary to the forgoing Tax treatment on any Tax Return or in any Tax proceeding, unless otherwise required by a change in applicable law or raised by a Tax authority after the Closing Date. Without derogating from the above, the foregoing shall not entitle the Founder to any additional consideration and/or compensation from any entity in the Purchaser Group, if the applicable tax authorities ultimately deem the Holdback of the Holdback Shares as anything other than consideration for the purchase of the shares of Company.

1.7 Notwithstanding anything to the contrary in this Agreement or the SPA all applicable withholding procedures with respect to the Holdback Shares shall be made in accordance with the Ordinance or with the provisions of the 104H Tax Ruling.

2. Additional or Exchanged Securities and Property.

In the event of the declaration of a dividend payable in shares, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization, a merger or consolidation of Purchaser with or into another entity or any other corporate reorganization or similar transaction affecting Purchaser’s outstanding securities during the Holdback Period, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Holdback Shares or into which such Holdback Shares thereby become convertible then appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Holdback.

3. Transfer of Holdback Shares.

Subject to Section 1 above, the Founder shall not transfer, assign, encumber or otherwise dispose (“Transfer”) of any Holdback Shares subject to any restrictions herein, under the SPA and/or which are deposited into the Escrow Fund, until their release from the Holdback and/or from the Escrow Fund and/or from any outstanding transfer restriction under the SPA, without the prior written consent of Purchaser any of Purchaser Group.

4. Rights of the Purchaser.

4.1 Subject to Sections 1.2 and 1.4 above, Purchaser shall not (i) transfer on its books any Holdback Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Holdback Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Holdback Shares have been transferred in contravention of this Agreement.

4.2 In furtherance of the foregoing, Purchaser and its transfer agent and registrar are hereby authorized to decline to make any Transfer of the Holdback Shares if such transfer would constitute a violation or breach of this Agreement, the Escrow Agreement or the SPA.

4.3 The Founder agrees that in the event of a breach of any of the terms and conditions hereof by Founder, in addition to all other remedies that may be available in law or in equity to Purchaser, a preliminary and permanent injunction, and an order of a court requiring the Founder to cease and desist from violating the terms and conditions hereof and specifically requiring the Founder to perform his obligations hereunder is fair and reasonable by reason of the inability of the Purchaser to determine the type, extent or amount of damages that they may suffer as a result of any breach or continuation thereof.

5. No Retention Rights.

Nothing in this Agreement shall confer upon the Founder any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Purchaser (or any parent or subsidiary employing or retaining Founder) or of the Founder, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause, but subject for the avoidance of doubt to the terms of the employment agreement of each applicable Founder. The transfer of the Founder's employment between the Purchaser Group or any subsidiaries thereof shall not be deemed a termination of employment for purposes hereof, and any reference to Purchaser shall be deemed to refer also to such new employer, subject in any event to Section 1.4 above.

6. Miscellaneous.

6.1 General. This Agreement shall enter into force upon and subject to the Closing.

6.2 Capitalized Terms. Any capitalized term not herein defined shall have the meaning ascribed to it under the SPA.

6.3 Governing Law, Jurisdiction. This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the competent courts in Tel Aviv shall have sole jurisdiction over this Agreement.

6.4 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser and its successors and assigns and be binding upon the Founder and his legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

6.5 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying two day delivery, with written verification of receipt. Notices shall be addressed to Purchaser and to the Founder at the addresses set forth in the SPA.

6.6 Entire Agreement. Without derogating from any additional obligations of the Founder under the SPA, this Agreement and any and all exhibits, schedules and annexes thereto, constitute the entire contract between the Parties hereto with regard to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founder agrees to cooperate affirmatively with Purchaser, to the extent reasonably requested by Purchaser, to enforce rights and obligations pursuant hereto. This Agreement shall not be amended or restated other than through the express written consent of the Parties.

6.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts executed and delivered via facsimile, Docusign, or any kind of electronic transmission shall be deemed original.

6.9 Tax. Each party shall be responsible for taxes imposed on such party in connection with this Agreement (including, but not limited to, withholding tax) and the transaction contemplated hereby under applicable law.

- Signature Page Follows -

IN WITNESS WHEREOF, each of the Parties has executed this Special Holdback Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Nano Dimension Ltd.		[Founder’s Name]

By:	/s/ Yael Sandler	/s/ Jon Donner
Name: Yael Sandler
Title: CFO

- Signature Page to Special Holdback Agreement -

Execution Version

Exhibit H

Special Holdback Agreement

THIS Special Holdback Agreement (this “Agreement”) is entered into as of April 26, 2021 (the “Effective Date”), by and between Nano Dimension Ltd. (the “Purchaser”), and Mr. Eyal Shelef, holder of an Israeli I.D. No. 029434834 (the “Founder”) (the Purchaser and the Founder shall each be referred to hereinafter as a “Party” and collectively as the “Parties”).

WHEREAS,	Founder is a key executive and founder of Nanofabrica Ltd. (the “Nanofabrica”); and

WHEREAS,	Simultaneously with the execution of this Agreement, Purchaser, Nanofabrica and the Selling Shareholders (as such term is defined in the SPA (as defined below)) including the Founder, and such other parties described in the SPA, have entered into that certain Share Purchase Agreement (the “SPA”), according to which, inter-alia, the Selling Shareholders shall sell all securities of Nanofabrica held by them to Purchaser in consideration of a certain cash consideration and a certain amount of Purchaser securities, all, in accordance with the provisions of the SPA; and

WHEREAS,	in order to induce the Purchaser to enter into the SPA, all of the Holdback Stock Consideration issuable to Founder at Closing (constituting less than 50% of the total value of consideration received by each Founder pursuant to the SPA) (as set forth in Schedule I hereto, hereinafter, the “Holdback Shares”) shall be subject to certain limitations set forth hereunder (the “Holdback”), and released to the Founder and/or into the Escrow Fund, pursuant to the terms herein, the Escrow Agreement and the provisions of the 104H Tax Ruling or the 104H Interim Ruling.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

1. Holdback Provisions.

1.1 Holdback Right. Subject to the terms of this Agreement and further to any other obligations and/or limitations set forth under the SPA, the Holdback Shares shall be vested, with title transferred, and released to Founder or the Escrow Agent, as applicable, to the extent that he is still employed by Purchaser or Nanofabrica, or any of their Affiliates (the “Purchaser Group” and the entity that actually engages the Founder at the applicable time, the “Engaging Entity”), in accordance with the following schedule, for an aggregate period of twenty-four (24) months (the “Holdback Period”):

1.1.1. 16.57% of the Holdback Shares shall be released from the Holdback, upon the lapse of 180 days of the Closing, and deposited into the Escrow Fund;

1.1.2. 27.81% of the Holdback Shares shall be released from the Holdback, upon the lapse of 365 days of the Closing, of which 80% of the Holdback Shares will be deposited into the Escrow Fund, and the balance 20% of such Holdback Shares will be released to the 104H Trustee for further distribution to the Founder;

1.1.3. 27.81% of the Holdback Shares shall be released from the Holdback, upon the lapse of eighteen (18) months of the Closing; of which 80% of the Holdback Shares will be deposited into the Escrow Fund, and the balance 20% of such Holdback Shares will be released to the 104H Trustee for further distribution to the Founder;

1.1.4. 27.81% of the Holdback Shares shall be released from the Holdback and cease to bear any restriction under the Holdback, upon the lapse of 730 days of the Closing.

1.2 The Holdback Shares shall be deposited at Closing by Purchaser into escrow with the Paying Agent, who also serves as a trustee for the purposes of Section 104H of the Israeli Tax Ordinance [new form] and as the Holdback trustee hereunder (the “104 Trustee”), and where such release is made directly to the Founder (whether by the 104 Trustee or by the Escrow Agent pursuant to the Escrow Agreement and the provisions of the 104H Tax Ruling or the 104H Interim Ruling), the Holdback Shares shall be released to the 104H Trustee for further distribution to Founder, subject to obtaining a 104H Tax Ruling or 104H Interim Ruling, unless expressly stated otherwise herein.

1.3 If the Founder’s employment was terminated by an Engaging Entity for Cause or if the Founder terminates his employment for any reason (other than for Good Reason or death or Disability) during the Holdback Period pursuant to the provisions herein, then Purchaser shall provide the Founder with a written notice (stating the reason for termination) pursuant to which the applicable portion of the Holdback Shares not yet released to the Founder, shall not be eligible for release and transfer of title to Founder at such time and shall be automatically returned to Purchaser and deemed as forfeited.

1.4 Acceleration: Notwithstanding the vesting schedule prescribed under Section 1.1, in the event that / in case of:

1.4.1. The applicable Engaging Entity terminates the Founder’s employment, other than for Cause (as defined below); or

1.4.2. Founder has resigned his position from the Engaging Entity for a Good Reason (as defined below); or

1.4.3. A death or Disability (as defined below) of a Founder,

(any of the events described in Sections 1.4.1 through 1.4.3, an “Acceleration Event”),

then, the Holdback Period shall automatically lapse and accelerate with respect to all of the then-unvested Holdback Shares, such that 100% of the Holdback Shares which are still subject to the Holdback as of immediately prior to such Acceleration Event, shall be automatically released from the Holdback to the 104H Trustee on behalf of the Founder in accordance with the terms herein, or otherwise (where applicable) deposited into the Escrow Fund pursuant to Section 1, as applicable.

1.5 For the purpose of this Agreement:

1.5.1. “Cause” shall mean the termination of the Founder’s employment following any of the following events: (i) conviction of, or plea of guilty or nolo contendere to, any felony or any crime by the Founder (except for any felony or crime relating to negligent operation of a motor vehicle), involving moral turpitude, including but not limited to, acts of theft, embezzlement or fraud; (ii) Founder materially breaches his non-disclosure or assignment of inventions undertaking toward the Purchaser Group causing or is likely to cause harm to the Purchaser Group and such breach was not cured within 30 days of the delivery of a written notice thereof, (iii) Founder continually disregarding the instructions of the Purchaser Group with respect to Founder’s performance of his duties (provided that a failure to meet any performance indicators shall not itself be considered disregard of the instructions of the Purchaser Group), (iv) Founder breaches any of his fiduciary duties towards the Purchaser Group, or (v) involvement in any sexual harassment of any personnel of the Purchaser Group.

1.5.2. “Disability” shall mean the inability of the Founder to substantially perform the functions of his position by reason of any medically diagnosed physical or mental impairment which is expected to result in imminent death or has lasted or is reasonably expected to last for a continuous period of at least six (6) months as shall be evidenced by a medical certificate issued by a physician in the field causing such disability.

1.5.3. “Good Reason“ shall mean the occurrence, without the consent of the Founder in writing, of any of the following events: (i) any material reduction following the Closing, of Founder’s compensation terms as a whole, other than changes which apply across the board regarding the applicable company of the Purchaser Group (ii) any adverse change to the Founder’s, responsibilities or a diminution, following which the Founder maintaining a non-executive role in the Purchaser Group; (iii) in case that Purchaser’s CEO shall be terminated by Purchaser other than for “cause” or otherwise resigns for “good reason” (for the purpose of the foregoing sentence, the terms “cause” and “good reason” shall have the meaning ascribed to them under CEO engagement agreement); or (iv) a relocation of the Founder’s principal place of employment with the Purchaser Group to a principal place of employment which is outside of Israel.

1.6 The Parties hereto acknowledge and agree that the Holdback Shares shall not be construed by them so as to change the character of the payments under the SPA as consideration for the purchase of the shares of Company. Consequently, any and all payments for the Holdback Shares (i) are part of the entire consideration payable to the Founder, in connection with and solely for the sale of the shares of Company (ii) shall not be considered wages or compensatory income for Founder’s past, present or future services for Company following the date of this Agreement or considered as part of the Founder’s salary for any purposes of calculating disbursements to social benefits, pension fund and/or managers insurance and/or education fund, paid leave, or for calculating of severance pay or other payments derived from salary during the Founder’s employment with Company and upon termination of the Founder’s employment; and (iii) shall be treated as consideration for the Shares of Nanofabrica for all tax purposes. For income and other applicable Tax purposes, the parties hereto agree to report payments of the Holdback Shares consistently with the foregoing intended Tax treatment and none of Company or any of its affiliates shall deduct any portion of the Holdback Shares as compensation for services rendered for Israeli or U.S. federal or state Tax purposes or as an ordinary expense for Tax purposes, or take any position contrary to the forgoing Tax treatment on any Tax Return or in any Tax proceeding, unless otherwise required by a change in applicable law or raised by a Tax authority after the Closing Date. Without derogating from the above, the foregoing shall not entitle the Founder to any additional consideration and/or compensation from any entity in the Purchaser Group, if the applicable tax authorities ultimately deem the Holdback of the Holdback Shares as anything other than consideration for the purchase of the shares of Company.

1.7 Notwithstanding anything to the contrary in this Agreement or the SPA all applicable withholding procedures with respect to the Holdback Shares shall be made in accordance with the Ordinance or with the provisions of the 104H Tax Ruling.

2. Additional or Exchanged Securities and Property.

In the event of the declaration of a dividend payable in shares, a spin-off, a share split, an adjustment in conversion ratio, a recapitalization, a merger or consolidation of Purchaser with or into another entity or any other corporate reorganization or similar transaction affecting Purchaser’s outstanding securities during the Holdback Period, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) that by reason of such transaction are distributed with respect to any Holdback Shares or into which such Holdback Shares thereby become convertible then appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Holdback.

3. Transfer of Holdback Shares.

Subject to Section 1 above, the Founder shall not transfer, assign, encumber or otherwise dispose (“Transfer”) of any Holdback Shares subject to any restrictions herein, under the SPA and/or which are deposited into the Escrow Fund, until their release from the Holdback and/or from the Escrow Fund and/or from any outstanding transfer restriction under the SPA, without the prior written consent of Purchaser any of Purchaser Group.

4. Rights of the Purchaser.

4.1 Subject to Sections 1.2 and 1.4 above, Purchaser shall not (i) transfer on its books any Holdback Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Holdback Shares, or otherwise to accord voting, dividend or liquidation rights to, any transferee to whom Holdback Shares have been transferred in contravention of this Agreement.

4.2 In furtherance of the foregoing, Purchaser and its transfer agent and registrar are hereby authorized to decline to make any Transfer of the Holdback Shares if such transfer would constitute a violation or breach of this Agreement, the Escrow Agreement or the SPA.

4.3 The Founder agrees that in the event of a breach of any of the terms and conditions hereof by Founder, in addition to all other remedies that may be available in law or in equity to Purchaser, a preliminary and permanent injunction, and an order of a court requiring the Founder to cease and desist from violating the terms and conditions hereof and specifically requiring the Founder to perform his obligations hereunder is fair and reasonable by reason of the inability of the Purchaser to determine the type, extent or amount of damages that they may suffer as a result of any breach or continuation thereof.

5. No Retention Rights.

Nothing in this Agreement shall confer upon the Founder any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of Purchaser (or any parent or subsidiary employing or retaining Founder) or of the Founder, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause, but subject for the avoidance of doubt to the terms of the employment agreement of each applicable Founder. The transfer of the Founder's employment between the Purchaser Group or any subsidiaries thereof shall not be deemed a termination of employment for purposes hereof, and any reference to Purchaser shall be deemed to refer also to such new employer, subject in any event to Section 1.4 above.

6. Miscellaneous.

6.1 General. This Agreement shall enter into force upon and subject to the Closing.

6.2 Capitalized Terms. Any capitalized term not herein defined shall have the meaning ascribed to it under the SPA.

6.3 Governing Law, Jurisdiction. This Agreement shall be governed by, and construed exclusively in accordance with, the laws of the State of Israel, without regard to the conflict of laws provisions thereof, and the competent courts in Tel Aviv shall have sole jurisdiction over this Agreement.

6.4 Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Agreement shall inure to the benefit of, and be binding upon, Purchaser and its successors and assigns and be binding upon the Founder and his legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

6.5 Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) two (2) days after deposit with an internationally recognized overnight courier, specifying two day delivery, with written verification of receipt. Notices shall be addressed to Purchaser and to the Founder at the addresses set forth in the SPA.

6.6 Entire Agreement. Without derogating from any additional obligations of the Founder under the SPA, this Agreement and any and all exhibits, schedules and annexes thereto, constitute the entire contract between the Parties hereto with regard to the subject matter hereof and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. The Parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement. The Founder agrees to cooperate affirmatively with Purchaser, to the extent reasonably requested by Purchaser, to enforce rights and obligations pursuant hereto. This Agreement shall not be amended or restated other than through the express written consent of the Parties.

6.7 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts executed and delivered via facsimile, Docusign, or any kind of electronic transmission shall be deemed original.

6.9 Tax. Each party shall be responsible for taxes imposed on such party in connection with this Agreement (including, but not limited to, withholding tax) and the transaction contemplated hereby under applicable law.

- Signature Page Follows -

IN WITNESS WHEREOF, each of the Parties has executed this Special Holdback Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Nano Dimension Ltd.		[Founder’s Name]

By:	/s/ Yael Sandler	/s/ Eyal Shelef
Name: Yael Sandler
Title: CFO

- Signature Page to Special Holdback Agreement -

CONFIDENTIAL

Exhibit I

FORM OF LEGAL OPINION

April 26, 2021

To:

Parent and Purchaser under the Share Purchase Agreement (defined below)

Re: Nanofabrica Ltd. / Legal Opinion

We have acted as Israeli legal counsel of Nanofabrica Ltd., a company incorporated under the laws of the State of Israel (the “Company”), in connection with the Share Purchase Agreement (including all schedules and exhibits attached thereto), dated April 26, 2021 (the “Share Purchase Agreement”), entered into by and between the Purchaser, the Company, the Holder Representative, the Paying Agent, each of the Selling Shareholders (each as defined in the Share Purchase Agreement) and the other parties listed therein. We have not represented any of the other parties to the Share Purchase Agreement and this opinion is not rendered on behalf of or with respect to any of the other parties to the Agreement.

This opinion is being rendered to you pursuant to Section 8.01(e)(iv) of the Share Purchase Agreement, and all terms used herein which are not otherwise defined herein shall have the meanings ascribed to them in the Share Purchase Agreement.

As a basis for the opinions set forth herein, we have examined the following documents:

(a)  an executed copy of the Share Purchase Agreement, the Escrow Agreement, the Paying Agent Agreement and the related agreements to which the Company is a party, other than the Founders’ Employment Agreements (collectively, the “Transaction Documents”);

(b)  Articles of Association, Management Rights Letter by and between the Company and Microsoft Corporation, dated as of March 26, 2020, Management Rights Letter by and between the Company and i3 Equity Partners Ltd, dated as of March 26, 2020, Management Rights Letter by and between the Company and NextLeap Ventures SPV Nanofabrica 1 Limited Partnership, dated as of March 26, 2020, Management Rights Letter by and between the Company and Gr8 Day Investments LLC Alea LLC, dated as of March 26, 2020, Side Letter issued by the Company to Moshe Nur and Yosef Nuriel, dated as of May 7, 2018, Amended and Restated Investors’ Rights Agreement dated as of March 26, 2020;

(c)  unanimous written resolutions of the Board of Directors of the Company dated April 26, 2021, and unanimous written resolutions of the shareholders of the Company dated April 26, 2021; and

(d)  the Register of Shareholders of the Company in effect as of immediately prior to Closing.

Our opinions set forth herein are subject to the following qualifications:

For purposes of this opinion, we have not reviewed any documents other than the documents listed in clauses (a) through (d) above of the third paragraph of this opinion (the “Documents”). As to factual matters, we have conducted no independent factual investigation of our own, but rather have relied upon our actual knowledge, as well as the Documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all respects.

In our examination and in rendering the opinions set forth below, we have assumed the legal capacity of all natural persons; the genuineness of the signatures of persons signing the Documents on behalf of all parties (other than the Company); the genuineness of all signatures (other than signatures of the Company) and the authenticity and completeness of all records, certificates, instruments and documents submitted to us as originals; the conformity to authentic original documents of all copies submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents; other than as to the Company, the power and authority of all persons, the due authorization, execution and delivery of all documents where due authorization, execution and delivery are a prerequisite to the effectiveness thereof, the legal competence and capacity of all signatories to such documents; that such documents, under all relevant laws, constitute a valid and legally binding obligation (enforceable in accordance with its terms) of each party to it other than the Company; and that the documents examined by us have not been amended, supplemented, updated or otherwise modified, determined by a court of competent jurisdiction to be illegal or void, revoked, annulled, terminated or otherwise modified, that there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents. We have also assumed that there has been no mistake of fact or misunderstanding, fraud, duress, undue influence or negotiations in bad faith, in connection with the matters addressed in this opinion and that the Documents have not been entered into by any party in connection with any unlawful activity. We further assumed that all personal interests that are required to be disclosed under applicable law in connection with any approval or consent required in connection with the transactions contemplated by the Transaction Documents, were fully and timely disclosed, and that in deciding whether to enter into the transactions contemplated by the Transaction Documents, the directors of the Company were acting bona fide in the best interests of the Company, for the purpose of carrying on its business and have exercised their powers in accordance with their duties imposed by applicable law and that at the time of entering into the Transaction Documents and upon the time of their effectiveness, the Company was not unable to pay its debts nor will it become unable to pay its debts in consequence of the transactions set out in the Transaction Documents.

As to matters of fact relevant to the opinions hereinafter expressed, we have assumed the accuracy and completeness of, and have relied without any independent investigation or verification, solely upon, the representations and warranties of the Company contained in the Documents. In connection with the opinions expressed herein, we have not examined any records of any court, administrative tribunal or other similar entity, nor any document or corporate records (other than the documents explicitly set forth above) or any document, exhibit or annex that is referred to in, or incorporated by reference into, the Transaction Documents. We assume that there exists no provision in any document, agreement, undertaking or any type of commitment, oral or written, that we have not reviewed that is inconsistent with the Transaction Documents or with the opinions stated herein. We have not reviewed the actual performance or conduct of the parties, and are rendering this opinion solely based on our review of the Transaction Documents.

For purposes of this opinion, we are assuming that the representations and warranties made by the Purchaser in the Transaction Documents to which it is party and pursuant thereto are true and correct.

The expressions “to our knowledge”, “of which we are aware” or words of similar import used herein with reference to matters of fact, are intended to signify that no information has actually come to the attention of partners or associates of this firm who have performed legal services for the Company in connection with the matters addressed by this opinion that gives them actual knowledge that any such opinions or other matters are not accurate or that any of the documents, certificates, reports and information upon which we have relied as described in the second paragraph of this opinion, are not accurate and complete. Except as specifically noted above, we have not made any independent review or investigation to determine the existence or absence of any factual matter. No knowledge shall be implied by our representation of the Company.

We have assumed, other than with respect to the Company, that each of the Transaction Documents has been duly authorized by all parties thereto and constitutes the entire agreement among the parties thereto concerning the subject matters thereof. In addition, we have assumed, other than with respect to the Company, that each of the parties to the Transaction Documents has all requisite power and authority (corporate or otherwise, as applicable) to execute, deliver and perform the Transaction Documents to which it is a party.

This opinion letter deals only with the specific and express legal issues addressed, and does not and is not intended to address any other legal issues. No other opinions may be implied from the specific and express opinions set forth below, nor may the taking of any actions on our part be inferred or implied unless specifically and expressly stated.

Our opinions set forth herein as to the legality, validity, binding effect and enforceability of the Transaction Documents are specifically qualified to the extent that the legality, validity, binding effect or enforceability of any obligations of the Company under the Transaction Documents or the availability or enforceability of any remedies made applicable to the Company thereby may be subject to or limited by: (i) applicable bankruptcy, insolvency, reorganization, receivership, arrangement, moratorium, fraudulent conveyance and transfer, heretofore or hereafter enacted or in effect, relating to or affecting the rights and remedies of creditors and secured parties generally; (ii) the effect of general principles of equity, whether applied in a proceeding in equity or at law, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable remedies whether considered in a proceeding in equity or at law; and (iii) the exercise of judicial or administrative discretion in accordance with general principles of public policy.

We express no opinion as to the enforceability of any provision of the Share Purchase Agreement (i) providing for the payment or reimbursement of costs or expenses or indemnifying a party, to the extent such provisions may be held to be unenforceable as contrary to public policy, or (ii) regarding your ability to collect attorney's fees and costs in an action involving the Share Purchase Agreement, if you are not the prevailing party in such action. Further, we express no opinion with respect to the seniority level or subordination of any liability or the binding effect of any provision relating to such matter, or the requirements for perfection of any security interest under the Transaction Documents or any formal recording or filing obligation with respect thereto and the compliance therewith. The enforcement of security interests and the award of remedies by a court is subject to certain procedural requirements; for example, a security interest may generally be enforced only by way of application to court or to the court execution office. In addition, enforceability of the Transaction Documents and the award of remedies by a court is subject to the general discretion of the courts to require creditors and secured parties to afford debtors reasonable time to rectify any default or to repay as demanded prior to taking any action to exercise such rights and remedies, the general discretion of the courts to decline enforcement of a contract or to impose conditions and limitations on the enforcement thereof and the general discretion of the courts in awarding remedies. With respect to any document that purports to create a charge, we express no opinion on whether such charge is a fixed charge or a floating charge and the implications of such classification.

We express no opinion as to compliance with the anti-fraud provisions of applicable securities laws.

We are members of the Bar of the State of Israel, and as such, we express no opinion herein as to the laws of any jurisdiction except the laws of the State of Israel (collectively, the “Applicable Law”), and we have not, for the purpose of rendering this opinion, made any investigation of the laws of any other jurisdiction. This opinion is given as of the date hereof and is based upon present Applicable Laws and reported court decisions as they exist and are construed as of the date hereof. In addition, we have assumed for the purpose of this opinion that the Applicable Law applies to all documents, agreements or arrangements applicable to the Company (even, for the avoidance of doubt, where documents are governed by the laws of other jurisdictions). In addition, our opinions with respect to any laws or regulations relate only to such laws and regulations of the State of Israel which in our experience are generally applicable to transactions of the nature such as those contemplated by the Transaction Documents and do not relate to any laws or regulations that are applicable by virtue of activities, affairs or assets of the Company of which we have no knowledge. In this regard, we have assumed that no laws other than those of the State of Israel would affect, qualify or modify any of the conclusions stated in this opinion, or would render the execution, delivery or performance of the Transaction Documents illegal or ineffective; insofar as any obligation or other provision under the Transaction Documents is to be performed in or is subject to the laws of any jurisdiction other than Israel, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction, and, insofar as the laws of any jurisdiction outside Israel may be relevant, such laws and all requirements thereunder (including any filing or recording requirements) have been and will be fully and timely complied with. Any opinion with respect to enforceability, to the extent included herein, is provided only with respect to a Transaction Document that is governed exclusively by the laws of Israel, and is based on the assumption that the question of enforceability is adjudicated exclusively in the courts of the State of Israel.

Based upon the foregoing, and subject to the qualifications and exceptions noted herein and subject to any factual matters, documents or events not disclosed to us in our above mentioned examination, it is our opinion that:

1.  The Company is a private company duly organized and validly existing under the laws of the State of Israel and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as the same is currently being conducted.

2.  The authorized share capital of the Company is NIS 106,000 consists of (i) 6,630,258 Company Ordinary Shares, (ii)1,678,382 Company Seed Shares, (iii) 139,860 Company Seed-1 Shares (iv) 1,220,000 Company Preferred A Shares, and (v) 931,500 Company Preferred A-1 Shares. There are no Company Shares held in treasury.

3.  The Company has the requisite legal corporate power and authority to execute, deliver, and perform its obligations under the Transaction Documents, where applicable, and to consummate the transactions contemplated thereby. The execution, delivery and performance of each of the Transaction Documents has been duly authorized, executed and delivered by all necessary corporate action on the part of the Company, and is a legal, valid, and binding obligation of the Company and is enforceable against the Company in accordance with its terms (assuming due execution of each other party thereto, where applicable).

4.  The Company Shares, when transferred to the Purchaser in accordance with the provisions of the Share Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive and first refusal rights, and will be free and clear of any liens, encumbrances or third party rights of any kind, excluding such resulting from actions or omissions by the Purchaser, and/or by third parties as a result of actions or omissions by the Purchaser, and duly registered in the name of the Purchaser in the Company’s shareholders register.

5.  We are not advising nor representing the Company in connection with any proceeding or resolution for the bankruptcy, dissolution, liquidation, winding-up, appointment of receiver and/or similar proceeding that has been instituted or taken by the Company or of any such proceeding that has been instituted or threatened against the Company.

6.  We are not advising nor representing the Company in connection with any pending actions, suits, claims, investigations or other proceedings (either legal or administrative), filed or authorized by the Company, except as set forth in the Disclosure Schedule.

7.  The execution and delivery by the Company of the Transaction Documents, the consummation of the transactions contemplated thereby and the performance by the Company of its obligations thereunder, do not violate, conflict with or constitute a default under (a) the Restated Articles, (b) to our knowledge, any judgment, decree or order of any court or governmental agency binding on the Company, (c) any Israeli statute, law, decree, order, rule, regulation or filing, or (d) any agreement or other instrument specified in the Disclosure Schedule to which the Company is a party. Except: (a) as stated in the Transaction Documents, (b) customary filings with the Israeli Companies Registrar to be performed following the Closing, (c) filing of notices requirements with the IIA, the execution, delivery and performance of the obligations of the Company under the Transaction Documents and the Closing Certificates do not require any consents, approvals, permits, orders or authorizations of any applicable Israeli governmental authority or another person on the part of the Company, except as have been obtained and are effective.

This opinion is rendered only to the addressees set forth above and is solely for the benefit of such addressees. This opinion is furnished solely in connection with the Closing pursuant to the Share Purchase Agreement, and may not to be used or relied upon by you for any other purpose nor may it be provided to or relied upon by any other person or entity or published, quoted or otherwise used for any other purpose without the express prior written consent of a partner of this firm, other than pursuant to a legal proceeding concerning the matters contemplated herein. This opinion is based on the Applicable Law (and the interpretation thereof) and existing facts known to us as of the date hereof and we disclaim any obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention, or any changes in laws which may hereafter occur.

Sincerely,

/s/ Meitar | Law Offices

Meitar | Law Offices

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